Exhibit (a)(1)(A)

Offer to Exchange

TOWERS WATSON & CO.

Offer to Exchange Shares of Class B-1 Common Stock
for
Unsecured Subordinated Notes due March 15, 2012

Towers Watson & Co. (“we”, “us”, the “Company” or “Towers Watson”) is offering (the “Offer”) to exchange up to all of the shares of Class B-1 Common Stock, par value $0.01 per share, of the Company (the “Class B-1 Common Stock”), for unsecured subordinated notes due March 15, 2012 (a “New Note”, and collectively, the “New Notes”) with each New Note having a principal amount equal to the “Exchange Ratio”, provided that the aggregate principal amount of the New Notes does not exceed $200,000,000, upon the terms and subject to the conditions set forth in this Offer to Exchange (as amended and supplemented from time to time, this “Offer to Exchange”) and the related Offer materials (as amended and supplemented from time to time, the “Offer Documents”).

THE OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 14, 2010, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

The “Exchange Ratio” will be fixed by 4:30 p.m., New York City time, on June 10, 2010 (the “Pricing Date”), which is the second trading day immediately preceding June 14, 2010, the Expiration Date (unless the Offer is extended). The Exchange Ratio will be rounded to the nearest whole cent.

The Exchange Ratio will equal the “Weighted Average Price” for shares of our Class A Common Stock, par value $0.01 per share (the “Class A Common Stock”), which shares trade on The New York Stock Exchange, LLC and The NASDAQ Stock Market, LLC under the ticker symbol “TW”. The “Weighted Average Price” is the volume-weighted average price for shares of our Class A Common Stock for each trading day in the 10 consecutive trading day period ending on and including the Pricing Date in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at such markets) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at such market) on the Pricing Date, as displayed under the heading “Bloomberg VWAP” on Bloomberg Page TW (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one share of our Class A Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose. This 10-day consecutive period during which the Exchange Ratio will be calculated is referred to as the “Pricing Period”.

The Exchange Ratio and the maximum amount of shares of Class B-1 Common Stock sought in the Offer (the “Maximum Share Amount”) will be announced in a press release prior to 9:00 a.m., New York City time, on the next trading day (currently expected to be June 11, 2010, unless the Expiration Date is extended), which date we refer to as the “Announcement Date”. The press release announcing the Exchange Ratio and Maximum Share Amount will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the Securities and Exchange Commission (the “SEC”) relating to this Offer. In addition, on each business day during the Pricing Period, holders of shares of Class B-1 Common Stock may either go to Towers Watson’s website at http://www.towerswatson.com or contact the Information Agent at (877) 295-6905 to obtain a representative Exchange Ratio and representative Maximum Share Amount with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day. See “The Offer — Terms of the Offer”.

Please note that the time line and illustrative example below are for purposes of understanding the dates involved in the Offer, especially with respect to the Exchange Ratio mechanics, and consideration to be received. Please note that the timeline is based on the assumption that Towers Watson consummates the Offer on June 14, 2010, the Expiration Date, on the terms and conditions set forth in this Offer to Exchange.

Illustrative Timeline:

Consideration to be Received, Subject to Prorating:

1 share of Class B Common Stock	=	1 New Note with a principal amount equal to the Weighted Average Price

With respect to the New Notes, interest will accrue at a fixed per annum rate, compounded quarterly on the “interest reset dates”, equal to the greater of (i) 2.0%, or (ii) 120.0% of the short-term applicable federal rate listed under the quarterly column, in effect at the applicable “interest reset date” (if such date is not a business day, then the “interest reset date” shall be the next succeeding business day), prescribed by the Internal Revenue Service (the “IRS”) under Section 1274(d) of the Internal Revenue Code of 1986, as amended (the “Code”), calculated quarterly, in each case, as solely determined by Towers Watson, which determination will be final, and Towers Watson shall notify the Trustee of such rate. Interest on the New Notes will be payable in cash in arrears to the persons who are registered holders of the New Notes on March 15, 2012 (the “Maturity Date”). Interest will accrue from and include the date of issuance of the New Notes and will be computed on the basis of a 360-day year using the actual number of days outstanding. For purposes of this Offer to Exchange, “interest reset dates” means the 15th day of September 2010 and then each of the 15th day of December, March, June, and September until March 15, 2012. The payment of principal, interest and any other amounts due, if any, on the New Notes will be subordinated and junior in right of payment, as set forth in the indenture applicable to the New Notes, to the prior payment in full in cash of all “Senior Debt” (as defined in “Description of New Notes”), whether outstanding on the issue date of the New Notes or thereafter incurred, assumed or guaranteed.

On May 14, 2010, the last reported sales price of our Class A Common Stock was $48.76 per share. As of May 12, 2010 we had the following shares outstanding (i) 47,130,107 shares of Class A Common Stock, (ii) 12,798,118 shares of Class B-1 Common Stock, (iii) 5,561,630 shares of Towers Watson Class B-2 Common Stock, par value $0.01 per share (the “Class B-2 Common Stock”), (iv) 5,561,630 shares of Towers Watson Class B-3 Common Stock, par value $0.01 per share (the “Class B-3 Common Stock”), and (v) 5,399,778 shares of Towers Watson Class B-4 Common Stock, par value $0.01 per share (the “Class B-4 Common Stock”, and together with the Class B-1 Common Stock, Class B-2 Common Stock, and Class B-3 Common Stock, the “Class B Common Stock”).

The Offer is subject to the conditions discussed under “The Offer — Conditions to Completion of the Offer”.

The Offer Documents contain important information. You are encouraged to read the Offer Documents, and the documents we incorporate by reference herein, in their entirety, including the “Risk Factors” section of this Offer to Exchange beginning on page 14 for a discussion of risks that you should consider before making any decision regarding the Offer.

Our board of directors (our “Board of Directors”) has approved the Offer, however, neither our Board of Directors nor any other person is making any recommendation as to whether you should exchange your shares of Class B-1 Common Stock for New Notes. Your participation in the Offer is voluntary.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the issuance of the New Notes in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the issuance of the New Notes in the Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. No broker, dealer, salesperson, agent or other person, is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer.

NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE OFFER OR THE NEW NOTES OR DETERMINED IF THIS OFFER TO EXCHANGE IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Exchange Agent and the Information Agent for the Offer is American Stock Transfer & Trust Company, LLC.

The date of this Offer to Exchange is May 17, 2010.

IMPORTANT NOTICE

Any stockholder desiring to tender shares of Class B-1 Common Stock in the Offer must complete and sign the accompanying Letter of Transmittal (a “Letter of Transmittal”) in accordance with the instructions set forth therein and deliver the properly completed and duly executed Letter of Transmittal and any other required documents, to the Exchange Agent at the address set forth on the last page of the Offer to Exchange. See “The Offer — Procedures for tendering shares of Class B-1 Common Stock in the Offer”.

All tenders of shares of Class B-1 Common Stock must be made before the Offer expires at 12:00 midnight, New York City time, on June 14, 2010 (unless the Offer is extended).

Tendering stockholders will not be obligated to pay brokerage fees or commissions, or fees and expenses of the Exchange Agent.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES OF CLASS B-1 COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO EXCHANGE OR IN THE RELATED LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE EXCHANGE AGENT OR THE INFORMATION AGENT.

We are not making the Offer to, and will not accept any tendered shares of Class B-1 Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction and will take such actions if required by applicable SEC rules and regulations. The delivery of this Offer to Exchange shall not under any circumstances create any implication that the information contained herein, or incorporated herein by reference, is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein, or incorporated herein by reference, since the date hereof, or in the case of information incorporated herein by reference, since the date thereof.

This Offer to Exchange and the accompanying Letter of Transmittal contain important information which should be read carefully and in its entirety before any decision is made with respect to the Offer.

To request additional copies of the Offer Documents, please contact the Information Agent. The contact information for the Information Agent is set forth on the back cover of this Offer to Exchange.

You should consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Class B-1 Common Stock for exchange and, if so, the amount of shares of Class B-1 Common Stock to tender.

Hong Kong: WARNING

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

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DISCLAIMER REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in the Offer Documents that are not historical in nature are forward-looking statements.

You can identify these statements and other forward-looking statements in this filing by words such as “may”, “will”, “expect”, “anticipate”, “believe”, “estimate”, “plan”, “intend”, “continue”, or similar words, expressions or the negative of such terms or other comparable terminology. You should read these statements carefully because they contain projections of our future results of operations or financial condition, or state other “forward-looking” information. A number of risks and uncertainties exist which could cause actual results to differ materially from the results reflected in these forward-looking statements. Such factors include but are not limited to:

•	the businesses of Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) and Watson Wyatt Worldwide, Inc. (“Watson Wyatt”), which combined to become the business of Towers Watson, will not be integrated successfully following the “merger of equals” between Towers Perrin and Watson Wyatt which consummated on January 1, 2010 (in this document, even though post-merger Towers Perrin changed its name to “Towers Watson Pennsylvania, Inc.” and Watson Wyatt changed its name to “Towers Watson Delaware, Inc.”, we refer to these entities in this Offer to Exchange as Towers Perrin and Watson Wyatt, respectively);

•	anticipated cost savings and any other synergies from the merger of Towers Perrin and Watson Wyatt consummated on January 1, 2010 may not be fully realized or may take longer to realize than expected;

•	our ability to reduce our effective tax rate through the restructuring of certain foreign operations of Towers Perrin;

•	our ability to make acquisitions, on which our growth depends;

•	our ability to integrate acquired businesses into our own business, processes and systems, and achieve the anticipated results;

•	foreign currency exchange and interest rate fluctuations;

•	general economic and business conditions, including a significant or prolonged economic downturn, that adversely affect us or our clients;

•	our continued ability to recruit and retain qualified associates;

•	the success of our marketing, client development and sales programs;

•	our ability to maintain client relationships and to attract new clients;

•	declines in demand for our services;

•	outcomes of pending or future litigation and the availability and capacity of professional liability insurance to fund the outcome of pending cases or future judgments or settlements;

•	our ability to obtain professional liability insurance;

•	a significant decrease in the demand for the consulting, actuarial and other services we offer as a result of changing economic conditions or other factors;

•	actions by competitors, including public accounting and consulting firms, technology consulting firms, insurance consulting firms and Internet/intranet development firms;

•	our ability to achieve cost reductions after acquisitions;

•	exposure to liabilities that have not been expressly assumed in our acquisition transactions;

•	the level of capital resources required for future acquisitions and business opportunities;

•	regulatory developments abroad and domestically that impact our business practice;

•	legislative and technological developments that may affect the demand for or costs of our services; and

•	such other factors as identified under “Risk Factors” beginning on page 14.

These statements are based on assumptions that may not come true. All forward-looking disclosure is speculative by its nature. The Company undertakes no obligation to update any of the forward-looking information included in the Offering Documents, whether as a result of new information, future events, changed expectations or otherwise.

SUMMARY OF THE OFFER

The Offer Documents contain important information that should be read carefully before any decision is made with respect to the Offer. The following summary is qualified in its entirety by the more detailed information appearing elsewhere in, or incorporated by reference into, this Offer to Exchange and the other Offer Documents. Capitalized terms used but not otherwise defined in this summary have the meanings assigned to them elsewhere in the Offer Documents.

•	Who is making the Offer?

Towers Watson is making the Offer. The mailing address of our principal executive offices is 875 Third Avenue, New York, NY 10022. Our telephone number at these offices is (212) 725-7550.

While there is no trading market for the shares of Class B-1 Common Stock, our Class A Common Stock is listed on The New York Stock Exchange, LLC and The NASDAQ Stock Market, LLC under the ticker symbol “TW”. See “The Offer — Terms of the Offer” and “Price Range of the Class A Common Stock”.

•	Why is the Company making the Offer?

On January 1, 2011, 12,798,118 shares of Class B-1 Common Stock will automatically convert into freely transferable shares of Class A Common Stock and 1,382,752 shares of restricted Class A Common Stock will automatically vest and become freely transferable shares of Class A Common Stock (these numbers do not reflect any applicable share tax withholdings). Combined, 14,180,870 shares of freely transferable shares of Class A Common Stock would be available for sale on January 1, 2011, which would represent 33% of the current outstanding, freely transferable shares of Class A Common Stock (assuming 42,899,474 shares of freely transferable Class A Common Stock outstanding immediately prior to such date, and not accounting for any applicable share tax withholdings). Sales or potential sales of such a number of shares of Class A Common Stock in the public market after January 1, 2011 could depress the market price of Class A Common Stock at such time and could also then impair the ability of Towers Watson to raise capital through the sale of additional securities. The purpose of this Offer, therefore, is to enable the Company to acquire a significant number of shares of Class B-1 Common Stock in an orderly fashion in order to reduce the impact of any sales or potential sales that may occur on or after January 1, 2011 on the market price of Class A Common Stock or Towers Watson’s ability to raise capital through the sale of additional securities. See “The Offer — Purpose of the Offer”.

•	When does the Offer expire?

The Offer will expire at 12:00 midnight, New York City time, on Monday, June 14, 2010 (unless the Offer is extended). See “The Offer — Expiration Date; Extensions; Amendments”.

•	Can the Offer be extended?

Yes, we can extend the Offer. See “The Offer — Expiration Date; Extensions; Amendments”.

•	What securities are being sought and what will I receive in the Offer?

We are offering to exchange each share of Class B-1 Common Stock for a New Note with a principal amount equal to the Exchange Ratio, provided that the aggregate principal amount of the New Notes does not exceed $200,000,000, upon the terms and subject to the conditions set forth in this Offer to Exchange.

In the event that a number of shares of Class B-1 Common Stock is tendered in the Offer that would require us to issue in excess of $200,000,000 aggregate principal amount of New Notes, then all tenders will be accepted on a pro rata basis such that the aggregate principal amount of the New Notes does not exceed $200,000,000. See “The Offer — Prorating”.

The Exchange Ratio and the Maximum Share Amount will be fixed by 4:30 p.m., New York City time, on the Pricing Date, which is June 10, 2010 (unless the Offer is extended). The Exchange Ratio will be rounded to the nearest whole cent.

The Exchange Ratio will equal the Weighted Average Price for shares of our Class A Common Stock which is the volume-weighted average price for shares of our Class A Common Stock for each trading day in the Pricing Period as displayed under the heading “Bloomberg VWAP” on Bloomberg Page TW (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one share of our Class A Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose.

The Pricing Period is defined as the 10 consecutive trading day period ending on and including June 10, 2010, the Pricing Date (unless extended), in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at such markets) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at such market) on the Pricing Date.

Our acceptance of validly tendered shares of Class B-1 Common Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”. See “The Offer — Terms of the Offer” and “The Offer — Conditions to the Completion of the Offer”.

•	When will the Exchange Ratio be announced?

We will issue a press release to announce the Exchange Ratio and the Maximum Share Amount prior to 9:00 a.m., New York City time, on June 11, 2010, the Announcement Date (unless the Expiration Date is extended). The press release announcing the Exchange Ratio and the Maximum Share Amount will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the SEC relating to this Offer. See “The Offer — Terms of the Offer”.

•	Can I obtain a representative Exchange Ratio and Maximum Share Amount throughout the duration of the Pricing Period?

Yes. On each business day during the Pricing Period, stockholders of Class B-1 Common Stock may either go to Towers Watson’s website at http://www.towerswatson.com or contact the Information Agent at (877) 295-6905 to obtain a representative Exchange Ratio and Maximum Share Amount with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day. See “The Offer — Terms of the Offer”.

•	What are the terms of the New Notes?

Interest will accrue at a fixed per annum rate, compounded quarterly on the “interest reset dates”, equal to the greater of (i) 2.0%, or (ii) 120.0% of the short-term applicable federal rate listed under the quarterly column, in effect at the applicable “interest reset date” (if such date is not a business day, then the “interest reset date” shall be the next succeeding business day), prescribed by the IRS under Section 1274(d) of the Code, calculated quarterly, in each case, as solely determined by Towers Watson, which determination shall be final, and Towers Watson shall notify the Trustee of such rate. Interest on the New Notes will be payable in cash in arrears to the persons who are registered holders of the New Notes on March 15, 2012. Interest will accrue from and include the date of issuance of the New Notes and will be computed on the basis of a 360-day year using the actual number of days outstanding. For purposes of this Offer to Exchange, “interest reset dates” means the 15th day of September 2010 and then each of the 15th day of December, March, June, and September until March 15, 2012. The payment of principal, interest and any other amounts due, if any, on the New Notes will be subordinated and junior in right of payment, as set forth in the indenture applicable to the New Notes, to the prior payment in full in cash of all “Senior Debt” (as defined in “Description of New Notes”), whether outstanding on the issue date of the New Notes or thereafter incurred, assumed or guaranteed. See “Description of New Notes”.

•	Will the New Notes be freely tradable?

No. Similar to your shares of Class B-1 Common Stock, the New Notes will be restricted from being transferred, except in very limited circumstances. See “Description of Towers Watson’s Common Stock” and “Description of New Notes”.

•	Is there a minimum tender condition to the Offer?

No. The Offer is not conditioned on a minimum percentage of the outstanding shares of Class B-1 Common Stock having been validly tendered and not withdrawn. See “The Offer — Conditions to the Completion of the Offer”.

•	Are there any conditions to the Offer?

Yes. The Offer is conditioned on the closing conditions described under “The Offer — Conditions to the Completion of the Offer”. We will not be required, but we reserve the right, to accept for exchange any shares of Class B-1 Common Stock tendered (or, alternatively, we may terminate the Offer) if any of the conditions of the Offer as described under “The Offer — Conditions to the Completion of the Offer” remain unsatisfied.

•	What rights will I lose if I exchange my shares of Class B-1 Common Stock in the Offer?

If you validly tender your shares of Class B-1 Common Stock and we accept those shares for exchange, you will lose the rights of a holder of shares of Class B-1 Common Stock and instead only have rights as a holder of New Notes. For example, the New Notes, unlike your shares of Class B-1 Common Stock, are not convertible into shares of Class A Common Stock. Shares of Class B-1 Common Stock also have the right to vote on all matters properly presented to our stockholders and have the right to receive dividends, if and when declared by our Board of Directors. See “Description of Towers Watson’s Common Stock”, “Description of New Notes”, “Comparison of Rights Between the Common Stock and the New Notes” and “Dividend Policy”.

•	What risks should I consider in deciding whether or not to exchange shares of Class B-1 Common Stock?

In deciding whether to participate in the Offer, you should carefully consider the discussion of the risks and uncertainties relating to the Offer, our Company and our industry described in the section entitled “Risk Factors”, beginning on page 14 of this Offer to Exchange, and in the documents incorporated by reference into the Offer Documents.

•	Who may participate in the Offer?

All holders of the shares of Class B-1 Common Stock may participate in the Offer. See “The Offer — Terms of the Offer”. However, we are not making the Offer to, and will not accept any tendered shares of Class B-1 Common Stock from, stockholders in any jurisdiction where it would be illegal to do so. See “Miscellaneous”.

•	How do I participate in the Offer?

To tender your shares of Class B-1 Common Stock, you must deliver a Letter of Transmittal to American Stock Transfer & Trust Company, LLC, as Exchange Agent, on or prior to the Expiration Date in accordance with the instructions provided in the Letter of Transmittal. The Expiration Date is 12:00 midnight, New York City time, Monday, June 14, 2010, unless extended as described in this Offer to Exchange. See “The Offer — Expiration Date; Extensions; Amendments”.

•	If I choose to tender my shares of Class B-1 Common Stock for exchange, do I have to tender all of my shares of Class B-1 Common Stock?

No. You may tender all of your shares of Class B-1 Common Stock, a portion of your shares of Class B-1 Common Stock or none of your shares of Class B-1 Common Stock for exchange. See “The Offer — Terms of the Offer”.

•	May I withdraw my tender of shares of Class B-1 Common Stock?

Yes. You can withdraw shares of Class B-1 Common Stock previously tendered for exchange at any time before the Expiration Date. The Expiration Date is 12:00 midnight, New York City time, on Monday, June 14, 2010, unless extended as described in the Offer Documents. See “The Offer — Right of Withdrawal”.

•	What happens if I do not participate in the Offer, or if my shares of Class B-1 Common Stock are not accepted in the Offer because of prorating?

If you currently hold shares of Class B-1 Common Stock and do not tender them or if your shares of Class B-1 Common Stock are not accepted in the Offer because of prorating, your shares of Class B-1 Common Stock will continue to be issued and outstanding. See “The Offer — Terms of the Offer” and “The Offer — Prorating”.

•	How will I be taxed under on the exchange of my shares of Class B-1 Common Stock?

U.S. Tax Considerations:  Receipt of New Notes in redemption of shares of Class B-1 Common Stock will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. Holders” (as defined in the section “Certain Material Tax Considerations”). The redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. If the redemption is treated as a sale of your stock, you may be eligible to defer recognizing gain on the sale by reporting the redemption under the instalment method of tax accounting. The U.S. federal income tax consequences of the Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your shares of Class B-1 Common Stock.

If the redemption of shares of Class B-1 Common Stock from a Non-U.S. Holder (as defined in the section “Certain Material Tax Considerations”) is treated as a dividend for U.S. federal income tax purposes, such dividend will be subject to a 30% U.S. withholding tax (unless the Non-U.S. Holder is eligible to claim a lower rate of tax based on qualification for benefits under a tax treaty with the United States). A Non-U.S. Holder that tenders shares of Class B-1 Common Stock pursuant to the Offer will have their shares accepted for exchange pursuant to the Offer only if such Non-U.S. Person pays us an amount sufficient to satisfy our withholding obligation based on an assumption that the exchange of shares pursuant to the Offer constitutes a dividend for U.S. federal income tax purposes. If you are a Non-U.S. Holder, you should consult with your own tax advisor regarding the U.S. and local jurisdiction tax consequences to you of participating in the Offer.

UK Tax Considerations:  Receipt of New Notes in exchange for shares of Class B-1 Common Stock will not be treated as a distribution which is taxable as income for UK tax purposes, and as a result no relief will be given for any US withholding tax which may be payable as described above. The exchange may be treated as a disposal of the stock which may give rise to a capital gain or a capital loss. Alternatively, the exchange may be treated as a reorganisation not involving any disposal of the stock, with the result that the New Notes will be treated for Capital Gains Tax purposes as the same asset as the stock. In addition, on the assumption that the stock was acquired for full unrestricted market value, the exchange will not be treated as giving rise to taxable employment income. Further detail is provided in the section “Certain Material Tax Considerations”. You should consult with your own tax adviser on the potential tax consequences of the exchange.

Canadian Tax Considerations:  Receipt of New Notes in redemption of shares of Class B-1 Common Stock will be treated, for Canadian federal income tax purposes, as a taxable transaction for “Canadian

Resident Holders” (as defined in the section “Certain Material Tax Considerations”). The redemption will be regarded as a disposition of the redeemed shares and may give rise to capital gain or loss. Canadian Resident Holders who hold New Notes will be taxable on interest thereon. The redemption of the New Notes will also be treated as a taxable transaction that may give rise to capital gain or loss. The Canadian federal income tax consequences of the Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your shares of Class B-1 Common Stock in the Offer.

See “Certain Material Tax Considerations”.

•	Has the Board of Directors adopted a position on the Offer?

Our Board of Directors has approved the making of the Offer. However, our directors do not make any recommendation as to whether you should tender your shares of Class B-1 Common Stock pursuant to the Offer. You should read the Offer Documents in their entirety and consult your own financial, tax, legal and other advisors and must make your own decision as to whether to tender your shares of Class B-1 Common Stock.

•	What are interests of our directors, executive officers and affiliates in the Offer?

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations. See “Interests of directors, executive officers and affiliates of the Company in shares of Class B-1 Common Stock”.

As a result of the “merger of equals” between Towers Perrin and Watson Wyatt, all of our current directors and executive officers who either previously served on Towers Perrin’s board of directors or were employed by Towers Perrin immediately prior to the effective time of such merger, currently own shares of Class B-1 Common Stock. See “Towers Watson stockholder information”.

However, after making a reasonable inquiry, the Company does not know whether any director or executive officer that owns shares of Class B-1 Common Stock currently intends to tender such shares in the Offer. As a result, it is possible that one or more of our directors or executive officers that own shares of Class B-1 Common Stock may elect to tender some or all of their shares of Class B-1 Common Stock in the Offer. Furthermore, to our knowledge, no other affiliate of the Company owns shares of Class B-1 Common Stock or intends to tender any such shares of Class B-1 Common Stock in the Offer. See “Interests of directors, executive officers and affiliates of the Company in shares of Class B-1 Common Stock”.

•	Who will pay the fees and expenses associated with the Offer?

We will bear all of our fees and expenses incurred in connection with consummating the Offer. No brokerage commissions are payable by the stockholders to the Information Agent, the Exchange Agent or us. See “The Offer — Fees and Expenses”.

•	Who can answer questions concerning the Offer?

Requests for assistance in connection with the tender of your shares of Class B-1 Common Stock pursuant to the Offer may be directed to the Information Agent for the Offer, American Stock Transfer & Trust Company, LLC, toll free at (877) 248-6417 or at (718) 921-8317.

TOWERS WATSON & CO.

HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

Summary Historical Consolidated Financial Data

The following selected historical financial information for the five fiscal years ended June 30, 2009 and the nine months ended March 31, 2010 and 2009, are presented in accordance with U.S. generally accepted accounting principles (or “U.S. GAAP”). Watson Wyatt is the accounting predecessor in the “merger of equals” with Towers Perrin and as such, the historical results of Watson Wyatt through December 31, 2009 have become those of the new registrant, Towers Watson. Towers Watson’s condensed consolidated financial statements as of and for the three and nine months ended March 31, 2010 include the results of Towers Perrin’s operations beginning January 1, 2010. The historical results of Watson Wyatt through June 30, 2009 have been derived from Watson Wyatt’s audited annual financial statements. This historical data is only a summary. You should read this information in conjunction with Watson Wyatt’s historical audited and unaudited financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Towers Watson’s annual reports, quarterly reports and other information on file with the SEC, which are incorporated by reference into this document and from which this information is derived.

						Nine Months Ended
	As of and for the Year Ended June 30,					March 31,
	2009	2008	2007	2006	2005	2010	2009
	(In thousands, except per share amounts)
	(Unaudited)

Consolidated Statement of Operations Information:
Revenue	$1,676,029	$1,760,055	$1,486,523	$1,271,811	$737,421	$1,637,922	$1,279,509
Income from operations	209,383	226,773	179,305	132,417	80,785	140,095	158,759
Net income	$146,458	$155,441	$116,275	$87,191	$52,162	$63,076	$115,734
Per Share Information:
Earnings per share:
Basic	$3.43	$3.65	$2.74	$2.11	$1.60	$1.16	$2.70
Diluted(1)	$3.42	$3.50	$2.60	$2.01	$1.58	$1.16	$2.69
Dividends declared per share	$0.30	$0.30	$0.30	$0.30	$0.30	$0.23	$0.23
Weighted average shares of common stock:
Basic (000)	42,690	42,577	42,413	41,393	32,541	53,777	42,705
Diluted (000)	42,861	44,381	44,684	43,297	32,845	53,920	42,869
Balance Sheet Information:
Cash and cash equivalents	$209,832	$124,632	$248,186	$165,345	$168,076	$474,950	$118,292
Working capital	228,460	172,241	326,354	197,312	236,658	575,401	214,114
Goodwill and intangible assets	728,987	870,943	594,651	511,116	22,664	2,512,683	659,813
Total assets	$1,626,319	$1,715,976	$1,529,709	$1,240,359	$618,679	$4,538,682	$1,453,579
Revolving credit facility	—	—	105,000	30,000	—	15,000	40,223
Other long-term obligations(2)	435,541	346,335	326,782	265,263	256,924	1,403,113	282,978
Total stockholders’ equity	$853,638	$984,395	$787,519	$648,761	$234,203	$2,215,000	$822,421

(1)	The diluted earnings per share calculation for the year ended June 30, 2008, 2007 and 2006 assumes that 1,950,000 contingent shares related to the Watson Wyatt LLP business combination were issued and outstanding since July 31, 2005. The diluted earnings per share calculation for the year ended June 30, 2008 also assumes that 218,089 contingent shares related to the business combination with Watson Wyatt Brans & Co. were issued and outstanding at July 1, 2007. All of these shares were issued during the three months ended June 30, 2008.

(2)	Other long-term obligations includes accrued retirement benefits, deferred rent and accrued lease losses, deferred income taxes and other long-term tax liabilities, professional liability claims reserve, contingency stock payable and other non-current liabilities.

For information regarding Towers Perrin, please see the Towers Perrin Consolidated Financial Statements for the Fiscal Years Ended December 31, 2009 and 2008 beginning on page F-1 of this Offer to Exchange.

TOWERS WATSON & CO.

Selected Unaudited Pro Forma Condensed Combined Financial and Other Information

The following selected unaudited pro forma condensed combined financial information has been derived from the unaudited pro forma condensed combined financial information presented in this document beginning on page 9.

As of and for the Nine
Months Ended
March 31, 2010
(In thousands, except per share data)

Pro forma Statement of Operations Data
Revenue	$2,431,008
Income from operations	$132,018
Net income attributable to controlling interests	$49
Earnings per common share — Basic and Diluted	$1.00
Weighted average shares of common stock — Basic	72,163
Weighted average shares of common stock — Diluted	72,306
Pro forma Balance Sheet Data
Cash and cash equivalents and short-term investments	$600,046
Goodwill and intangible assets, net	$2,512,683
Total assets	$4,539,605
Note payable	$402,967
Long-term debt	$15,000
Total stockholders equity	$2,013,923

Unaudited Pro Forma Financial Data

The following unaudited pro forma condensed combined financial statements have been provided to present an illustrative condensed consolidated statement of position as of March 31, 2010 and a condensed combined unaudited statement of operations for the nine months ended March 31, 2010, giving effect to the business combination and the tender offer as if both had been completed on July 1, 2009. The unaudited historical condensed consolidated statement of operations for the three month period ended March 31, 2010 reflects the actual financial results of the combined Company. All other periods reflect the pro forma historical financial results from Watson Wyatt and Towers Perrin. The unaudited pro forma condensed combined financial information, shows the impact of the business combination on Watson Wyatt and Towers Perrin’s historical results of operations. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not indicative of the financial position or results of operations that might have occurred had the business combination actually taken place as of the dates specified, or that may be expected to occur in the future. We do not assume any benefits from any cost savings or synergies expected to result from the Merger, except for any cost savings or synergies actually realized by the Company for the three-month period ended March 31, 2010.

For the purposes of the pro forma analysis of the tender offer, the shares of Class B-1 Common Stock expected to be exchanged in the tender offer for $200 million of New Notes is 4,101,723, which is calculated by dividing the $200 million New Notes by the closing trading price of the Class A Common Stock on May 14, 2010 of $48.76. The number of shares of Class B-1 Common Stock subject to exchange the Offer will fluctuate based on the actual closing trading price.

TOWERS WATSON & CO.

Unaudited Pro Forma Condensed Combined Statements of Operations
Nine Months Ended March 31, 2010

	Three Months Ended	Six Months Ended			Nine Months Ended
	March 31, 2010	December 31, 2009			March 31, 2010
	As Reported	Historical			Pro Forma		Pro Forma As
	Towers Watson	Watson Wyatt	Towers Perrin	PCIC	Adjustments		Adjusted
	(Thousands of U.S. dollars, except per share data)
	(Unaudited)

Revenue	$803,963	$833,959	$798,131	$12,750	$(17,795)	A, K	$2,431,008

Costs of providing services:
Salaries and employee benefits	537,706	524,546	558,855	107	46,670	M	1,667,884
Professional and subcontracted services	52,139	49,865	79,421	483	—		181,908
Occupancy	35,735	37,668	35,406	—	2,204	J	111,013
General and administrative expenses	69,999	71,454	40,351	16,924	(9,774)	A H	188,954
Depreciation and amortization	32,834	36,185	19,007	—	11,508	I N	99,534
Transaction and integration expenses	24,405	25,292	—	—	0		49,697

	752,818	745,010	733,040	17,514	50,608		2,298,990

Income (loss) from operations	51,145	88,949	65,091	(4,764)	(68,403)		132,018
Income (loss) from affiliates	(1,049)	(164)	(164)	—	353	C	(1,024)
Interest income	1,169	539	530	1,517	(266)	D	3,489
Interest expense	(2,273)	(1,053)	(1,536)	—	(6,095)	E G P	(10,957)
Other non-operating income	704	2,900	5,281	—	—		8,885

Income before income taxes	49,696	91,171	69,202	(3,247)	(74,411)		132,411
Provision for income taxes	40,329	37,463	9,779	(1,287)	(26,386)	O	59,898

Net income (loss)	9,367	53,708	59,423	(1,960)	(48,025)		72,513

Less: Net income attributable to non-controlling interests	552	56	—	—	(559)	B	49

Net income attributable to controlling interests	$8,815	$53,652	$59,423	$(1,960)	$(47,466)		$72,464

Earnings per share:
Net income — Basic	$0.12						$1.00

Net income — Diluted	$0.12						$1.00

Weighted average shares of common stock, basic (000)	76,414						72,163

Weighted average shares of common stock, diluted (000)	76,416						72,306

TOWERS WATSON & CO.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

	March 31,	Pro Forma
	2010	Adjustments		As Adjusted
	(Thousands of U.S. dollars, except share data)
	(Unaudited)

ASSETS
Cash and cash equivalents	$474,950	$923	F	$475,873
Short-term investments	124,173			124,173
Receivables from clients:
Billed, net of allowances of $10,182	411,126			411,126
Unbilled, at estimated net realizable value	257,091			257,091

Total receivables from clients	668,217	—		668,217
Other current assets	202,063			202,063

Total current assets	1,469,403	923		1,470,326
Fixed assets, net	237,599			237,599
Deferred income taxes	162,352			162,352
Goodwill	1,804,128			1,804,128
Intangible assets, net	708,555			708,555
Other assets	156,645			156,645

Total Assets	$4,538,682	$923		$4,539,605

LIABILITIES
Accounts payable, accrued liabilities and deferred income	$396,456			$396,456
Reinsurance payables	153,109			153,109
Note payable	200,967	202,000	L P	402,967
Other current liabilities	143,470			143,470

Total current liabilities	894,002	202,000		1,096,002
Revolving credit facility	15,000			15,000
Accrued retirement benefits	908,154			908,154
Professional liability claims reserve	341,323			341,323
Other noncurrent liabilities	153,636			153,636

Total Liabilities	2,312,115	202,000		2,514,115

Commitments and contingencies

Stockholders’ Equity
Class A Common Stock — $.01 par value:
300,000,000 shares authorized; 47,051,134 and 0 issued and 47,051,134 and 0 outstanding	470			470
Class B Common Stock — $.01 par value:
93,500,000 shares authorized; 29,374,775 and 0 issued and 29,374,775 and 0 outstanding	294	(41)	L	253
Additional paid-in capital	1,750,520	(199,036)	F L	1,551,484
Treasury stock, at cost — 0 and 1,156,020 shares	—			—
Retained earnings	659,007	(2,000)	P	657,007
Accumulated other comprehensive loss	(195,291)			(195,291)

Total Stockholders’ Equity	2,215,000	(201,077)		2,013,923

Non-controlling interest	11,567	—		11,567

Total Equity	2,226,567	(201,077)		2,025,490

Total Liabilities and Total Equity	$4,538,682	$923		$4,539,605

Pro forma adjustments consist of the following:

A.	Reflects the elimination of premium revenue from Watson Wyatt and Towers Perrin as recorded by PCIC, as well as related professional liability insurance expense recorded by Watson Wyatt and Towers Perrin.

B.	Reflects the 27.14% non-controlling interest in PCIC.

C.	Reflects the elimination of Watson Wyatt’s and Towers Perrin’s earnings from PCIC as previously recorded under the equity method.

D.	Reflects interest income forgone as a result of the cash consideration of $200 million paid to Towers Perrin Class R participants, which is assumed to be paid on July 1, 2008 or 2009 in conjunction with the redemption of shares of Class R common stock.

E.	Reflects interest accrued on $200 million principal amount of notes issued to Towers Perrin Class R participants. Interest on the notes accrues at a fixed rate per annum, compounded annually at 2%.

F.	Reflects three quarters of dividends foregone for the shares of Class B-1 Common Stock received in the exchange offer as if the shares were received on July 1, 2009 and assumes an annual dividend rate of $0.30 per share.

G.	Reflects cash payment and capitalized prepayment of estimated bank fees associated with a Towers Watson Senior Credit facility and of amortization of those fees.

H.	Record reversal of Towers Perrin’s asset retirement obligation to approximate fair value.

I.	Record reversal of amortization on Towers Perrin former intangible assets. Formerly acquired and developed intangible assets of Towers Perrin were included in the Towers Watson valuation of intangibles at the time of the merger and the new intangible’s fair value was recorded in the beginning balance sheet.

J.	Reflects the adjustment to rent expense related to the beginning balance sheet fair value of leases.

K.	Record reduction of revenue related to deferred revenue fair value adjustment as of the beginning balance sheet.

L.	Reflects the 4,101,723 shares of Class B-1 Common Stock retired from the exchange offer and the recording of the $200 million principal amount of the New Notes issued to participants in the exchange offer. The number of Class B-1 Common Stock retired in the Offer could vary based on the actual closing stock price.

M.	Reflects the stock-based compensation recorded relative to the shares of restricted Class A Common Stock issued at the time of the merger subject to a service condition for which the restriction lapses annually over three years.

N.	Reflects amortization of intangible assets related to the merger on an accelerated basis over the asset’s estimated useful life. Customer-related intangible assets are amortized over a twelve year estimated life and developed technology assets are generally amortized over a four year weighted average estimated life. The trademark intangible asset has an estimated indefinite life and thus is not amortized.

O.	Reflects the provision for taxes adjustments as a result of the merger and other acquisition accounting adjustments.

P.	Reflects nine months of interest accrued on $200 million principal amount of New Notes issued to participants in the exchange offer, net of tax. Interest on the New Notes accrues at a fixed rate per annum, compounded annually at 2%. Each change in $25 million of principal amount of the New Notes issued to participants in the Offer would result in a $375 thousand change in interest expense for the period.

BOOK VALUE

As of March 31, 2010, we had a net tangible book value of ($286,116), or ($0.01) per share of Class A Common Stock or ($0.02) per share of Class B-1 Common Stock. Net tangible book value per share is equal to our total tangible assets less total liabilities, divided by the number of shares of such outstanding common stock.

After giving effect to the Offer, assuming 32% of the outstanding shares of Class B-1 Common Stock are tendered and accepted in the Offer, our pro forma net tangible book value as adjusted as of March 31, 2010, would be approximately ($487,193), or approximately ($0.01) and ($0.04) per pro forma share of Class A Common Stock and Class B-1 Common Stock, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

For purposes of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before provision for income taxes plus fixed charges, and fixed charges consist of interest expense. Ratio of earnings to fixed charges is set forth in the table below.

TOWERS WATSON & CO.

Ratio of Earnings to Fixed Charges

						Nine Months Ended
	As of and for the Year Ended June 30,					March 31,
	2009	2008	2007	2006	2005	2010	2009
	(In thousands)
	(Unaudited)

Ratio of Earnings to Fixed Charges
Earnings:
Income from continuing operations before income taxes	221,734	228,911	176,468	131,703	82,699	140,868	168,089
Fixed charges	7,297	10,477	5,680	7,789	4,972	6,734	5,525

Income from operations before income taxes and fixed charges	$229,031	$239,388	$182,148	$139,492	$87,671	$147,602	$173,614

Fixed Charges
Total interest expense	2,778	5,977	1,581	4,093	661	3,326	2,181
Total interest factor in rents	4,519	4,500	4,099	3,696	4,311	3,408	3,344

Total Fixed Charges	$7,297	$10,477	$5,680	$7,789	$4,972	$6,734	$5,525

Ratio of earnings to fixed charges	31.4	22.8	32.1	17.9	17.6	21.9	31.4

After giving effect to the Offer, assuming 32% of the outstanding shares of Class B-1 Common Stock are tendered and accepted in the Offer, our pro forma consolidated statement of operations. The Company has no other fixed charges, as defined above.

TOWERS WATSON & CO.

Pro Forma Ratio of Earnings to Fixed Charges

Pro Forma
Nine Months
Ended
March 31,
2010
(In thousands)

Pro Forma Ratio of Earnings to Fixed Charges
Pro Forma Earnings:
Income from continuing operations before income taxes	132,411
Fixed charges	10,957

Income from operations before income taxes and fixed charges	$143,368

Pro Forma Fixed Charges
Total interest expense	10,957

Total Pro Forma Fixed Charges	$10,957

Pro Forma Ratio of earnings to fixed charges	13.1

RISK FACTORS

In addition to reading and considering the other information we have included or incorporated by reference in this Offer to Exchange, you should carefully read and consider the following factors in evaluating the Offer. Any of the following risks, as well as other risks and uncertainties may harm the value of the New Notes directly or our business and financial results may indirectly harm the value of the New Notes, which could cause you to lose all or a part of your investment. The risks below are not the only risks related to us or the New Notes. Additional risks not currently known to us or that we currently deem immaterial also may impair our business and cause the value of the New Notes to decline. See “Disclaimer Regarding Forward-Looking Statements”.

Risks Relating to the Offer

There will be no trading market for the New Notes.

None of the New Notes will be listed on any securities exchange or included in any automated quotation system and no trading market for the New Notes is expected to develop. The transfer of the New Notes will be restricted under the New Indenture governing the New Notes (see “Description of New Notes”). As a result of these restrictions, holders of such securities will not be able to dispose of such securities other than in limited circumstances.

The New Notes do not reflect any independent valuation of the shares of the Class B-1 Common Stock or the New Notes.

We are not making a recommendation as to whether holders of shares of Class B-1 Common Stock should exchange their shares for New Notes. We have not retained and do not intend to retain any unaffiliated representative for purposes of preparing a report concerning the fairness of the Offer. We cannot assure holders of shares of Class B-1 Common Stock that the value of the New Notes received in the Offer will in the future equal or exceed the value of the shares of Class B-1 Common Stock tendered and we do not take a position as to whether you should participate in the Offer. If you tender your shares of Class B-1 Common Stock, you may or may not receive more than or as much value as you may receive if you choose to keep such shares of Class B-1 Common Stock.

There will be material differences between the current rights associated with shares of Class B-1 Common Stock and the rights to be associated with the New Notes.

Under the terms of Towers Watson’s certificate of incorporation, shares of Class B-1 Common Stock are entitled to vote in all matters properly presented to stockholders of the Company. In addition, holders of shares of all classes of common stock, including shares of Class B-1 Common Stock, are entitled to receive dividends, if and when declared by our Board of Directors. While shares of Class B-1 Common Stock are prohibited from transfer except in limited circumstances, shares of Class B-1 Common Stock automatically convert on a one-for-one basis on January 1, 2011 into shares of Class A Common Stock that will be freely tradable, subject to any applicable restrictions on transfer imposed by the U.S. federal securities laws.

Holders of New Notes to be issued in the Offer will have the rights and be governed by the terms of the New Indenture. In short, the New Notes will be restricted from transfer except in limited circumstances, will not convert into shares of Class A Common Stock, and will not have the right to vote on any matters or receive dividends, if and when declared by our Board of Directors. See “Description of New Notes”.

Shares of Class B-1 Common Stock that are exchanged in the Offer would not be able to participate in any future offers.

As discussed elsewhere in this Offer to Exchange, the purpose of this Offer is to enable the Company to acquire a significant number of shares of Class B-1 Common Stock in an orderly fashion in order to reduce the impact of any sales or potential sales that may occur on or after January 1, 2011 on the market price of Class A Common Stock or Towers Watson’s ability to raise capital through the sale of additional securities.

In furtherance of the purpose of the Offer, following the expiration of the Offer, (i) the Company may purchase or sell (or permit certain stockholders to sell) from time to time shares of the Company’s common stock at such times, at such prices and in such amounts as shall be determined by the Company or our Board of Directors, as applicable, which purchases or sales may be made in the open market, through underwritten public offerings, privately negotiated transactions or otherwise as the Company or our Board of Directors shall determine, or (ii) our Board of Directors may resolve, subject to obtaining stockholder approval, to amend Towers Watson’s certificate of incorporation to eliminate a provision that restricts our Board of Directors’ ability to convert shares of Class B Common Stock into shares of Class A Common Stock, thereby permitting our Board of Directors, to the extent our Board of Directors determines, in its discretion, to convert such number of shares of Class B Common Stock as our Board of Directors deems to be necessary or appropriate. At this time, no such determinations have been made.

The right to receive payment on the New Notes will be subordinate to Towers Watson’s obligations to its senior creditors and will be effectively subordinated to the existing and future debt and other liabilities of Towers Watson’s subsidiaries to the extent of the assets of such subsidiaries.

The New Notes will rank junior to Towers Watson’s present and future obligations to its senior creditors, which are expected to generally include all of its third-party creditors other than trade creditors. All payments on the New Notes will be blocked in the event of a payment default to senior creditors or a default that entitles lenders to accelerate the maturity of such debt. In addition, the terms of the New Notes do not limit the amount of additional indebtedness Towers Watson can create, incur, assume or guarantee in the future. In the event of a distribution of Towers Watson’s assets upon any insolvency, dissolution or reorganization, the payment of principal and interest to its senior creditors will have priority over the payment of principal and interest on the New Notes. Towers Watson may not have sufficient assets remaining to pay amounts due on of the New Notes after it has paid principal and interest to its senior creditors.

Further, the New Notes will be effectively subordinated to the liabilities of Towers Watson’s subsidiaries, including Towers Perrin and Watson Wyatt. Any right of Towers Watson to receive the assets of any of its subsidiaries upon a subsidiary’s insolvency, dissolution or reorganization, and the dependant right of holders of the New Notes to have rights in those assets, will be subject to the prior claim of any creditors of that subsidiary.

Towers Watson may not have sufficient cash to pay the New Notes.

Towers Watson conducts substantially all of its business through operating subsidiaries, including Towers Perrin and Watson Wyatt. Accordingly, Towers Watson’s ability to repay the New Notes depends on the earnings of and distribution of funds from Towers Perrin and Watson Wyatt. Each of these subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit Towers Watson’s ability to obtain cash from them. If Towers Watson does not have sufficient cash to repay the New Notes for any reason, it will be forced to take actions such as revising or delaying strategic plans, reducing or delaying capital expenditures, selling assets, restructuring or refinancing debt or seeking additional equity capital. Towers Watson may not be able to effect any of these remedies on satisfactory terms, or at all.

The New Notes will not require Towers Watson to achieve or maintain minimum financial results, refrain from incurring additional debt or limit its ability to take specified actions. The lack of any of these provisions could negatively impact holders of the New Notes.

The terms of the New Indenture will not require Towers Watson to achieve or maintain any minimum financial results relating to its financial position or results of operations. In addition, the New Indenture will not contain any operating covenants, restrict Towers Watson from incurring additional debt that is senior to, or pari passu with, the rights of the holders of the New Notes to receive payment or restrict Towers Watson from paying dividends, incurring liens or repurchasing any of its indebtedness or capital stock. Towers Watson will not be required to redeem the New Notes in the event Towers Watson undergoes a change of control. Towers Watson’s ability to take any of these actions could diminish its ability to repay the New Notes when due.

The exchange of shares of Class B-1 Common Stock for New Notes will constitute a taxable event for U.S. federal income tax purposes.

Receipt of New Notes in redemption of shares of Class B-1 Common Stock will, for U.S. federal income tax purposes, be treated as a taxable transaction for “U.S. Holders” (as defined in the section “Certain Material Tax Considerations”). In the U.S., the redemption will be treated as either a sale of the redeemed shares or a dividend paid with respect to your ownership of our stock, with such determination made on a holder by holder basis, taking into account certain facts and circumstances. If the redemption is treated as a sale of your stock, you may be eligible to defer recognizing gain on the sale by reporting the redemption under the instalment method of tax accounting. If you receive New Notes for shares of Class B-1 Common Stock pursuant to the Offer, you may be required to pay cash taxes in advance of receiving payments on the New Notes. In that case you would need to have other funds available to pay any such taxes. The U.S. federal income tax consequences of the Offer are complex. You should consult with your own tax advisor regarding the tax consequences of exchanging your shares of Class B-1 Common Stock for New Notes. See “Certain Material Tax Considerations”.

U.S. Holders of New Notes will be required to include in income for U.S. federal income tax purposes any original issue discount with respect to the New Notes.

“U.S. Holders” (as defined in the section “Certain Material Tax Considerations”) of New Notes will be required to include in income for U.S. federal income tax purposes and pay tax with respect to original issue discount on the New Notes prior to the receipt of cash payments with respect to the New Notes. See “Certain Material Income Tax Considerations”.

Non U.S. Holders will be required to remit cash sufficient to allow us to pay U.S. withholding taxes in connection with the issuance of New Notes pursuant to the Offer

We will treat the issuance of New Notes in exchange for shares of Class B-1 Common Stock as a dividend for purposes of determining any required withholding taxes. As a result, “Non-U.S. Holders” (as defined in the section “Certain Material Tax Considerations”), will be subject to a 30% U.S. federal withholding tax (unless a lower tax treaty rate applies) on any New Notes issued in connection with the Offer. To allow us to pay U.S. federal withholding taxes on behalf of Non-U.S. Holders, a Non-U.S. Holder’s shares of Class B-1 Common Stock will be treated as validly tendered only if the person pays us an amount sufficient for us to remit taxes on behalf of the holder. Non-U.S. Holders are strongly urged to consult their own tax advisor regarding the tax consequences of exchanging shares of Class B-1 Common Stock for New Notes, including the application of U.S. federal income tax withholding and eligibility for a reduction to or an exemption from the withholding tax. See “Certain Material Tax Considerations”.

The unaudited pro forma financial data included in this Offer to Exchange are illustrative and the actual financial position and results of operations of Towers Watson after the Offer may differ materially from the unaudited pro forma financial data included in this Offer to Exchange.

The unaudited pro forma financial data included in this Offer to Exchange are presented solely for illustrative purposes and are not necessarily indicative of what Towers Watson’s actual financial position or results of operations would have been had the Offer been completed on the dates indicated. The pro forma financial data reflect adjustments that were developed using preliminary estimates based on currently available information and certain assumptions, and may be revised as additional information becomes available. Accordingly, the final accounting adjustments may differ materially from the pro forma adjustments reflected in this document. In addition, the pro forma financial data have not been adjusted to give effect to certain expected financial benefits of the Offer. Neither the pro forma financial data, nor any interim period financial data included in this Offer to Exchange upon which the pro forma financial data are based, have been audited.

Risks Relating to Towers Watson’s Business

The loss of key associates could damage or result in the loss of client relationships and could result in such associates competing against Towers Watson.

Towers Watson’s success depends on its ability to attract, retain and motivate qualified personnel generally, including key management personnel and associates. In addition, Towers Watson’s success largely depends upon the business generation capabilities of, and quality of services provided by, its associates. In particular, Towers Watson’s associates’ business relationships with its clients are a critical element of obtaining and maintaining client engagements. Losing associates who manage substantial client relationships or possess substantial experience or expertise could materially adversely affect Towers Watson’s ability to secure and complete engagements, which would materially adversely affect Towers Watson’s results of operations and prospects. In addition, if any of Towers Watson’s key associates were to join a competitor or form a competing company, existing and potential clients could choose to use the services of that competitor instead of Towers Watson’s services.

There can be no assurance that confidentiality and non-solicitation/non-competition agreements signed by senior associates who were former Towers Perrin or Watson Wyatt associates before the “merger of equals” between the two entities, or agreements signed by Towers Watson associates in the future, will be effective in preventing a loss of business.

Changes in Towers Watson’s compensation structure relative to each of Towers Perrin’s and Watson Wyatt’s current compensation structures could impair Towers Watson’s ability to retain certain current associates of each of Towers Perrin and Watson Wyatt.

In order to meet Towers Watson’s operating margin goals and increase its level of retained earnings, Towers Watson may change Towers Perrin’s and Watson Wyatt’s respective compensation structures. In particular, Towers Perrin, as a private company, had not retained a significant amount of annual earnings, resulting in significant flexibility to vary its levels of cash compensation. Towers Watson’s expects its compensation practices to be different than Towers Perrin’s practices pre-merger, because a larger proportion of earnings will be retained compared to Towers Perrin’s historical practice, which may affect, in particular, Towers Watson’s ability to retain current associates formerly of Towers Perrin accustomed to the historical compensation structure of Towers Perrin as a private company. Any changes in compensation structure could materially adversely affect Towers Watson’s ability to retain current former Towers Perrin and Watson Wyatt associates if they do not perceive Towers Watson’s total compensation program to be competitive with those of other firms.

Towers Watson’s clients could terminate or reduce its services at any time, which could decrease associate utilization, adversely impacting Towers Watson’s profitability and results of operation.

Towers Watson’s clients generally are able to terminate or reduce Towers Watson’s engagements at any time. If a client reduces the scope of, or terminates the use of, Towers Watson’s services with little or no notice, Towers Watson’s associate utilization will decline. In such cases, Towers Watson will have to rapidly re-deploy its associates to other engagements (if possible) in order to minimize the potential negative impact on Towers Watson’s financial performance. In addition, because a sizeable portion of Towers Watson’s work is project-based rather than recurring in nature, Towers Watson’s associates’ utilization will depend on Towers Watson’s ability to continually secure additional engagements.

Improper management of Towers Watson’s engagements could hurt Towers Watson’s financial results.

If Towers Watson does not properly negotiate the price and manage the performance of its engagements, Towers Watson might incur losses on individual engagements and experience lower profit margins and, as a result, Towers Watson’s overall financial results could be materially adversely affected.

The trend of employers shifting from defined benefit plans to defined contribution plans could materially adversely affect Towers Watson’s business and its operating results.

Towers Watson provides clients with actuarial and consulting services relating to both defined benefit and defined contribution pension plans. Defined benefit pension plans generally require more actuarial services than defined contribution plans because defined benefit plans typically involve large asset pools, complex calculations to determine employer costs, funding requirements and sophisticated analysis to match liabilities and assets over long periods of time. If organizations shift to defined contribution plans more rapidly than we anticipate, Towers Watson’s business operations and related operating results will be materially adversely affected.

Towers Watson’s business will be negatively affected if it is not able to anticipate and keep pace with rapid changes in government regulations or if government regulations decrease the need for Towers Watson’s services.

A material portion of Towers Watson’s revenue is affected by statutory changes. Many areas in which Towers Watson provides services are the subject of government regulation which is constantly evolving. Changes in government and accounting regulations in the United States and the United Kingdom, two of Towers Watson’s principal geographic markets, affecting the value, use or delivery of benefits and human capital programs, including changes in regulations relating to health care (such as medical plans), defined contribution plans (such as 401(k) plans), defined benefit plans (such as pension plans) or executive compensation, may materially adversely affect the demand for Towers Watson’s services. Changes to insurance regulatory schemes, or Towers Watson’s failure to keep pace with such changes, could negatively affect demand for services in Towers Watson’s Risk and Financial Services business segment. For example, Towers Watson’s continuing ability to provide investment advisory services or reinsurance intermediary services depends on compliance with the rules and regulations in each of these jurisdictions. Any failure to comply with these regulations could lead to disciplinary action, including compensating clients for loss, the imposition of fines or the revocation of the authorization to operate as well as damage to Towers Watson’s reputation. Compensation consultant independence continues to be subject to legislative activity.

In addition, Towers Watson has significant operations throughout the world, which will further subject it to applicable laws and regulations of countries outside the United States and the United Kingdom. Changes in legislation or regulations and actions by regulators in particular countries, including changes in administration and enforcement policies, could require operational improvements or modifications, which may result in higher costs or hinder Towers Watson’s ability to operate its business in those countries.

If Towers Watson is unable to adapt its services to applicable laws and regulations, its ability to provide effective services in these areas will be substantially diminished.

Towers Watson’s business could be negatively affected by currently proposed or future legislative or regulatory activity concerning compensation consultants.

Recent legislative and regulatory activity in the United States has focused on the independence of compensation consultants retained to provide advice to compensation committees of publicly-traded companies. For example, on July 31, 2009, the U.S. House of Representatives passed H.R. 3269, the Corporate and Financial Institution Compensation Fairness Act of 2009, which requires any compensation consultant or other similar advisor to the compensation committee of a listed company to meet standards for independence to be established by SEC regulation. Companies that violate this requirement would be prohibited from listing any class of equity security with the national securities exchanges and associations.

On December 16, 2009, the SEC published final rules, which became effective in February 2010, with respect to issuer disclosures on compensation consultants. Among other requirements, the rules require disclosure of fees paid to compensation consultants as well as a description of any additional services provided to the issuer by the compensation consultant and its affiliates and the aggregate fees paid for such services. Due in part to this regulation and continued legislative activity, some clients of Towers Perrin and Watson Wyatt have decided to terminate their relationships with the respective company (either with respect to compensation consulting services or with respect to other consulting services) to avoid perceived or potential conflicts of interest. Additional clients of Towers Watson may decide to terminate their relationships with Towers Watson, and as a result, Towers Watson’s business, financial condition and results of operations could be materially adversely impacted.

In addition, due in part to such regulation and continued legislative activity, some former Towers Perrin and Watson Wyatt consultants terminated their relationships with the respective company, and some have indicated that they intend to compete with Towers Watson. Such talent migration, and any future such talent migration, could have a material adverse effect on Towers Watson’s business.

Competition from firms with greater resources could result in loss of Towers Watson’s market share and reduced profitability.

The markets for Towers Watson’s principal services are highly competitive. Towers Watson’s competitors include other human capital and risk management consulting and actuarial firms, as well as the human capital and risk management divisions of diversified professional services, insurance, brokerage and accounting firms. Some of Towers Watson’s competitors have greater financial, technical and marketing resources than Towers Watson has, which could enhance their ability to finance acquisitions, fund internal growth and respond more quickly to professional and technological changes. Some competitors have or may develop a lower cost structure. New competitors or alliances among competitors could emerge, creating additional competition and gaining significant market share. In order to respond to increased competition and pricing pressure, Towers Watson might have to lower its prices, which would have an adverse effect on Towers Watson’s revenues and profit margin.

Consolidation in the industries that Towers Watson serves could materially adversely affect its business.

Companies in the industries that Towers Watson serves may seek to achieve economies of scale and other synergies by combining with or acquiring other companies. If two or more of Towers Watson’s clients merge or consolidate and combine their operations, Towers Watson may experience a decrease in the amount of services it performs for these clients. If one of Towers Watson’s clients merges or consolidates with a company that relies on another provider for its services, Towers Watson may lose work from that client or lose the opportunity to gain additional work. The increased market power of larger companies could also increase pricing and competitive pressures on Towers Watson. Any of these possible results of industry consolidation could materially adversely affect Towers Watson’s revenues and profits. Towers Watson’s reinsurance intermediary business is especially susceptible to this risk given the limited number of insurance companies seeking reinsurance and reinsurance providers in the marketplace.

Towers Watson is subject to risks of doing business internationally.

A sizeable portion of Towers Watson’s business is located outside of the United States. As a result, a significant portion of Towers Watson’s business operations is subject to foreign financial, tax and business risks, which could arise in the event of:

•	Currency exchange rate fluctuations;

•	Unexpected increases in taxes or changes in U.S. or foreign tax laws;

•	Compliance with a variety of international laws, such as data privacy, employment, trade barriers and restrictions on the import and export of technologies, as well as U.S. laws affecting the activities of U.S. companies abroad, including the Foreign Corrupt Practices Act of 1977 and sanctions programs administered by the U.S. Department of Treasury Office of Foreign Assets Control;

•	Absence in some jurisdictions of effective laws to protect Towers Watson’s intellectual property rights;

•	New regulatory requirements or changes in policies and local laws that materially affect the demand for Towers Watson’s services or directly affect Towers Watson’s foreign operations;

•	Local economic and political conditions, including unusual, severe, or protracted recessions in foreign economies;

•	The length of payment cycles and potential difficulties in collecting accounts receivable, particularly in light of the increasing number of insolvencies in the current economic environment and the numerous bankruptcy laws to which they are subject;

•	Unusual and unexpected monetary exchange controls; or

•	Civil disturbance or other catastrophic events that reduce business activity in other parts of the world.

These factors may lead to decreased sales or profits and therefore may have a material adverse effect on Towers Watson’s business, financial condition and operating results.

Towers Watson’s inability to successfully recover should it experience a disaster or other business continuity problem could cause material financial loss, loss of human capital, regulatory actions, reputational harm or legal liability.

Should Towers Watson experience a disaster or other business continuity problem, such as an earthquake, hurricane, terrorist attack, pandemic, security breach, power loss, telecommunications failure or other natural or man-made disaster, Towers Watson’s continued success will depend, in part, on the availability of its personnel, its office facilities, and the proper functioning of its computer, telecommunication and other related systems and operations. In such an event, Towers Watson’s operational size and the multiple locations from which it will operate could provide Towers Watson with an important advantage. Nevertheless, Towers Watson could still experience near term operational challenges with regard to particular areas of its operations.

Towers Watson’s ability to recover from any disaster or other business continuity problem will depend on its ability to protect its technology infrastructure against damage from business continuity events that could have a significant disruptive effect on Towers Watson’s operations. Towers Watson could potentially lose client data or experience material adverse interruptions to its operations or delivery of services to its clients in a disaster.

Towers Watson will regularly assess and take steps to improve upon its business continuity plans. However, a disaster on a significant scale or affecting certain of Towers Watson’s key operating areas within or across regions, or its inability to successfully recover should Towers Watson experience a disaster or other business continuity problem, could materially interrupt Towers Watson’s business operations and cause material financial loss, loss of human capital, regulatory actions, reputational harm, damaged client relationships or legal liability.

Demand for Towers Watson’s services could decrease for various reasons, including a continued general economic downturn, a decline in a client’s or an industry’s financial condition or prospects, or a decline in defined benefit pension plans that could materially adversely affect Towers Watson’s operating results.

Towers Watson can give no assurance that the demand for its services will grow or that Towers Watson will compete successfully with its existing competitors, new competitors or its clients’ internal capabilities. Client demand for Towers Watson’s services may change based on the clients’ needs and financial conditions.

Towers Watson’s results of operations are affected directly by the level of business activity of Towers Watson’s clients, which in turn are affected by the level of economic activity in the industries and markets that they serve. Economic slowdowns in some markets, particularly in the United States, have caused and may continue to cause reduction in discretionary spending by Towers Watson’s clients, result in longer client payment terms, an increase in late payments by clients and an increase in uncollectible accounts receivable, each of which may reduce the demand for Towers Watson’s services, increase price competition and adversely impact Towers Watson’s growth and profit margins. If Towers Watson’s clients enter bankruptcy or liquidate their operations (which has already happened with some of the current clients of Towers Watson), Towers Watson’s revenues could be materially adversely affected.

In addition, the demand for many of Towers Watson’s core benefit services, including compliance-related services are affected by government regulation and taxation of employee benefit plans. Significant changes in tax or social welfare policy or regulations could lead some employers to discontinue their employee benefit plans, including defined benefit pension plans, thereby reducing the demand for Towers Watson’s services. A simplification of regulations or tax policy also could reduce the need for Towers Watson’s services.

Demand for Towers Watson’s services could also be negatively impacted by harm to its reputation, which could occur for a variety of reasons, many of which will be outside Towers Watson’s control.

Towers Watson’s quarterly revenues could fluctuate while Towers Watson’s expenses are expected to be relatively fixed.

Quarterly variations in Towers Watson’s revenues and operating results could occur as a result of a number of factors, such as:

•	The significance of client engagements commenced and completed during a quarter;

•	The seasonality of certain types of services. For example, Towers Watson’s retirement revenues typically are more heavily weighted toward the first and fourth quarters of the calendar year, when annual actuarial valuations are required to be completed for calendar year end companies and the related services are performed;

•	The number of business days in a quarter, associate hiring and utilization rates and clients’ ability to terminate engagements without penalty;

•	The size and scope of assignments; and

•	General economic conditions.

A sizeable portion of Towers Watson’s total operating expenses are relatively fixed, encompassing the majority of administrative, occupancy, communications and other expenses, depreciation and amortization, and salaries and employee benefits excluding fiscal year end incentive bonuses. Therefore, a variation in the number of client assignments or in the timing of the initiation or the completion of client assignments can cause significant variations in quarterly operating results and could result in losses.

Reinsurance intermediary revenue is influenced by factors that are beyond Towers Watson’s control, and volatility or declines in premiums or other trends in the insurance and reinsurance markets could significantly undermine the profitability of Towers Watson’s reinsurance intermediary business.

Towers Watson derives approximately 5% of its consolidated revenue from its reinsurance intermediary business, which in turn derives a majority of its revenue from commissions. Revenue earned in Towers Watson’s capacity as a reinsurance intermediary are based in large part on the rates that the global reinsurance marketplace prices for risks. For example, Towers Watson does not determine reinsurance premiums on which commissions are generally based.

Premiums are cyclical in nature and may vary widely based on market conditions. When premium rates decline, the commission and fees earned for placing certain reinsurance contracts and programs also tend to decrease. When premium rates rise, Towers Watson may not be able to earn increased revenue from providing intermediary services because clients may purchase less reinsurance, there may be less reinsurance capacity available, or clients may negotiate a reduction to the compensation rate or a reduced fee for Towers Watson’s services.

To the extent Towers Watson’s clients are or become materially adversely affected by declining business conditions in the current economic environment, they may choose to limit their purchases of insurance and reinsurance coverage, as applicable, which would inhibit Towers Watson’s ability to generate commission revenue, and may decide not to utilize Towers Watson’s risk management services, which would inhibit Towers Watson’s ability to generate fee revenue.

Towers Watson advises or acts on behalf of clients regarding investments whose results are not guaranteed.

Towers Watson provides advice on both asset allocation and selection of investment managers. For some clients, Towers Watson is responsible for making decisions on both these matters or may serve in a fiduciary capacity. Asset classes may experience poor absolute performance, and investment managers may underperform their benchmarks; in both cases the investment return shortfall can be significant. Clients experiencing this underperformance may assert claims against Towers Watson and claims may be for significant amounts. Defending against these claims can involve potentially significant costs, including legal defense costs. Towers Watson’s ability to limit its potential liability may be limited in certain jurisdictions or in connection with claims involving breaches of fiduciary duties or other alleged errors or omissions.

Towers Watson investment activities may require specialized operational competencies.

For certain clients, Towers Watson is responsible for some portions of cash and investment management including rebalancing of investment portfolios and guidance to third parties on structure of derivatives and securities transactions. Failure of Towers Watson to properly execute its role can cause monetary damage to such third parties for which Towers Watson might be found liable and claims may be for significant amounts. Defending against these claims can involve potentially significant costs, including legal defense costs. Towers Watson’s ability to limit its potential liability may be constrained in certain jurisdictions.

Towers Watson’s growth strategy depends, in part, on its ability to make acquisitions, and if Towers Watson has difficulty in acquiring, overpays for, or is unable to acquire other businesses, its business may be materially adversely affected.

Towers Watson’s growth depends in part on its ability to make acquisitions. Towers Watson may not be successful in identifying appropriate acquisition candidates or consummating acquisitions on terms acceptable or favorable to it, on the proposed timetables, or at all. Towers Watson also faces additional risks related to acquisitions, including that it could overpay for acquired businesses and that any acquired business could significantly underperform relative to its expectations. If Towers Watson is unable to identify and successfully make acquisitions, its business could be materially adversely affected.

Towers Watson faces risks when it acquires businesses, and may have difficulty integrating or managing acquired businesses, which may harm Towers Watson’s business, financial condition, results of operations or reputation.

Towers Watson may acquire other companies in the future.

Towers Watson cannot be certain that its acquisitions will be accretive to earnings or otherwise meet its operational or strategic expectations. Acquisitions involve special risks, including the potential assumption of unanticipated liabilities and contingencies and difficulties in integrating acquired businesses, and acquired businesses may not achieve the levels of revenue, profit or productivity Towers Watson anticipates or otherwise perform as Towers Watson expects. In addition, if the operating performance of an acquired business deteriorates significantly, Towers Watson may need to write down the value of the goodwill and other acquisition-related intangible assets recorded on its balance sheet.

Towers Watson may be unable to effectively integrate an acquired business into its organization, and may not succeed in managing such acquired businesses or the larger company that results from such acquisitions. The process of integration of an acquired business may subject Towers Watson to a number of risks, including:

•	Diversion of management attention;

•	Amortization of intangible assets, adversely affecting Towers Watson’s reported results of operations;

•	Inability to retain the management, key personnel and other employees of the acquired business;

•	Inability to establish uniform standards, controls, systems, procedures and policies;

•	Inability to retain the acquired company’s clients;

•	Exposure to legal claims for activities of the acquired business prior to acquisition; and

•	Incurrence of additional expenses in connection with the integration process.

If acquisitions are not successfully integrated, Towers Watson’s business, financial condition and results of operations could be materially adversely affected, as well as its professional reputation.

Damage to Towers Watson’s reputation could damage its businesses.

Maintaining a positive reputation is critical to Towers Watson’s ability to attract and maintain relationships with clients and associates. Damage to Towers Watson’s reputation could therefore cause significant harm to its business and prospects. Harm to Towers Watson’s reputation can arise from numerous sources, including, among others, employee misconduct, litigation or regulatory action, failing to deliver minimum standards of service and quality, compliance failures and unethical behavior. Negative publicity regarding Towers Watson, whether or not true, may also result in harm to Towers Watson’s prospects.

Towers Watson could also suffer significant reputational harm if Towers Watson fails to properly identify and manage potential conflicts of interest. The failure or perceived failure to adequately address, conflicts of interest could affect the willingness of clients to deal with Towers Watson, or give rise to litigation or enforcement actions. There can be no assurance that conflicts of interest will not arise in the future that could cause material harm to Towers Watson.

Towers Watson could be subject to claims arising from its work, as well as government inquiries and investigations, which could materially adversely affect Towers Watson’s reputation and business.

Professional services providers, including those in the human capital and risk management sectors such as Towers Watson, are subject to claims by their clients. Clients who may become dissatisfied with Towers Watson’s services or clients and third parties who claim they suffered damages caused by Towers Watson’s services may bring lawsuits against Towers Watson. The nature of Towers Watson’s work, particularly its actuarial services, necessarily involves the use of assumptions and the preparation of estimates relating to future and contingent events, the actual outcome of which Towers Watson cannot know in advance. Towers Watson’s actuarial services also relies on substantial amounts of data provided by clients, the accuracy and quality of which Towers Watson cannot ensure. In addition, Towers Watson could make computational, software programming or data management errors in connection with the services it provides to clients.

Clients may seek to hold Towers Watson responsible for the financial consequences of variances between assumptions and estimates and actual outcomes or for errors. For example, clients may make:

•	Claims that actuarial assumptions were unreasonable or that there were computational errors leading to pension plan underfunding or under-reserving for insurance claim liabilities;

•	Claims of failure to review adequately or detect deficiencies in data, which could lead to an underestimation of pension plan or insurance claim liabilities; and

•	Claims that employee benefit plan documents were misinterpreted or plan amendments were faulty, leading to unintended plan benefits or overpayments to beneficiaries.

Given that Towers Watson frequently works with large pension funds and insurance companies, relatively small percentage errors or variances can create significant financial variances and result in significant claims for unintended or unfunded liabilities. The risks from such variances or errors could be aggravated in an environment of declining pension fund asset values and insurance company capital levels. In almost all cases, Towers Watson’s exposure to liability with respect to a particular engagement is substantially greater than the revenue opportunity that the engagement generates for Towers Watson.

In the case of liability for pension plan actuarial errors, a client’s claims might focus on the client’s alleged reliance that actuarial assumptions were reasonable and, based on such reliance, the client made benefit commitments the client may later claim are not affordable or funding decisions that result in plan underfunding if and when actual outcomes vary from actuarial assumptions.

Defending lawsuits arising out of any of Towers Watson’s services could require substantial amounts of management attention, which could affect management’s focus on operations, adversely affect Towers Watson’s financial performance and result in increased insurance costs or a reduction in the amount of available insurance coverage. In addition to defense costs and liability exposure which may be significant, claims may produce negative publicity that could hurt Towers Watson’s reputation and business.

Finally, Towers Watson may be subject to inquiries and investigations by federal, state or other governmental agencies regarding aspects of its business, especially regulated businesses such as its broker dealer and investment advisory services. Such inquiries or investigations may consume significant management time and result in significant legal fees. Towers Watson also may be subject to inquiries by federal, state or other governmental agencies relating to our clients. Such inquiries or investigations may consume significant time and result in significant legal fees.

Towers Watson’s reinsurance intermediary business could be subject to claims arising from its work, which could materially adversely affect Towers Watson’s reputation and business.

Towers Watson’s reinsurance intermediary business may be subject to claims brought against it by clients or third parties. Clients are likely to assert claims if they fail to make full recoveries in respect of their own claims. If reinsurers with whom Towers Watson places business for its clients become insolvent or otherwise fail to make claims payments, this may also result in claims against Towers Watson.

Towers Watson’s reinsurance business assists its clients in placing reinsurance and handling related claims, which could involve substantial amounts of money. If Towers Watson’s work results in claims, claimants may seek large damage awards and defending these claims can involve potentially significant costs. Claims could, by way of example, arise as a result of Towers Watson’s reinsurance intermediaries failing to:

•	Place the reinsurance coverage requested by the client;

•	Report claims on a timely basis or as required by the reinsurance contract or program;

•	Communicate complete and accurate information to reinsurers relating to the risks being reinsured; or

•	Appropriately model or advise Towers Watson’s clients in relation to the extent and scope of reinsurance coverage that is advisable for a client’s needs.

Moreover, Towers Perrin’s reinsurance intermediary contracts, generally do not limit the maximum liability to which Towers Perrin, as a subsidiary of Towers Watson, may be exposed for claims involving alleged errors or omissions.

Towers Watson may be engaged in providing services outside of the core human capital and risk management business currently conducted by Towers Perrin and Watson Wyatt, which may carry greater risk of liability.

Towers Watson continues to grow the business of providing professional services to institutional investors and financial services companies. The risk of claims from these lines of business may be greater than from Towers Watson’s core human capital and risk management business and claims may be for significant amounts. For example, Towers Watson may assist a pension plan to hedge its exposure to changes in interest rates. If the hedge does not perform as expected, Towers Watson could be exposed to claims. Contractual provisions intended to mitigate risk may not be enforceable.

Towers Watson’s business faces rapid technological change and Towers Watson’s failure to respond to this change quickly could materially adversely affect Towers Watson’s business.

To remain competitive in Towers Watson’s practice areas, Towers Watson has to identify and offer the most current technologies and methodologies. In some cases, significant technology choices and investments are required. If Towers Watson does not respond correctly, quickly or in a cost-effective manner, Towers Watson’s business and operating results might be harmed.

The effort to gain technological expertise and develop new technologies in Towers Watson’s business may require Towers Watson to incur significant expenses and, in some cases, to implement these new technologies globally. If Towers Watson cannot offer new technologies as quickly or effectively as its competitors, Towers Watson could lose market share. Towers Watson also could lose market share if its competitors develop more cost-effective technologies than Towers Watson will offer or develop.

Limited protection of Towers Watson intellectual property could harm Towers Watson’s business.

Towers Watson cannot guarantee that trade secret, trademark and copyright law protections are adequate to deter misappropriation of Towers Watson’s intellectual property (including its software, which may become an increasingly important part of Towers Watson’s business). Existing laws of some countries in which Towers Watson provides services or products may offer only limited protection of its intellectual property rights. Redressing infringements may consume significant management time and financial resources. Also, Towers Watson may be unable to detect the unauthorized use of its intellectual property and take the necessary steps to enforce Towers Watson’s rights, which may have a material adverse impact on the business, financial condition or results of operations of Towers Watson.

Towers Watson could have liability or its reputation could be damaged if it does not protect client data or information systems or if its information systems are breached.

Towers Watson depends on information technology networks and systems to process, transmit and store electronic information and to communicate among its locations around the world and with its alliance partners and clients. Security breaches could lead to shutdowns or disruptions of Towers Watson’s systems and potential unauthorized disclosure of confidential information. Towers Watson also is required at times to manage, utilize and store sensitive or confidential client or employee data. As a result, Towers Watson is subject to numerous U.S. and foreign jurisdiction laws and regulations designed to protect this information, such as the European Union Directive on Data Protection and various U.S. federal and state laws governing the protection of health or other individually identifiable information. If any person, including any of Towers Watson’s associates, fails to comply with, disregards or intentionally breaches Towers Watson’s established controls with respect to such data or otherwise mismanages or misappropriates that data, Towers Watson could be subject to monetary damages, fines or criminal prosecution. Unauthorized disclosure of sensitive or confidential client or employee data, whether through systems failure, accident, employee negligence, fraud or misappropriation, could damage Towers Watson’s reputation and cause it to lose clients. Similarly, unauthorized access to or through Towers Watson’s information systems or those it develops for its clients, whether by Towers Watson’s associates or third parties, could result in significant additional expenses (including expenses relating to notification of data security breaches and costs of credit monitoring services), negative publicity, legal liability and damage to Towers Watson’s reputation, as well as require substantial resources and effort of management, thereby diverting management’s focus and resources from business operations.

Insurance may become more difficult or expensive to obtain.

The availability, terms and price of insurance (including, but not limited to, insurance for errors and omissions, directors and officers, and employment practices) are subject to many variables, including general insurance market conditions, loss experience in related industries and in the actuarial and benefits consulting industry, and the specific claims experience of an individual firm. Towers Watson is subject to various regulatory requirements relating to insurance as well as client requirements. There can be no assurance that Towers Watson will be able to obtain insurance at cost effective rates or with reasonable claim retentions. Increases in the cost of insurance could affect Towers Watson’s profitability and the unavailability of insurance to cover certain risks could have a material adverse effect on Towers Watson’s financial condition or Towers Watson’s ability to transact business in certain geographies, particularly in any specific period.

Towers Watson and its subsidiaries could encounter significant obstacles securing adequate insurance coverage for errors and omissions liability risks on favorable or acceptable terms.

Towers Perrin and Watson Wyatt currently obtain primary insurance for errors and omissions liability risks from a Vermont group captive insurance company known as Professional Consultants Insurance Company (which we refer to as “PCIC”). The current stockholders and insureds of PCIC are Towers Perrin, Watson Wyatt, and Milliman, Inc. On January 1, 2010, the effective date of the “merger of equals” of Towers Perrin and Watson Wyatt, Towers Watson became the owner of 72.8% of the stock of PCIC.

Towers Perrin and Watson Wyatt have provided PCIC with notice of non-renewal of their currently existing policies of insurance upon their expiration at 12:01 a.m. on July 1, 2010. PCIC will provide a notice of non-renewal to Milliman and will not issue a policy of insurance to Milliman for the policy period incepting July 1, 2010 or thereafter. Upon non-renewal of all policies of insurance effective at 12:01 a.m. on July 1, 2010, PCIC will continue to operate in order to pay losses arising from claims reported by its insureds during the periods covered by previously issued policies of insurance.

Commencing on July 1, 2010, Towers Watson will obtain its primary insurance for errors and omissions liability risks from a single parent, wholly-owned captive insurance company known at Stone Mountain Insurance Company. Stone Mountain intends to secure reinsurance for a portion of the Towers Watson risks it underwrites. Towers Watson intends to secure excess errors and omissions liability coverage above the coverage that will be provided by Stone Mountain in amounts the Company considers to be prudent. Stone Mountain intends to issue a policy form substantially similar to the policy form issued by PCIC.

The combination of the formation of Stone Mountain, which essentially results in self-insurance by Towers Watson of its primary errors and omissions risk, and our controlling ownership interest in PCIC and the accompanying requirement that Towers Watson consolidate PCIC’s financial results into our financial results is likely to result in increased earnings volatility for Towers Watson. In addition, the inability of Stone Mountain to secure reinsurance or the inability of Towers Watson to secure excess errors and omissions professional liability coverage could have a material adverse impact on Towers Watson’s financial condition or Towers Watson’s ability to transact business in certain geographies, particularly in any specific period.

Towers Watson has material pension liabilities that can fluctuate significantly with changes in interest rates.

Towers Perrin and Watson Wyatt have material pension liabilities, which were assumed by Towers Watson on January 1, 2010. Watson Wyatt’s projected benefit obligation at June 30, 2009 was $1,118.8 million, of which $255.3 million represented unfunded pension liabilities. Towers Perrin’s projected benefit obligation at December 31, 2009 was $1,905.7 million, of which, $496.4 million represented unfunded pension liabilities. Movements in the interest rate environment could have a material effect on the level of liabilities in these plans at any given time. These pension plans have minimum funding requirements that may require material amounts of periodic additional funding. Cash required to fund pension plans may have to be diverted from other corporate initiatives.

Towers Perrin is a defendant in a putative class action lawsuit.

On November 5, 2009, certain former Towers Perrin shareholders commenced a legal proceeding in the United States District Court for the Eastern District of Pennsylvania (the “Dugan Action”) against Towers Perrin, members of its board of directors, and certain members of senior management. Plaintiffs are former members of Towers Perrin’s senior management, who left Towers Perrin at various times between 1995 and 2000. They seek to represent a class of former Towers Perrin shareholders who separated from service on or after January 1, 1971, and who otherwise meet certain other specified criteria. Although the complaint in the Dugan Action does not contain a quantification of the damages sought, on December 9, 2009, plaintiffs made a settlement demand on Towers Perrin of $800,000,000 to settle the action on behalf of the proposed class.

On December 17, 2009, four other former Towers Perrin shareholders, all of whom voluntarily left Towers Perrin in May or June 2005 and all of whom are excluded from the proposed class in the Dugan

Action, commenced a separate legal proceeding (the “Allen Action”) in the United States District Court for the Eastern District of Pennsylvania alleging the same claims in substantially the same form as those alleged in the Dugan Action. These plaintiffs are proceeding in their individual capacities and do not seek to represent a proposed class. On January 15, 2010, another former Towers Perrin shareholder who separated from service in March 2005 when Towers Perrin and EDS launched a joint venture that led to the creation of a corporate entity known as ExcellerateHRO (“eHRO”), commenced a separate legal proceeding (the “Pao Action”) in the United States District Court for the Eastern District of Pennsylvania, also alleging the same claims in substantially the same form as those alleged in the Dugan Action. The plaintiff in this action, in which Towers Watson also is named as a defendant, seeks to represent a class of former Towers Perrin shareholders who separated from service in connection with the formation of eHRO and who are excluded from the proposed class in the Dugan Action. The complaints assert claims for breach of contract, breach of express trust, breach of fiduciary duty, promissory estoppel, quasi-contract/unjust enrichment, and constructive trust, and seek equitable relief including an accounting, disgorgement, rescission and/or restitution, and the imposition of a constructive trust. Towers Watson believes the claims are without merit, has filed a motion to dismiss the complaints in their entireties, and intends to continue to vigorously defend against the actions. Towers Watson could incur significant costs defending against these claims. The outcome of this legal proceeding is inherently uncertain and could be unfavorable to Towers Watson.

Towers Watson may not be able to obtain financing on favorable terms.

The maintenance and growth of Towers Watson’s business depends on its access to capital, which will depend in large part on cash flow generated by its business and the availability of equity and debt financing. There can be no assurance that Towers Watson’s operations will generate sufficient positive cash flow to finance all of Towers Watson’s capital needs or that Towers Watson will be able to obtain equity or debt financing on favorable terms or at all.

Towers Watson’s revolving credit facility contains a number of restrictive covenants that restrict Towers Watson’s operations.

The Towers Watson $500 million revolving credit facility contains a number of customary restrictive covenants imposing operating and financial restrictions on Towers Watson and certain of its subsidiaries, including restrictions that limit their ability to engage in acts that may be in Towers Watson’s long-term best interests. These covenants include, among others, limitations (and in some cases, prohibitions) that, directly or indirectly, restrict Towers Watson’s ability to:

•	Incur liens or additional indebtedness (including guarantees or contingent obligations);

•	Engage in mergers and other fundamental changes;

•	Sell or otherwise dispose of property or assets;

•	Pay dividends and other distributions; and

•	Change the nature of its business.

The credit agreement also contains financial covenants that limit Towers Watson’s interest expense and total debt relative to EBIDTA.

The operating restrictions and financial covenants in Towers Watson’s credit agreement do and any future financing agreements may limit Towers Watson’s ability to finance future operations or capital needs or to engage in other business activities. Towers Watson’s ability to comply with any financial covenants could be materially affected by events beyond its control, and there can be no assurance that it will satisfy any such requirements. If Towers Watson fails to comply with these covenants, Towers Watson may need to seek waivers or amendments of such covenants, seek alternative or additional sources of financing or reduce its expenditures. Towers Watson may be unable to obtain such waivers, amendments or alternative or additional financing at all, or on terms favorable to Towers Watson.

The credit agreement specifies several events of default, including non-payment, certain cross-defaults, certain bankruptcy events, covenant or representation breaches and certain changes in control. If an event of default occurs, the lenders under the credit agreement are expected to be able to elect to declare all outstanding borrowings, together with accrued interest and other fees, to be immediately due and payable. Towers Watson may not be able to repay all amounts due under the credit agreement in the event these amounts are declared due upon an event of default.

Risks Relating to an Investment in Towers Watson’s Securities

The market price of the Class A Common Stock may decline as a result of the Offer.

The market price of Class A Common Stock may decline if we do not achieve the perceived benefits of the Offer as anticipated by financial or industry analysts or if the effect of the Offer on Towers Watson’s financial results is not consistent with the expectations of financial or industry analysts.

The stock price of Class A Common Stock may be volatile.

The stock price of the Class A Common Stock may in the future be volatile and subject to wide fluctuations. In addition, the trading volume of the Class A Common Stock may in the future fluctuate and cause significant price variations to occur. Some of the factors that could cause fluctuations in the stock price or trading volume of the Class A Common Stock include:

•	General market and economic conditions, including market conditions in the human capital and risk and financial management consulting industries;

•	Actual or expected variations in quarterly operating results;

•	Differences between actual operating results and those expected by investors and analysts;

•	Changes in recommendations by securities analysts;

•	Operations and stock performance of competitors;

•	Accounting charges, including charges relating to the impairment of goodwill;

•	Significant acquisitions, dispositions or strategic alliances by Towers Watson or by competitors;

•	Sales of the Class A Common Stock, including sales by Towers Watson’s directors and officers or significant investors;

•	Recruitment or departure of key personnel;

•	Loss or gain of key clients; and

•	Changes in reserves for professional liability claims.

We cannot assure you that the stock price of Class A Common Stock will not fluctuate or decline significantly in the future. In addition, the stock market in general can experience considerable price and volume fluctuations that may be unrelated to Towers Watson’s performance.

Shares of Towers Watson common stock eligible for public sale could adversely affect the stock price.

On January 1, 2010, the then-former Towers Perrin security holders received, in the aggregate, 50% of Towers Watson’s voting common stock then outstanding. Those shares are subject to various restrictions. For example, shares of Class B Common Stock automatically convert into freely tradable Class A Common Stock in equal annual instalments over four years beginning on the anniversaries of January 1, 2010. In addition, transfer restrictions on restricted shares of Class A Common Stock received by a holder of Towers Perrin RSUs lapse over the course of a three-year vesting schedule (or such other vesting schedule as may be set forth in the holder’s Towers Perrin RSU award agreement) beginning on the anniversaries of January 1, 2010.

The sales or potential sales of a substantial number of shares of Class A Common Stock in the public market after the Class B Common Stock converts or shares of restricted Class A Common Stock vest could depress the market price of Class A Common Stock at such time and could then impair the ability of Towers Watson to raise capital through the sale of additional securities.

Shares of Class B Common Stock and restricted shares of Class A Common Stock are subject to, among other things, restrictions on transfer, which may prevent their holders from realizing gains or minimizing losses during certain time periods.

As discussed elsewhere in this Offer to Exchange, shares of Class B Common Stock as well as shares of restricted Class A Common Stock may not be sold or transferred for a period of time, except in limited circumstances.

During the duration of these restrictions, holders of these securities will be precluded from realizing any gains or minimizing losses from the increase or decrease in the market price of the shares of Class A Common Stock.

Towers Watson will only pay dividends if and when declared by our Board of Directors.

Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon Towers Watson’s results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, rule or regulation, business and investment strategy, and other factors that our Board of Directors deems relevant. If Towers Watson does not pay dividends, then the return on an investment in its common stock will depend entirely upon any future appreciation in its stock price. There is no guarantee that Towers Watson’s common stock will appreciate in value or maintain its value.

There is no trading market for the Class B Common Stock.

The Class B Common Stock is not listed on any securities exchange or included in any automated quotation system and there is no trading market for such classes of common stock. The transfer of the Class B Common Stock is restricted under Towers Watson’s governing documents. As a result of these restrictions, holders of shares of Class B Common Stock are not able to dispose of such securities other than in very limited circumstances. See “Description of Towers Watson’s Common Stock”.

If Towers Watson is not able to implement any recommended improvements in its internal control over financial reporting or favorably assess the effectiveness of its internal control over financial reporting, or if its independent registered public accounting firm is not able to provide an unqualified attestation report on the effectiveness of Towers Watson’s internal control over financial reporting, the stock price for the Class A Common Stock could be materially adversely affected.

If Towers Watson’s internal control over financial reporting is not effective, the reliability of Towers Watson’s financial statements could be impaired. Since January 1, 2010, the effective time of the merger between Towers Perrin and Watson Wyatt, Towers Watson has devoted and continues to devote considerable resources, including management’s time and other internal resources, to a continuing effort to comply with regulatory requirements relating to internal control and the preparation of financial statements, including implementing any changes recommended by Towers Watson’s independent registered public accounting firm. In particular, these efforts have and will continue to focus on Towers Perrin and its subsidiaries, which prior to January 1, 2010 had not previously been subject to the requirements of Section 404 or 302 of the Sarbanes-Oxley Act of 2002, as amended, and the rules promulgated thereunder by the SEC. Towers Watson is now required to certify to and report on, and its independent registered public accounting firm will be required to attest to, the effectiveness of Towers Watson’s internal control over financial reporting on an annual basis. If Towers Watson cannot favorably assess the effectiveness of its internal control over financial reporting, or if Towers Watson’s independent registered public accounting firm is unable to provide an unqualified attestation report on the effectiveness of Towers Watson’s internal control over financial reporting, investor confidence and, in turn, the market price of the Class A Common Stock could be materially adversely affected.

There can be no assurance that Towers Watson will be able to implement and maintain any recommended improvements in Towers Watson’s controls over its financial reporting. Any failure to do so could cause the reliability of Towers Watson’s financial statements to be impaired and could also cause Towers Watson to fail to meet its reporting obligations under applicable law, either of which could cause investor confidence and, in turn, the market price of the Class A Common Stock, to be materially adversely affected.

Towers Watson has various mechanisms in place that could prevent a change in control that a stockholder might favor.

Towers Watson’s certificate of incorporation and bylaws contain provisions that might discourage, delay or prevent a change in control that a stockholder might favor. Towers Watson’s certificate of incorporation or bylaws:

•	Authorize the issuance of preferred stock without fixed characteristics, which could be issued by our Board of Directors pursuant to a stockholder rights plan and deter a takeover attempt;

•	Provide that only the Chief Executive Officer, President or our Board of Directors may call a special meeting of stockholders;

•	Limit business at special stockholder meetings to such business as is brought before the meeting by or at the direction of our Board of Directors;

•	Prohibit stockholder action by written consent, and require all stockholder actions to be taken at an annual or special meeting of the stockholders;

•	Provide our Board of Directors with exclusive power to change the number of directors;

•	Provide that all vacancies on our Board of Directors, including new directorships, may only be filled by a resolution adopted by a majority of the directors then in office;

•	Do not opt out of Section 203 of the Delaware General Corporation Law, which prohibits business combinations between a corporation and any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder;

•	Require a super-majority vote for the stockholders to amend Towers Watson’s bylaws; and

•	Prohibit any stockholder from presenting a proposal or director nomination at an annual stockholders’ meeting unless such stockholder provides Towers Watson with sufficient advance notice.

USE OF PROCEEDS

We will not receive any cash proceeds from the exchange of the shares of Class B-1 Common Stock for New Notes pursuant to the Offer.

PRICE RANGE OF THE CLASS A COMMON STOCK

Our Class A Common Stock trades on The New York Stock Exchange, LLC and The NASDAQ Stock Market, LLC under the ticker symbol “TW”, while there is no trading market for our shares of Class B Common Stock.

As of May 12, 2010, there were approximately 125 holders of record of our Class A Common Stock, 679 holders of record of our Class B-1 Common Stock, 554 holders of record of our Class B-2 Common Stock, 553 holders of record of our Class B-3 Common Stock, and 542 holders of record of our Class B-4 Common Stock.

On May 14, 2010, the last reported sales price of our Class A Common Stock was $48.76 per share. As of May 12, 2010 we had the following shares outstanding (i) 47,130,107 shares of Class A Common Stock, (ii) 12,798,118 shares of Class B-1 Common Stock, (iii) 5,561,630 shares of Class B-2 Common Stock, (iv) 5,561,630 shares of Class B-3 Common Stock, and (v) 5,399,778 shares of Class B-4 Common Stock.

The following table presents the range of high and low quarterly sales prices of shares of our Class A Common Stock (through the close of trading on May 14, 2010) since January 4, 2010, the first trading day of the Class A Common Stock following consummation of the “merger of equals” between Towers Perrin and Watson Wyatt.

	High	Low

Year 2010
First Quarter (beginning January 4, 2010)	$51.48	$42.72
Second Quarter (through May 14, 2010)	50.00	46.87

We urge you to obtain current market information for our Class A Common Stock before making any decision to tender your shares of Class B-1 Common Stock pursuant to the Offer.

DIVIDEND POLICY

Our Board of Directors recently determined to establish and pay regular quarterly cash dividends in the amount of $0.075 per share (at an annual rate of $0.30 per share) on all of the Company’s outstanding Class A Common Stock and Class B Common Stock, with such dividend payments to begin at the end of the third quarter of fiscal year 2010.

Notwithstanding the foregoing, any determination to declare and pay dividends will be at the discretion of our Board of Directors and will depend upon Towers Watson’s results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law, rule or regulation, business and investment strategy, and other factors that our Board of Directors deems relevant at such time.

THE OFFER

The Offer Documents contain, or incorporate by reference, important information that should be read carefully before any decision is made with respect to the Offer. See “Incorporation of Documents by Reference”.

Towers Watson began material operations January 1, 2010 and is the combined businesses previously conducted by Towers Perrin and Watson Wyatt. We offer our clients comprehensive services and a strong talent pool of approximately 14,000 full-time and contract associates across 34 countries. The histories of our predecessor firms are summarized below.

Watson Wyatt traces its roots back to the actuarial firm R Watson & Sons, founded in 1878 in the U.K. In 1946, The Wyatt Company was established as an actuarial consulting firm in the U.S. Over the next few decades, the U.S.-based firm branched out into such other services as health care and compensation consulting and broadened its global reach, establishing offices throughout Canada, Europe, Latin America and Asia. In 1995, the two firms formed a global alliance and began operating as Watson Wyatt Worldwide. In 2000, the U.S.-based arm of the alliance completed a successful initial public offering and began trading on the New York Stock Exchange under the symbol “WW”. In August 2005, the two firms formally combined into one.

Towers Perrin’s predecessor firm, Henry W. Brown & Co., was founded in 1871. Towers Perrin was incorporated in Philadelphia, Pennsylvania on February 13, 1934. The firm opened for business with 26 associates and initially operated a Reinsurance Division and Life Division. The firm eventually began to specialize in pensions and other associate benefit plans. Over the decades, the firm grew, diversified, globalized and, in 1987, was renamed Towers Perrin.

At Towers Watson, we bring together professionals from around the world — experts in their areas of specialty — to deliver the perspectives that give organizations a clear path forward. We do this by working with clients to develop solutions in the areas of employee benefit programs, risk and capital management, and talent and reward programs.

We help our clients enhance business performance by improving their ability to attract, retain, and motivate qualified associates. We focus on delivering consulting services that help our clients anticipate, identify, and capitalize on emerging opportunities in human capital management. We also provide independent financial advice regarding all aspects of life assurance and general insurance, as well as investment advice to assist our clients in developing disciplined and efficient investment strategies to meet their investment goals.

As leading economies worldwide become more services-oriented, human capital and financial management has become increasingly important to companies and other organizations. The heightened competition for skilled associates, unprecedented changes in workforce demographics, regulatory changes related to compensation and retiree benefits and rising associate-related costs have increased the importance of effective human capital management. Insurance and investment decisions become increasingly complex and important in the face of changing economies and dynamic financial markets. Towers Watson helps its clients address these issues by combining the expertise in human capital and financial management with consulting and technology, to improve the design and implementation of various human resources and financial programs, including compensation, retirement, health care, insurance and investment plans.

The human resources consulting industry, although highly fragmented, is highly competitive and is comprised of major human capital consulting firms, specialist firms, consulting arms of accounting firms and information technology consulting firms.

In the short term, Towers Watson’s revenue is driven by many factors including the general state of the global economy and the resulting level of discretionary spending, the continuing regulatory compliance requirements of its clients, changes in investment markets, the ability of the consultants to attract new clients or provide additional services to existing clients, and the impact of new regulations in the legal and accounting fields. In the long term, Towers Watson expects that its financial results will depend in large part upon how well we succeed in deepening the existing client relationships through thought leadership and focus on innovative solutions that deploy our intellectual capital and talent holistically, actively pursuing new clients in the target markets, and strategic acquisitions. Towers Watson believes that the highly fragmented industry in which it operates represents tremendous growth opportunities, because we offer a unique combination of benefits and human capital consulting as well as strategic technology solutions.

The mailing address of our principal executive offices is 875 Third Avenue, New York, NY 10022. Our telephone number at these offices is (212) 725-7550.

Terms of the Offer

General

We are offering to exchange each share of Class B-1 Common Stock for a New Note with a principal amount equal to the Exchange Ratio, provided that the aggregate principal amount of the New Notes does not exceed $200,000,000.

In the event that a number of shares of Class B-1 Common Stock is tendered in the Offer that would require us to issue in excess of $200,000,000 aggregate principal amount of New Notes, then all tenders will be accepted on a pro rata basis such that the aggregate principal amount of the New Notes does not exceed $200,000,000. See “The Offer — Prorating”.

You may tender all, some or none of your shares of Class B-1 Common Stock, subject to the terms and conditions of the Offer Documents.

The Exchange Ratio and the Maximum Share Amount will be fixed by 4:30 p.m., New York City time, on the Pricing Date, which is June 10, 2010 (unless the Offer is extended). The Exchange Ratio will be rounded to the nearest whole cent.

The Exchange Ratio will equal the Weighted Average Price for shares of our Class A Common Stock which is the volume-weighted average price for shares of our Class A Common Stock for each trading day in the Pricing Period as displayed under the heading “Bloomberg VWAP” on Bloomberg Page TW (or its equivalent successor page if such page is not available) or, if such volume-weighted average price is unavailable, the market price of one share of our Class A Common Stock on such trading day determined, using a volume-weighted average method, by a nationally recognized investment banking firm retained by us for that purpose.

The Pricing Period is defined as the 10 consecutive trading day period ending on and including June 10, 2010, the Pricing Date (unless extended), in respect of the period beginning at 9:30 a.m., New York City time (or such other time as is the official open of trading at such markets) and ending at 4:00 p.m., New York City time (or such other time as is the official close of trading at such market) on the Pricing Date.

Our acceptance of validly tendered shares of Class B-1 Common Stock and the closing of the Offer are subject to the conditions described under “The Offer — Conditions to the Completion of the Offer”.

Mechanics to Calculating Exchange Ratio

We will issue a press release prior to 9:00 a.m., New York City time, on June 11, 2010, or the Announcement Date (unless the Expiration Date is extended). The press release announcing the Exchange Ratio and the Maximum Share Amount will also be filed as an exhibit to an amendment to the Schedule TO that we have filed with the SEC relating to this Offer.

On each business day during the Pricing Period, stockholders of Class B-1 Common Stock may either go to Towers Watson’s website at http://www.towerswatson.com or contact the Information Agent at (877) 295-6905 to obtain a representative Exchange Ratio and Maximum Share Amount with respect to this Offer to Exchange, calculated as if such Pricing Period ended on the preceding business day.

Please note that the time line and illustrative example below are for purposes of understanding the dates involved in the Offer, especially with respect to the Exchange Ratio mechanics, and consideration to be received. Please note that the timeline is based on the assumption that Towers Watson consummates the Offer on June 14, 2010, the Expiration Date, on the terms and conditions set forth in this Offer to Exchange.

Illustrative Timeline

Consideration to be Received, Subject to Prorating

1 share of Class B Common Stock	=	1 New Note with a principal amount equal to the Weighted Average Price

Information Relating to the New Notes

Interest will accrue at a fixed per annum rate, compounded quarterly on the “interest reset dates”, equal to the greater of (i) 2.0%, or (ii) 120.0% of the short-term applicable federal rate listed under the quarterly column, in effect at the applicable “interest reset date” (if such date is not a business day, then the “interest reset date” shall be the next succeeding business day), prescribed by the IRS under Section 1274(d) of the Code, calculated quarterly, in each case, as solely determined by Towers Watson, which determination shall be final, and Towers Watson shall notify the Trustee of such rate. Interest on the New Notes will be payable in cash in arrears to the persons who are registered holders of the New Notes on March 15, 2012. Interest will accrue from and include the date of issuance of the New Notes and will be computed on the basis of a 360-day year using the actual number of days outstanding. For purposes of this Offer to Exchange, “interest reset dates” means the 15th day of September 2010 and then each of the 15th day of December, March, June, and September until March 15, 2012. The payment of principal, interest and any other amounts due, if any, on the New Notes will be subordinated and junior in right of payment, as set forth in the indenture applicable to the New Notes, to the prior payment in full in cash of all “Senior Debt” (as defined in “Description of New Notes”), whether outstanding on the issue date of the New Notes or thereafter incurred, assumed or guaranteed. See “Description of New Notes”.

Like your shares of Class B-1 Common Stock, the New Notes will be restricted from being transferred, except in very limited circumstances. See “Description of New Notes”.

Expiration Date; Extensions; Amendments

The Offer will expire at 12:00 midnight, New York City time, on Monday, June 14, 2010, unless extended by the Company.

To extend the Expiration Date, we will notify the Exchange Agent of any extension by written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date and we will notify the holders of shares of Class B-1 Common Stock, or cause them to be notified, by such time and date by public announcement. Such notification will state the new Expiration Date.

We expressly reserve the right to delay acceptance of any shares of Class B-1 Common Stock, to extend the Offer, or to terminate the Offer and not accept the shares of Class B-1 Common Stock not previously tendered, if any of the conditions (as the same may be modified) set forth under “The Offer — Conditions to the Completion of the Offer” shall not have been waived by us or satisfied prior to the Expiration Date. If we exercise any such right, we will give written notice to the Exchange Agent as promptly as practicable.

If the Offer is amended in a manner we determine to constitute a material change (including the waiver of any condition that we determine to be material), we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of shares of Class B-1 Common Stock of such amendment. If the amendment changes the amount of shares of Class B-1 Common Stock sought or the consideration offered pursuant to the Offer, we will extend the Expiration Date if necessary so that at least 10 business days remain in the Offer following notice of the amendment.

For any other material change, we will extend the Expiration Date if necessary so that at least five business days remain in the Offer following notice of the material change.

Source and amount of funds

As the Offer involves an exchange of shares of Class B-1 Common Stock for New Notes, no cash funds will be required to consummate the Offer (other than funds to pay expenses incurred in connection with the Offer, all which we will fund from cash on hand).

Release of legal claims by tendering holders

By tendering your shares of Class B-1 Common Stock in the Offer, effective upon payment to you of the consideration payable in the Offer, you will, as of the closing of the Offer, be deemed to have released and waived any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Class B-1 Common Stock, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors or your assigns have, may have or may have had against us or any of our affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.

Procedures for tendering shares of Class B-1 Common Stock in the Offer

For a holder of shares of Class B-1 Common Stock to validly tender shares of Class B-1 Common Stock pursuant to the Offer, a properly completed and duly executed Letter of Transmittal, together with any documents required by the Instructions to the Letter of Transmittal must be received by the Exchange Agent at the address set forth on the back cover of this Offer to Exchange prior to the Expiration Date. An additional requirement applies to a “Non-U.S. Holder” (as defined in “Certain Material Income Tax Consideration”) in order for his or her shares of Class B-1 Common Stock to be accepted for exchange pursuant to the Offer. Promptly following the Expiration Date, but no later than two business day thereafter, a Non-U.S. Holder will be required to transfer to the Company funds sufficient to satisfy applicable U.S. withholding taxes payable in connection with the redemption of such Non-U.S. Holder’s shares of Class B-1 Common Stock. The withholding tax, and the amount required to be transferred, will generally equal 30% of the face amount of the New Notes that would be payable to the Non-U.S. Holder if the holder’s shares are accepted for exchange, unless the Non-U.S. Holder is eligible to claim, and properly claims, a reduced rate of withholding under an applicable tax treaty with the U.S. A Non-U.S. Holder that tenders shares of Class B-1 Common Stock in the Offer but fails to transfer to the Company sufficient cash to satisfy withholding taxes will not have his or her shares of Class B-1 Common Stock accepted for exchange pursuant to the Offer and the “Class B-1 Proration Factor” (defined below in “The Offer — Prorating”) will remain the same without giving effect to such failure of acceptance. See “the Offer — Procedures for tendering shares of Class B-1 Common Stock in the Offer”.

Effect of Letter of Transmittal

Subject to and effective upon the acceptance for exchange of and exchange of validly tendered shares of Class B-1 Common Stock, by executing and delivering a Letter of Transmittal, you (i) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the tendered shares of Class B-1 Common Stock, (ii) waive any and all rights with respect to the shares of Class B-1 Common Stock tendered, and (iii) release and waive any and all claims or causes of action of any kind whatsoever, whether known or unknown that, directly or indirectly, arise out of or are in any manner connected with your or your successors’ and assigns’ ownership or acquisition of the shares of Class B-1 Common Stock, including any accrued interest and any related transaction, event, circumstance, action, failure to act or occurrence of any sort or type, in each case, that you, your successors and your assigns have, may have or may have had against us or any of our affiliates, directors, officers, associates, counsel or agents or representatives, whether current or former.

Letters of Transmittal must be sent only to the Exchange Agent. Do not send Letters of Transmittal to us.

The method of delivery of shares of Class B-1 Common Stock and all other documents is at your election and risk. We recommend that you use registered mail, return receipt requested, that you obtain proper insurance, and that you mail those documents sufficiently in advance of the date on which the Offer expires to permit delivery to the Exchange Agent on or before such date.

Right of withdrawal

Shares of Class B-1 Common Stock tendered for exchange may be withdrawn at any time before 12:00 midnight, New York City time, on the Expiration Date. In addition, if we have not agreed to accept your shares of Class B-1 Common Stock for exchange, you can withdraw them at any time after the expiration of 40 business days from the commencement of the Offer. For a withdrawal of tendered shares of Class B-1 Common Stock to be effective, a written notice of withdrawal or revocation must be received by the Exchange Agent no later than 12:00 midnight, New York City time, on the Expiration Date. Any such notice of withdrawal must:

•	specify the name of the person who tendered the shares of Class B-1 Common Stock to be withdrawn;

•	contain the description of the shares of Class B-1 Common Stock to be withdrawn; and

•	be signed by the holder of such shares of Class B-1 Common Stock in the same manner as the original signature on the Letter of Transmittal by which such shares of Class B-1 Common Stock were tendered.

If the shares of Class B-1 Common Stock to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt of such written notice of withdrawal even if physical release is not yet effected.

Shares of Class B-1 Common Stock withdrawn from the Offer may be re-tendered by following the tender procedures described above.

Prorating

The maximum number of shares of Class B-1 Common Stock that may be converted into New Notes is equal to the number of shares obtained by dividing (i) $200 million by (ii) the Exchange Ratio. We refer to this maximum number of shares of Class B-1 Common Stock as the “Class B-1 Number”.

If the number of shares of Class B-1 Common Stock designated by all tendering holders of shares of Class B-1 Common Stock making valid tender exceeds the Class B-1 Number, then the shares of Class B-1 Common Stock will be converted into New Notes subject to prorating as follows:

•	The number of shares of Class B-1 Common Stock to be converted into New Notes will be determined by multiplying the “Class B-1 Proration Factor” by the total number of shares of shares of Class B-1 Common Stock validly tendered.

•	The “Class B-1 Proration Factor” is determined by dividing the Class B-1 Number by the total number of shares of Class B-1 Common Stock validly tendered and not withdrawn by holders of shares of Class B-1 Common Stock.

In the event that a Non-U.S. Holder fails to transfer to the Company funds sufficient to satisfy applicable U.S. withholding taxes payable in connection with the redemption of such Non-U.S. Holder’s shares of Class B-1 Common Stock, such Non-U.S. Holder will not have his or her shares of Class B-1 Common Stock accepted for exchange pursuant to the Offer and the Class B-1 Proration Factor will remain the same without giving effect to such failure of acceptance. See “The Offer — Procedures for tendering shares of Class B-1 Common Stock in the Offer”.

In addition, it is theoretically possible that all shares of Class B-1 Common Stock could be exchanged in the Offer without prorating in the event that the trading price of the Class A Common Stock drops substantially from current levels, which would result in a substantially lower Exchange Ratio. In such a scenario, Towers Watson would be able to issue Notes with an aggregate principal amount less than $200 million in exchange for all of the issued and outstanding shares of Class B-1 Common Stock (assuming 100% of such shares tender). However, based on historic trading levels, such a substantial drop in the trading price of the Class A Common Stock is not reasonably likely.

Determinations of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered shares of Class B-1 Common Stock pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion (and we may delegate the power to make any determination in whole or in part to the Exchange Agent). Any such determination will be final and binding. Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any shares of Class B-1 Common Stock, or will incur any liability for failure to give any such notification. We reserve the absolute right to reject any or all tenders of any shares of Class B-1 Common Stock determined by us not to be in proper form, or if the acceptance of or exchange of such shares of Class B-1 Common Stock may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer that we are legally permitted to waive.

Acceptance and Delivery of New Notes

Upon our determination that all of the conditions to the Offer were satisfied or waived by us on or prior to the Expiration Date, all shares of Class B-1 Common Stock validly tendered and not withdrawn will be accepted and the New Notes will be delivered promptly after expiration of the Offer. See “The Offer — Conditions to the Completion of the Offer”. For purposes of the Offer, shares of Class B-1 Common Stock shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given written notice thereof to the Exchange Agent. In addition, a “Non-U.S. Holder” must, in order for his or her shares of Class B-1 Common Stock to be accepted for exchange pursuant to the Offer, transfer to the Company funds sufficient to satisfy applicable U.S. withholding taxes payable in connection with the redemption of such Non-U.S. Holder’s shares of Class B-1 Common Stock. See “The Offer — Procedures for tendering shares of Class B-1 Common Stock in the Offer”.

If any shares of Class B-1 Common Stock are not accepted for any reason set forth in this Offer to Exchange or because the Offer is terminated, such unaccepted or unexchanged shares of Class B-1 Common Stock will remain issued and outstanding.

Conditions to Completion of the Offer

Notwithstanding any other provision of the Offer, or any extension of the Offer, we shall not be required to accept for exchange any shares of Class B-1 Common Stock or issue any New Notes, and we may terminate or amend the Offer at any time prior to acceptance for exchange of the shares of Class B-1 Common Stock if we determine, in our reasonable judgment, that any of the following conditions has not been satisfied on or before the Expiration Date:

•	the Company’s application for qualification of the New Indenture on Form T-3, filed May 17, 2010, shall have been declared effective by the SEC;

•	there shall not have occurred or be likely to occur any event that could reasonably be expected to materially adversely affect our business, financial condition, income, operations, properties or prospects, or materially impair the contemplated benefits of the Offer, or the settlement of the Offer;

•	there shall not have been any action taken or threatened, or any statute, rule, regulation, judgment, order, stay, decree or injunction promulgated, enacted, entered, enforced or deemed applicable to the Offer or the exchange of shares of Class B-1 Common Stock for New Notes pursuant to the Offer, by or before any court or governmental regulatory or administrative agency or authority, tribunal, domestic or foreign, that challenges the making of the Offer or might reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay settlement of, or might otherwise reasonably be expected to adversely affect in any material manner, the Offer; or

•	there shall not have occurred (i) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (ii) any significant adverse change in the price of securities generally in the United States or other major securities markets, (iii) a material impairment in the trading market for debt securities in the United States, (iv) a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States or other major financial markets, (v) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, or other event that might affect the extension of credit by banks or other lending institutions, (vi) a commencement of a war, armed hostilities, terrorist acts or other national or international calamity directly or indirectly involving the United States, or (vii) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for the Company’s benefit and may be asserted by the Company or may be waived by the Company, in whole or in part at any time, and from time to time, on or prior to the Expiration Date, in its sole discretion. In addition, the Company may terminate the Offer if any condition is not satisfied or waived on or before the Expiration Date. Under the Offer, if any of the foregoing conditions is not satisfied or waived, the Company may (i) not accept shares of Class B-1 Common Stock tendered by you, (ii) extend the Offer and retain all tendered shares of Class B-1 Common Stock until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by applicable law.

The Company has not made a decision as to what circumstances would lead the Company to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although the Company has no present plans or arrangements to do so, the Company reserves the right to amend, at any time, the terms of the Offer. The Company will give holders such notice of such amendments as may be required by applicable law.

Purpose of the Offer

On January 1, 2011, 12,798,118 shares of Class B-1 Common Stock will automatically convert into freely transferable shares of Class A Common Stock and 1,382,752 shares of restricted Class A Common Stock will automatically vest and become freely transferable shares of Class A Common Stock (these numbers do not reflect any applicable share tax withholdings). Combined, 14,180,870 shares of freely transferable shares of Class A Common Stock would be available for sale on January 1, 2011, which would represent 33% of the current outstanding, freely transferable shares of Class A Common Stock (assuming 42,889,474 shares of freely transferable Class A Common Stock outstanding immediately prior to such date, and not accounting for any applicable share tax withholdings)

Sales or potential sales of such a number of shares of Class A Common Stock in the public market after January 1, 2011 could depress the market price of Class A Common Stock at such time and could also then impair the ability of Towers Watson to raise capital through the sale of additional securities.

The purpose of this Offer, therefore, is to enable the Company to acquire a significant number of shares of Class B-1 Common Stock in an orderly fashion in order to reduce the impact of any sales or potential sales that may occur on or after January 1, 2011 on the market price of Class A Common Stock or Towers Watson’s ability to raise capital through the sale of additional securities.

In furtherance of the purpose of the Offer, following the expiration of the Offer, (i) the Company may purchase or sell (or permit certain stockholders to sell) from time to time shares of the Company’s common stock at such times, at such prices and in such amounts as shall be determined by the Company or our Board of Directors, as applicable, which purchases or sales may be made in the open market, through underwritten public offerings, privately negotiated transactions or otherwise as the Company or our Board of Directors shall determine, or (ii) our Board of Directors may resolve, subject to obtaining stockholder approval, to amend Towers Watson’s certificate of incorporation to eliminate a provision that restricts our Board of Directors’ ability to convert shares of Class B Common Stock into shares of Class A Common Stock, thereby permitting our Board of Directors, to the extent our Board of Directors determines, in its discretion, to convert such number of shares of Class B Common Stock as our Board of Directors deems to be necessary or appropriate. At this time, no such determinations have been made.

Information Agent

American Stock Transfer & Trust Company, LLC has been appointed as Information Agent for the Offer. All questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its telephone numbers and mailing addresses set forth on the back cover of this Offer to Exchange. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

No Solicitation

There are no persons directly or indirectly employed, retained or to be compensated to make solicitations or recommendations in connection with the Offer.

Fees and Expenses

We will bear all of our fees and expenses incurred in connection with the Offer.

Withholding Taxes

The New Notes will be subject to any required withholding of taxes, and no interest will be paid thereon.

Transfer Taxes

We are not aware of any obligation of holders of shares of Class B-1 Common Stock who tender their shares of Class B-1 Common Stock in the Offer to pay any transfer taxes. However, if transfer tax would apply to the Offer, then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted to us by the tendering holder, the amount of such transfer taxes will be billed directly to the tendering holder.

Interests of directors, executive officers and affiliates of the Company in shares of Class B-1 Common Stock

The following is a list of the current directors and executive officers of the Company:

Name	Position

Board of Directors
John J. Haley	Chairman of the Board of Directors and Chief Executive Officer
Mark V. Mactas	Deputy Chairman of the Board of Directors, Chief Operating Officer and President
Betsy Atkins	Director
Victor F. Ganzi	Director
John J. Gabarro	Director
Mark Maselli	Director
Gail McKee	Director
Brendan R. O’Neill	Director
Linda D. Rabbitt	Director
Gilbert T. Ray	Director
Paul Thomas	Director
Wilhelm Zeller	Director
Executive Officers
Walter W. Bardenwerper	Vice President, General Counsel and Secretary
Robert J. Charles	Managing Director, Asia-Pacific
James K. Foreman	Managing Director, North America
Julie J. Gebauer	Managing Director, Talent & Rewards
Luiz Roberto Gouvêa	Managing Director, Latin America
Patricia L. Guinn	Managing Director, Risk & Financial Services
Roger F. Millay	Vice President & Chief Financial Officer
Chandrasekhar (Babloo) Ramamurthy	Managing Director, EMEA
Gene H. Wickes	Managing Director, Benefits

In connection with his or her services to the Company and its affiliates, a few of our executive officers are a party to an ordinary course employment or change-in-control agreement, while a few of our directors and executive officers are a party to a stock option, stock unit and/or restricted stock plan or other arrangement involving the common stock of the Company, each of which has been previously filed by the Company with the SEC. See “Where to Find Available Information”.

None of the Company or, to the Company’s knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

As a result of the “merger of equals” between Towers Perrin and Watson Wyatt, all of our current directors and executive officers who either previously served on Towers Perrin’s board of directors or were employed by Towers Perrin immediately prior to the effective time of that merger, currently own shares of Class B-1 Common Stock. See “Towers Watson stockholder information” below.

However, after making a reasonable inquiry, the Company does not know whether any director or executive officer that owns shares of Class B-1 Common Stock currently intends to tender such shares in the

Offer. As a result, it is possible that one or more of our directors or executive officers that own shares of Class B-1 Common Stock may elect to tender some or all of their shares of Class B-1 Common Stock in the Offer.

No director, executive officer, affiliate or associate of the Company has engaged in any transaction in the shares of Class B-1 Common Stock during the 60 days preceding the date of this Offer to Exchange.

Towers Watson stockholder information

The following table sets forth as of May 5, 2010, the beneficial ownership of shares of Class B-1 Common Stock and Towers Watson’s voting common stock in the aggregate as to (i) all directors of Towers Watson, (ii) each executive officer of Towers Watson, and (iii) all directors and executive officers of Towers Watson, as a group. The business address for each of the Company’s directors and executive officers is 875 Third Avenue, New York, NY 10022, and their telephone number at this office is (212) 725-7550.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, (i) each such Towers Watson director and executive officer holds sole voting and investment power over the shares listed as beneficially owned, (ii) shares are not be pledged as security, and (iii) shares indicated as being subject to any derivative security are shares issuable upon conversion or vesting, as the case may be, within 60 days following May 5, 2010.

Percentage of beneficial ownership is based on the approximately 76.4 million shares of Towers Watson’s voting common stock issued and outstanding as of May 5, 2010. In general, for each director and executive officer, beneficial ownership of Towers Watson voting common stock is based on his or her ownership, as of May 5, 2010.

		Amount and Nature of
		Beneficial
		Ownership of All
		Voting Classes of
	Amount and Nature	Common Stock
	of Beneficial Ownership of	(Including all	Percentage of
	Class B-1	Classes of Class B	All Voting
	Common Stock	Common Stock)	Common Stock

Directors
John J. Haley(1)	—	300,797	*
Mark V. Mactas	76,366	305,464	*
Betsy Atkins	—	—	*
Victor F. Ganzi	—	—	*
John J. Gabarro	—	16,233	*
Mark Maselli	4,092	46,091.9540	*
Gail McKee	—	17,000	*
Brendan R. O’Neill	—	4,330.92	*
Linda D. Rabbitt	—	17,369.63	*
Gilbert T. Ray	—	13,260.91	*
Paul Thomas	—	—	*
Wilhelm Zeller	—	—	*

		Amount and Nature of
		Beneficial
		Ownership of All
		Voting Classes of
	Amount and Nature	Common Stock
	of Beneficial Ownership of	(Including all	Percentage of
	Class B-1	Classes of Class B	All Voting
	Common Stock	Common Stock)	Common Stock

Executive Officers (except for directors)
Walter W. Bardenwerper(2)	—	62,025	*
Robert J. Charles	—	13,080	*
James K. Foreman	—	111,180	*
Julie J. Gebauer	47,104	188,416.062	*
Luiz Roberto Gouvêa	32,587	130,349.216	*
Patricia L. Guinn	67,477	269,909.53	*
Roger F. Millay(3)	—	31,102	*
Chandrasekhar (Babloo) Ramamurthy(4)	—	195,543	*
Gene H. Wickes(5)	—	100,741	*
All Towers Watson directors and executive officers as a group (21 persons)	227,626	1,822,893.222	2.4%

*	Less than 1%.

(1)	Includes (i) 55,530 currently exercisable stock options with an exercise price of $42.47 and (ii) 51,403 currently exercisable stock options with an exercise price of $45.88.

(2)	Includes (i) 7,114 currently exercisable stock options with an exercise price of $42.47 and (ii) 6,585 currently exercisable stock options with an exercise price of $45.88.

(3)	Includes (i) 13,042 currently exercisable stock options with an exercise price of $42.47 and (ii) 12,073 currently exercisable stock options with an exercise price of $45.88.

(4)	Includes (i) 9,365 currently exercisable stock options with an exercise price of $42.47 and (ii) 8,667 currently exercisable stock options with an exercise price of $45.88.

(5)	Includes (i) 10,908 currently exercisable stock options with an exercise price of $42.47 and (ii) 10,097 currently exercisable stock options with an exercise price of $45.88.

DESCRIPTION OF TOWERS WATSON’S COMMON STOCK

The following description of the material terms of the capital stock of Towers Watson contains a summary of specified provisions of Towers Watson’s certificate of incorporation and bylaws. This description is subject to the relevant provisions of Delaware law and is qualified by reference to Towers Watson’s certificate of incorporation and bylaws.

Capital Stock

Towers Watson has the authority to issue an aggregate of 416,100,000 shares, of which:

•	414,000,000 are shares of Towers Watson voting common stock, $0.01 par value, designated into classes and subclasses, as described below.

•	2,000,000 are shares of preferred stock, $0.01 par value.

•	100,000 are shares of Towers Watson Class F stock.

As of May 12, 2010, 76,441,726 shares of Towers Watson’s voting common stock, 100,000 shares of Class F stock and no shares of Towers Watson’s preferred stock are outstanding.

No holder of stock of any class of Towers Watson has any preemptive or preferential right of subscription to any shares of any class of stock of Towers Watson whether authorized now or at a future date, or to any obligation convertible into stock of Towers Watson, or any right of subscription for such securities, other than such rights, if any, as the board of directors in its discretion from time to time determines.

Common Stock

The shares of Towers Watson’s voting common stock are be duly authorized, validly issued, fully paid and nonassessable. Towers Watson’s voting common stock is divided into the following classes (and subclasses):

•	Class A Common Stock, 300,000,000 shares authorized.

•	Class B Common Stock, 93,500,000 shares authorized, divided into four subclasses, as follows:

• Class B-1 Common Stock, 31,000,000 shares authorized.

• Class B-2 Common Stock, 25,000,000 shares authorized.

• Class B-3 Common Stock, 25,000,000 shares authorized.

• Class B-4 Common Stock, 12,500,000 shares authorized.

•	Towers Watson Class R common stock, 13,500,000 shares authorized.

•	Towers Watson Class S common stock, 7,000,000 shares authorized.

Class A Common Stock

Voting Rights.  At every meeting of the stockholders of Towers Watson in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Class A Common Stock is entitled to one vote in person or by proxy for each share of Class A Common Stock registered in the name of the holder on the transfer books of Towers Watson. Except as otherwise required by law, the holders of shares of Class A Common Stock will vote together as a single class, subject to any right that may be conferred upon holders of preferred stock to vote together with holders of voting common stock on all matters submitted to a vote of stockholders of Towers Watson. No holder of shares of Class A Common Stock may cumulate votes in voting for its directors.

Reclassifications, Subdivisions and Combinations.  No shares of Class A Common Stock may be reclassified, subdivided or combined unless the reclassification, subdivision or combination occurs simultaneously and in the same proportion for all shares of Class A Common Stock, except that Class A Common

Stock and Class B Common Stock may be reclassified as a single class of common stock at any time following the fourth anniversary of January 1, 2010.

Dividends and Other Distributions.  Subject to the rights of the holders of preferred stock, holders of each class of voting common stock of Towers Watson are entitled to receive such dividends and other distributions in cash, stock of any corporation (other than common stock) or property of Towers Watson as may be declared on such class of common stock by our Board of Directors from time to time out of assets or funds of Towers Watson legally available for such purpose and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in common stock, including distributions pursuant to stock splits or divisions of common stock, only shares of Class A Common Stock are paid or distributed with respect to Class A Common Stock, only shares of Class B Common Stock are paid or distributed with respect to Class B Common Stock, only shares of Towers Watson Class R common stock are paid or distributed with respect to Towers Watson Class R common stock and only shares of Towers Watson Class S common stock are paid or distributed with respect to Towers Watson Class S common stock; provided that if a dividend or other distribution is paid with respect to one class or series of common stock, a proportionate dividend or distribution shall be paid with respect to each other class or series of common stock.

Liquidation, Dissolution and Winding Up.  In the event of any liquidation, dissolution or winding up of the affairs of Towers Watson, whether voluntary or involuntary, after payment in full of the amounts required to be paid to the holders of preferred stock, the remaining assets and funds of Towers Watson will be distributed pro rata to the holders of shares of Towers Watson common stock. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of Towers Watson or a consolidation or merger of Towers Watson with one or more other corporations (whether or not Towers Watson is the corporation surviving the consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

Exchange Listing.  Shares of Class A Common Stock are listed on The New York Stock Exchange, LLC and The NASDAQ Stock Market, LLC under the ticker symbol “TW”.

Transfer Agent.  The transfer agent and registrar for Towers Watson’s capital stock is American Stock Transfer & Trust Company, LLC.

Anti-Takeover Considerations.  Delaware law contains, and Towers Watson’s certificate of incorporation and bylaws contain, a number of provisions which may have the effect of discouraging transactions that involve an actual or threatened change of control of Towers Watson.

Class B Common Stock

Except as provided below, Class B Common Stock will generally have the same relative powers, preferences, limitations and restrictions as Class A Common Stock.

Automatic Conversion into Class A Common Stock.  Shares of Class B Common Stock will convert into shares of Class A Common Stock as set forth below:

•	Class B-1 Common Stock automatically converts into shares of Class A Common Stock on January 1, 2011;

•	Class B-2 Common Stock automatically converts into shares of Class A Common Stock on January 1, 2012;

•	Class B-3 Common Stock automatically converts into shares of Class A Common Stock on January 1, 2013; and

•	Class B-4 Common Stock automatically converts into shares of Class A Common Stock on January 1, 2014.

Acceleration.  The shares of Class B Common Stock also automatically convert into unrestricted and freely transferable shares of Class A Common Stock upon consummation of any “change in control”

transaction, which generally includes (i) a merger of Towers Watson in which the Towers Watson’s holders of record do not immediately after such merger hold a majority of the voting power of the surviving corporation, (ii) any transaction in which 50% or more of Towers Watson’s voting power is transferred, (iii) a sale of all or substantially all of the assets of Towers Watson, or (iv) a change in the composition of the our Board of Directors that results in persons other than “continuing directors” comprising a majority of the board.

If a former Towers Perrin stockholder who did not make a valid “Class R election” in the merger between Towers Perrin and Watson Wyatt is terminated without “cause” (as defined below) on or before the January 1, 2012, then upon termination:

•	Each share of Class B-1 Common Stock then held will automatically be transferred to Towers Watson in exchange for one unrestricted and freely transferable share of Class A Common Stock;

•	Each share of Class B-2 Common Stock then held will automatically be transferred to Towers Watson in exchange for one share of Class B-1 Common Stock;

•	Each share of Class B-3 Common Stock then held will automatically be transferred to Towers Watson in exchange for one share of Class B-2 Common Stock; and

•	Each share of Class B-4 Common Stock then held will automatically be transferred to Towers Watson in exchange for one share of Class B-3 Common Stock;

provided, that this will not apply to the voluntary termination by, or a termination for “cause” of, such associate. Solely for the purposes above, the term “cause” generally means any of the following: (i) theft, embezzlement, any other act of dishonesty relating to the associate’s employment; (ii) conviction of, or pleading guilty or nolo contendere to, a felony or to any lesser crime having as its predicate element fraud, dishonesty, misappropriation or moral turpitude; (iii) commission of an act in the performance of duties amounting to negligence or wilful misconduct; (iv) breach of a written policy of Towers Watson or any subsidiary; or (v) failure to perform his or her job functions satisfactorily.

Transfer.  Towers Watson’s certificate of incorporation contains provisions restricting the transfer of Class B Common Stock. For example, holders of shares of Class B Common Stock cannot transfer such securities except to Towers Watson or to permitted family members (or trusts for their benefit), provided that the transferor provides Towers Watson with at least five business days prior written notice. In addition, upon the holder’s death, all shares of Class B Common Stock will automatically convert into an equal number of unrestricted and freely transferable shares of Class A Common Stock.

Towers Watson Class R common stock

Towers Watson Class R common stock is non-transferable, except for transfers to permitted family members or trusts for the benefit of family members, Towers Watson, or a deceased holder’s executors, administrators, testamentary trustees, legatees and beneficiaries, and has the same relative powers, preferences, limitations and restrictions as Class A Common Stock subject to the foregoing, except that the Towers Watson Class R common stock was automatically redeemed by Towers Watson on January 2, 2010.

Towers Watson Class S common stock

Towers Watson Class S common stock is non-transferable, except for transfers to permitted family members, Towers Watson, or a deceased holder’s executors, administrators, testamentary trustees, legatees and beneficiaries, and has the same relative powers, preferences, limitations and restrictions as Class A Common Stock subject to the foregoing.

Preferred Stock

To the fullest extent permitted under Delaware law, our Board of Directors is authorized by resolution to divide and issue shares of preferred stock in series and to fix the voting powers and any designations, preferences, and relative, participating, optional or other special rights of any such series of preferred stock and any qualifications, limitations or restrictions of such series as are stated and expressed in the resolution or resolutions providing for the issue of such stock adopted by our Board of Directors.

Towers Watson Class F stock

Towers Watson Class F stock is non-transferable, except for transfers to permitted family members, Towers Watson, or a deceased holder’s executors, administrators, testamentary trustees, legatees and beneficiaries, and has no rights, powers or preferences (such as the right to vote or receive dividends) other than the right to receive, upon the automatic exchange of the shares of Towers Watson Class F stock promptly following January 1, 2013, a number of shares (proportionally to each holder of Class F stock based on the number of shares of Class F stock then held by such holder) of Class A Common Stock equal to the number of shares of forfeited restricted shares of Class A Common Stock (together with a number of additional shares of Class A Common Stock with a value equal to the amount of dividends, without interest, paid with respect to such forfeited shares).

DESCRIPTION OF NEW NOTES

The New Notes are to be issued under an indenture (the “New Indenture”) among the Company and Wilmington Trust FSB as trustee (the “Trustee”), in reliance upon the exemption from the registration requirements of the Securities Act set forth in Section 3(a)(9) of the Securities Act. The New Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act” or “TIA”).

The following descriptions of the New Notes and the New Indenture are summaries and do not purport to be complete, and are qualified in their entirety by the actual provisions of the New Indenture. We urge you to review the New Indenture because that document, and not this description, will define your rights as a holder of New Notes. A copy of the New Indenture substantially in the form in which it is to be executed will be available from the Company not later than five business days prior to the Expiration Date. See “Where to Find Available Information”.

General

Based on currently available information, it is anticipated that the Company will issue up to $200,000,000 in aggregate principal amount of New Notes (which amount may be increased if the Offer is oversubscribed) pursuant to the New Indenture.

Terms of the New Notes

The New Notes will be unsecured subordinated obligations of the Company. The New Notes will be issued only in fully registered, certificated form, without coupons, in denominations of $2,000 and any integral multiple of $1,000, or in any such smaller denominations as is necessary to allow the issuance of New Notes with an original principal amount as the Company would be required to deliver in connection with the exchange of the shares of Class B-1 Common Stock. The New Notes will not be entitled to the benefit of any mandatory sinking fund.

The New Notes will mature on March 15, 2012 (the “Maturity Date”) at their principal amount, plus accrued and unpaid interest to, but not including, the Maturity Date. Interest will accrue at a fixed per annum rate, compounded quarterly on the “interest reset dates”, equal to the greater of (i) 2.0%, or (ii) 120.0% of the short-term applicable federal rate listed under the quarterly column, in effect at the applicable “interest reset date” (if such date is not a business day, then the “interest reset date” shall be the next succeeding business day), prescribed by the IRS under Section 1274(d) of the Code, calculated quarterly, in each case, as solely determined by Towers Watson, which determination shall be final, and Towers Watson shall notify the Trustee of such rate. Interest on the New Notes will be payable in cash in arrears to the persons who are registered holders of the New Notes on March 15, 2012. Interest will accrue from and include the date of issuance of the New Notes and will be computed on the basis of a 360-day year using the actual number of days outstanding.

For purposes of this Offer to Exchange, “interest reset dates” means the 15th day of September 2010 and then each of the 15th day of December, March, June, and September until March 15, 2012.

Optional Redemption

The Company may, at its option, redeem at any time all or part of the New Notes upon not less than 20 nor more than 60 days’ prior notice mailed by first class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the New Notes redeemed, plus accrued and unpaid interest to the redemption date.

Transfer

A holder may transfer New Notes only in accordance with the New Indenture. The New Indenture will provide that New Notes may not be transferred to any person other than (i) the Company, (ii) a “Permitted Family Member” (as defined below) of the transferor, (iii) any trust organized for the benefit of a Permitted Family Member of the transferor, or (iv) upon the death of a holder, such holder’s executors, administrators, testamentary trustees, legatees and beneficiaries.

As used in this section, “Permitted Family Member” means any spouse, parent, grandparent, child, grandchild (including a child or grandchild by adoption and step children), sibling, mother in law, father in law, brother in law or sister in law of the holder of a New Note.

The New Notes will be issued in registered form and the registered holder of a New Note will be treated as the owner of such New Note for all purposes.

Subordination

The payment of principal, interest and any other amounts due, if any, on the New Notes will be subordinated and junior in right of payment, as set forth in the New Indenture, to the prior payment in full in cash of all “Senior Debt” (as defined below), whether outstanding on the issue date of the New Notes or thereafter incurred, assumed or guaranteed.

Upon any distribution to creditors of Towers Watson in a liquidation or dissolution of Towers Watson or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding:

•	Holders of Senior Debt will be entitled to receive payment in full in cash of all obligations due in respect of such Senior Debt before holders will be entitled to receive any payment with respect to the New Notes; and

•	Until all obligations with respect to Senior Debt are paid in full in cash, any distribution to which holders would be entitled but for these subordination provisions will be made to holders of Senior Debt.

If any payment default occurs and is continuing in respect of any Designated Senior Debt (as defined below), no payment of any kind or character shall be made by, or on behalf of, Towers Watson or any other person on its or their behalf with respect to any obligations on the New Notes, or to acquire any of the New Notes for cash or property or otherwise. In addition, as more fully described in the New Indenture, if any other Event of Default (as defined below) occurs and is continuing with respect to Designated Senior Debt during the 179 days after the delivery of written notice of such Event of Default to the Trustee (this period referred to as the “Blockage Period”), neither Towers Watson nor any other person on its behalf may (i) make any payment of any kind or character with respect to any obligations on the New Notes, or (ii) acquire any of the New Notes for cash or property or otherwise. In no event will a Blockage Period extend beyond 180 days from the date the payment on the New Notes was due and only one such Blockage Period may be commenced within any 360 consecutive days.

For purposes of this section, “Senior Debt” means the principal of, premium, if any, and accrued and unpaid interest on, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of Towers Watson, regardless of whether or not a claim for post filing interest is allowed in such proceedings, and fees and other amounts (including expenses, reimbursement obligations under letters of credit and indemnities) owing in respect of, all debt of Towers Watson, whether outstanding on the closing date or thereafter incurred (including in respect of any existing or future credit facilities), unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the New Notes; provided, however, that Senior Debt of Towers Watson shall not include:

•	Any debt of Towers Watson to a subsidiary of Towers Watson;

•	Debt to trade creditors and other amounts incurred in connection with obtaining goods, materials or services in the ordinary course of business and any amounts owed as compensation to associates;

•	Any obligations with respect to capital stock;

•	Any liability for federal, state, local or other taxes owed or owing by Towers Watson; and

•	Any debt, which is, by its express terms or by the express terms of the instrument or agreement creating or evidencing the same or pursuant to which the same is outstanding, subordinated in right of payment to any other debt of Towers Watson.

“Designated Senior Debt” means (i) debt of Towers Watson under or in respect of credit facilities, and (ii) any other debt of Towers Watson constituting Senior Debt which, at the time of determination, has an aggregate outstanding principal amount of at least $100 million and is specifically designated by Towers Watson in the instrument evidencing such Senior Debt as “Designated Senior Debt”.

Certain Covenants

The New Indenture will contain certain limited covenants including, among others, the following covenant regarding reports and other information, which provides that Towers Watson, will:

•	File with the Trustee, within 15 days after Towers Watson files the same with the SEC, copies of the annual reports and of the information, documents and other reports which Towers Watson may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if Towers Watson is not required to file information, documents or reports pursuant to either of said Sections, then it will file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

•	File with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by Towers Watson with the conditions and covenants of the New Indenture as may be required from time to time by such rules and regulations; and

•	Transmit to the holders such summaries of any information, documents and reports required to be filed by Towers Watson pursuant to the preceding bullet points as may be required by rules and regulations prescribed from time to time by the SEC.

Merger, Consolidation or Sale of All or Substantially All Assets

The New Indenture will provide that Towers Watson shall not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for Towers Watson and its subsidiaries) in one or more related transactions, to another person unless Towers Watson is the surviving entity, or the person formed by or surviving any such consolidation or merger (if other than Towers Watson) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Towers Watson under the New Notes and the New Indenture.

Defaults

An “Event of Default” will be defined in the New Indenture as:

•	A default in any payment of interest on any New Note when due, which continues for 30 days;

•	A default in the payment of principal of any New Note when due, which continues for 30 days;

•	Certain events of bankruptcy, insolvency or reorganization of Towers Watson; and

•	The failure by Towers Watson to comply with its other agreements contained in the New Notes or the New Indenture for 60 days after notice by the Trustee or holders of at least 25% in aggregate principal amount of the outstanding New Notes.

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Towers Watson) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of outstanding New Notes by notice to Towers Watson may declare the principal of and accrued but unpaid interest on all the New Notes to be due and payable. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Towers Watson occurs, the principal of and interest on all the New Notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in aggregate principal amount of outstanding New Notes may rescind any such declaration and its consequences.

Subject to certain restrictions, the holders of a majority in aggregate principal amount of outstanding New Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.

Amendments and Waivers

The New Indenture may be amended by Towers Watson and the Trustee without notice to or the consent of any holder in the following circumstances:

•	To cure any ambiguity, omission, mistake, defect or inconsistency;

•	To provide for the assumption of the Towers Watson’s obligations to holders in the case of a merger, consolidation or sale of assets in accordance with “Description of the New Notes — Merger, Consolidation or Sale of All or Substantially All Assets” above;

•	To make any change that would provide any additional rights or benefits to the holders or that, as determined by our Board of Directors in good faith, does not materially adversely affect the legal rights of any such holder under the New Indenture or the New Notes;

•	To comply with requirements of the SEC in order to effect or maintain the qualification of the New Indenture under the TIA; and

•	To evidence and provide for the acceptance and appointment under the New Indenture of a successor Trustee.

Subject to certain exceptions, the New Indenture may also be amended with the consent of the holders of a majority in aggregate principal amount of the New Notes then outstanding and any existing default or compliance with any provisions of the New Indenture or the New Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the outstanding New Notes. However, without the consent of each holder of an outstanding New Note affected, no amendment may, among other things:

•	Reduce the amount of New Notes whose holders must consent to an amendment;

•	Reduce the principal of or change the fixed maturity of any New Note;

•	Reduce the rate of or change the time for payment of interest on any New Note;

•	Waive an Event of Default in the payment of principal or interest on the New Notes (except for a rescission of acceleration and a waiver of the payment default that resulted from such acceleration as permitted under the second paragraph of “Description of the New Notes — Defaults” above);

•	Make any New Note payable in money other than United States dollars;

•	Impair the right of any holder to receive payment of principal of and interest on such holder’s New Notes on or after the maturity date or to institute suit for the enforcement of any payment on or with respect to such holder’s New Notes; or

•	Make any change in the amendment and waiver provisions that require each holder’s consent.

Satisfaction and Discharge

Towers Watson may discharge its obligations under the New Notes (except for those surviving obligations specifically set forth in the New Indenture) when:

•	Either (i) all the New Notes have been delivered to the Trustee for cancellation, or (ii) the New Notes not delivered to the Trustee for cancellation have become due and payable or an irrevocable notice of redemption with respect to all New Notes has been sent by Towers Watson in accordance with the New Indenture and Towers Watson has irrevocably deposited in trust with the Trustee solely for the benefit of the holders’ money, government notes or a combination thereof, in an amount sufficient to pay and discharge the entire debt on such New Notes; and

•	Towers Watson has paid or caused to be paid all sums payable under the New Indenture by Towers Watson.

The Trustee

Wilmington Trust FSB will be the Trustee under the New Indenture and has been appointed by Towers Watson as registrar and a paying agent with regard to the New Notes.

Governing Law

The New Indenture will provide that it and the New Notes will be governed by, and construed in accordance with, the laws of the State of New York.

COMPARISON OF RIGHTS BETWEEN THE CLASS B-1 COMMON STOCK AND THE NEW NOTES

The following is a description of the material differences between the rights of holders of shares of Class B-1 Common Stock and the New Notes. This summary may not contain all of the information that is important to you. You should carefully read this entire Offer to Exchange for a more complete understanding of the differences between being a holder of shares of Class B-1 Common Stock and New Notes.

Ranking

In any liquidation or bankruptcy of the Company, our Class B-1 Common Stock would rank below all claims against us or holders of any of our indebtedness, including the New Notes. Holders of our Class B-1 Common Stock would not be entitled to receive any payment or other distribution of assets upon the liquidation or bankruptcy of the Company until after our obligations to creditors, including the holders of the New Notes, with respect to the New Notes, have been satisfied in full.	Upon a voluntary or involuntary liquidation or bankruptcy of the Company, all holders of the New Notes would be entitled to receive payment in full of principal and interest with respect to the New Notes before any holders of our Class B-1 Common Stock receive any payments or distributions with respect to the Class B-1 Common Stock.

Voting Rights

At every meeting of the stockholders of Towers Watson in connection with the election of directors and all other matters submitted to a vote of stockholders, every holder of shares of Class B-1 Common Stock is entitled to one vote in person or by proxy for each share of Class B-1 Common Stock registered in the name of the holder on the transfer books of Towers Watson.	Holders of the New Notes will not have voting rights.

Dividends/Distributions

Holders of all classes of our common stock, including holders of shares of Class B-1 Common Stock, are entitled to receive dividends if and when declared by our Board of Directors.	Holders of New Notes will be entitled to receive interest payments. Interest will accrue at a fixed per annum rate, compounded quarterly on the “interest reset dates”, equal to the greater of (i) 2.0%, or (ii) 120.0% of the short-term applicable federal rate listed under the quarterly column, in effect at the applicable “interest reset date” (if such date is not a business day, then the “interest reset date” shall be the next succeeding business day), prescribed by the IRS under Section 1274(d) of the Code, calculated quarterly, in each case, as solely determined by Towers Watson, which determination shall be final, and Towers Watson shall notify the Trustee of such rate.

Conversion

Each share of Class B-1 Common Stock automatically converts into a freely tradable share of Class A Common Stock on January 1, 2011.	The New Notes will not be convertible into any other security of Towers Watson and will not have any liquidity until the principal and interest payments are made by Towers Watson.

Repurchase

Holders of our Class B-1 Common Stock do not have the right to require us to repurchase any shares of the Class B-1 Common Stock.	Holders of the New Notes will not have the right to require us to repurchase outstanding New Notes.

Listing

The Class B-1 Common Stock is not listed on any national securities exchange or permitted to be transferred, except in limited circumstances.	The New Notes will not be listed on any national securities exchange or permitted to be transferred, except in limited circumstances.

CERTAIN MATERIAL INCOME TAX CONSIDERATIONS

MATERIAL INCOME TAX CONSIDERATIONS

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of certain material U.S. federal income tax consequences of the Offer to Towers Watson stockholders that are U.S. Holders (as defined below). This summary is based on the Code, existing and proposed Treasury regulations, administrative pronouncements of the IRS and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. Changes to any of the foregoing authorities can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of U.S. federal income tax consequences below.

This summary is intended for general information purposes, and, except as expressly set forth below, only addresses material U.S. federal income tax consequences applicable to U.S. Holders that hold their Towers Watson shares as capital assets within the meaning of Code Section 1221. This summary does not purport to address all of the U.S. federal income tax considerations that may be relevant to the particular circumstances of a U.S. Holder, including those U.S. Holders who are subject to special tax rules (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, mutual funds, tax-exempt organizations, partnerships or other flow-through entities and their partners or members, U.S. expatriates, holders whose functional currency is not the U.S. dollar, and holders who hold their shares as part of a hedge, straddle, constructive sale or conversion transaction). Nor does this summary discuss any tax consequences that may arise under the alternative minimum tax or under state, local or foreign tax laws, and does not describe any aspect of U.S. federal tax law other than income taxation. We will not seek an opinion of counsel or a ruling from the IRS with respect to the U.S. federal income tax consequences discussed herein and accordingly there can be no assurance that the IRS will agree with the positions described in this Offer to Exchange.

Non-U.S. Holders (defined below) and U.S. Holders who may be subject to taxes other than U.S. federal income taxes should consult their own tax advisors regarding the tax consequences of the Offer to them and should also see the discussion below regarding certain tax considerations for Non-U.S. Holders. An individual stockholder that is not a U.S. Holder but who performs services, in whole or in part, within the United States should consult his or her own tax advisor regarding the U.S. federal income tax consequences of the transactions described herein.

As used in this discussion, a “U.S. Holder” is any stockholder that is an individual who is a citizen or resident of the United States; a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States, any state thereof, or the District of Columbia; an estate, the income of which is subject to U.S. federal income tax regardless of its source; or a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A “Non-U.S. Holder” is a stockholder that is not a “U.S. Holder”. Non-U.S. Holders should carefully read the summary below under the heading “Withholding Taxes on Payments to Non-U.S. Holders” before deciding whether to tender shares in the Offer.

Non-Participation in the Offer.  Stockholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer, provided that the Offer is treated as an isolated redemption.

Tax Consequences of the Redemption to U.S. Holders

An exchange of shares of Class B-1 Common Stock for New Notes pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder who receives New Notes pursuant to the Offer will, depending on such stockholder’s particular circumstances, be treated either as recognizing gain or loss from the disposition of the shares of Class B-1 Common Stock or as receiving a dividend distribution with respect to their shares of Class B-1 Common Stock .

Under Section 302 of the Code, a stockholder will recognize gain or loss on a redemption of shares of Class B-1 Common Stock if the exchange (i) results in a “complete termination” of all of such stockholder’s equity interest in Towers Watson, (ii) results in a “substantially disproportionate” redemption with respect to such stockholder or (iii) is “not essentially equivalent to a dividend” with respect to the stockholder. In applying the Section 302 tests, a stockholder must take account of stock that such stockholder constructively owns under attribution rules, pursuant to which the stockholder will be treated as owning Towers Watson stock owned by certain family members (except that in the case of a “complete termination” a stockholder may, under certain circumstances, waive attribution from family members) and related entities and stock that the stockholder has the right to acquire by exercise of an option.

Complete Termination.  Because we are only offering to purchase shares of Class B-1 Common Stock , a U.S. Holder owning shares other than shares of Class B-1 Common Stock will not completely terminate their ownership of Towers Watson stock as a result of the Offer. A U.S. Holder that owns solely shares of Class B-1 Common Stock may be able to completely terminate their share ownership in Towers Watson as a result of consummation of the Offer if such individual tenders all of their shares of Class B-1 Common Stock and the Offer is not oversubscribed.

Substantially Disproportionate.  A redemption of shares of Class B-1 Common Stock will generally be a substantially disproportionate redemption with respect to a stockholder if the percentage of the then outstanding shares of all classes of Towers Watson stock owned by such stockholder immediately after the redemption is less than 80% of the percentage of the shares of all classes of Towers Watson stock owned by such stockholder immediately before the redemption and, immediately after the redemption, the stockholder actually and constructively owns less than 50% of the total voting power of all classes of Towers Watson stock entitled to vote. Whether an individual will satisfy this test will depend on the number of shares of Class B-1 Common Stock redeemed and whether the individual owns, or is treated as owning, shares other than shares of Class B-1 Common Stock.

Not Essentially Equivalent to a Dividend.  If a redemption of shares of Class B-1 Common Stock fails to satisfy the “complete termination” and “substantially disproportionate” tests, the stockholder may nonetheless satisfy the “not essentially equivalent to a dividend” test. A redemption of shares of Class B-1 Common Stock will satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the stockholder’s equity interest in Towers Watson. A redemption of shares of Class B-1 Common Stock that results in a reduction of a U.S. Holder’s proportionate equity where such holder’s relative equity interest in us is minimal (an interest of less than one percent may satisfy this requirement), and who does not exercise any control over or participate in the management of our corporate affairs, may be treated as “not essentially equivalent to a dividend”. Stockholders should consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.

Because the New Notes provide for payment after the year in which the Offer will be consummated, if the redemption of shares of Class B-1 Common Stock is treated as a sale or exchange of shares of Class B-1 Common Stock and not as a dividend under Section 302 of the Code (see above), a U.S. Holder may be entitled to account for his or her disposition of shares of Class B-1 Common Stock under the “installment method” of accounting for U.S. federal income tax purposes. Subject to the discussion in the immediately succeeding paragraph, under the “installment method” of accounting a U.S. Holder would take into income in each year that he or she receives a payment on the New Notes an amount equal to the excess of (i) the payments received on the New Notes in such year over (ii) the U.S. Holder’s tax basis in his or her shares of Class B-1 Common Stock allocated to the payment. Any gain recognized in a taxable year as a result of application of the installment sale rules will be taxed at the capital gains income tax rates applicable in such year. As a general matter, if the sum of the principal amount of a U.S. Holder’s New Notes and any other obligations subject to the installment method exceeds $5 million, the holder will be required to pay an interest charge on the deferral of tax that results from applying the installment sale rules. The installment method is not available for a sale or exchange of property that is traded on an established securities market. While there is no trading market for our shares of Class B-1 Common Stock, the Class A Common Stock that are automatically issued for the shares of Class B-1 Common Stock on January 1, 2011 are so traded. While it does not appear that the exclusion from installment sale treatment for property traded on an established securities market was intended to apply to property such as the shares of Class B-1 Common Stock that are not themselves traded on a securities market, or currently convertible into shares that are so traded, it is possible that the IRS could argue to the contrary. In that case, if the redemption of the shares of Class B-1 Common Stock is treated as a sale or exchange of those shares and not a dividend, each U.S. Holder that has shares of Class B-1 Common Stock redeemed would not be eligible for installment sale treatment and would instead be required to report gain on the redemption similar to an individual that elects not to have the installment method apply, as described in the immediately succeeding paragraph.

A U.S. Holder that is otherwise eligible to report gain under the installment method of accounting may elect not to have the installment method rules apply. A U.S. Holder making such an election is required to include in U.S. federal taxable income for the year of the redemption an amount equal to the excess of (i) the face amount of the New Note over (ii) the holder’s tax basis in the shares of Class B-1 Common Stock redeemed.

Under existing law, capital gain recognized from the disposition of shares of Class B-1 Common Stock that an individual is treated as holding for more than one year as of the time of redemption, will be subject to a maximum U.S. federal income tax rate of 15%. The long term capital gains tax rate for individuals is scheduled to increase in 2011. Capital gain recognized from the disposition of shares of Class B-1 Common Stock held for one year or less will be short-term capital gain subject to tax at ordinary income tax rates. In general, capital losses are deductible only against capital gains and are not available to offset ordinary income. Individual taxpayers are permitted, however, to offset a limited amount of net capital losses annually against ordinary income, and unused net capital losses may be carried forward to subsequent tax years.

U.S. Holders should contact their tax advisors concerning the applicability of the installment method and the advisability of electing out of such treatment.

If a Holder is not treated under the Section 302 tests as recognizing gain or loss on an exchange of shares of Class B-1 Common Stock , the receipt of New Notes by the U.S. Holder, without reduction for the tax basis of the shares of Class B-1 Common Stock redeemed, will be treated as a distribution taxable as a dividend to the extent of the U.S. Holder’s allocable portion of our current and accumulated earnings and profits. Any amount treated as a dividend will be subject to tax in the current year notwithstanding the fact that payments are not required to be made this year on the New Notes. Provided certain holding period requirements are satisfied, non-corporate U.S. Holders generally will be subject to U.S. federal income tax at a maximum rate of 15% on amounts treated as dividends. To the extent that a New Note received in redemption of shares of Class B-1 Common Stock is treated as a dividend to a corporate U.S. Holder, (i) it may be eligible for a dividends-received deduction (subject to applicable limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.

Tax Consequences to U.S. Holders of Holding New Notes

A debt instrument is treated as issued with original issue discount (OID) if the “stated redemption price at maturity” of the debt exceeds the debt’s issue price by more than a de minimis amount. “Stated redemption price at maturity” is the total of all payments on the debt that are not payments of “qualified stated interest”. Generally, “qualified stated interest” is stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually. Because the New Notes do not provide for interest payable in cash or other property (other than debt of Towers Watson) at least annually, none of the payments on the New Notes will be treated as qualified stated interest. Instead, all payments on the New Notes will be treated as part of the stated redemption price at maturity, which will cause the stated redemption price at maturity to exceed the issue price of the New Notes, with the result that the New Notes will be treated as issued with original issue discount (OID).

Under the OID rules, U.S. Holders of New Notes, including holders who use the cash method of accounting, will have to include in ordinary income increasingly greater amounts of OID in successive accrual periods and in advance of any payment of cash related thereto. The amount of OID accrued on New Notes held of record by persons other than corporations and other exempt holders is required to be reported to such persons and to the IRS.

United States Federal Backup Withholding

Under the U.S. federal backup withholding tax rules, we will be required to withhold at the applicable rate amounts paid to certain stockholders (who are not “exempt” recipients). To avoid such backup withholding, each U.S. Holder must provide such holder’s taxpayer identification number and certify that such holder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal, or otherwise establish that such holder is not subject to backup withholding.

Certain “exempt” recipients (including, among others, all corporations and certain Non-U.S. Holders) are not subject to these backup withholding requirements. In order for a Non-U.S. Holder to qualify as an exempt recipient, that holder must generally submit an IRS Form W-8BEN (or other applicable IRS form), signed under penalties of perjury, attesting to that stockholder’s exempt status.

Withholding Tax on Payments to Non-U.S. Holders.

Dividends paid by a U.S. corporation to a Non-U.S. Holder are subject to a 30% withholding tax (or lower treaty rate) unless the dividend income is treated as effectively connected with a U.S. trade or business of the Non-U.S. Holder. As discussed above under the heading “Tax Consequences of the Redemption to U.S. Holders,” the redemption of shares of Class B-1 Common Stock pursuant to the Offer may be treated as a dividend for U.S. federal income tax purposes. For purposes of determining any required withholding for Non-U.S. Holders, we will treat the redemption of shares of Class B-1 Common Stock as a dividend. Because the consideration paid pursuant to the Offer is not cash, we will not have a source from which to withhold U.S. taxes on behalf of a Non-U.S. Holder. As a result, to allow us to satisfy applicable withholding requirements, for shares of Class B-1 Common Stock to be considered validly tendered in the Offer by a Non-U.S. Holder, such Non-U.S. Holder must first provide us payment of an amount equal to 30% of the face amount of the Notes to be received by such Non-U.S. Holder, which funds will be used to satisfy our withholding tax liability with respect to the Non-U.S. Holder. Following a determination of the number of shares of Class B-1 Common Stock scheduled to be redeemed from a Non-U.S. Holder, we will notify the Non-U.S. Holder of the amount of taxes required to be paid to us and will acquire shares of Class B-1 Common Stock from the Non-U.S. Holder only if the holder promptly pay us the applicable tax amount. The amount required to be remitted to us by a Non-U.S. Holder may be reduced if the holder returns to us with their payment a properly completed and duly executed IRS Form W-8BEN claiming qualification for a reduced rate of withholding with respect to dividends under an applicable tax treaty with the United States. A Non-U.S. Holder for which we pay withholding taxes pursuant to the process described above may be eligible to file for a refund of the tax or a portion of the tax if the Non-U.S. Holder (a) meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above, (b) is entitled to a reduced rate of withholding pursuant to a treaty and, because the proper form was not provided to us, we paid taxes on your behalf at a higher rate, or (c) is otherwise able to establish that no tax or a reduced amount of tax was due.

Non-U.S. Holders are urged to consult with their own tax advisors regarding the application of U.S. federal income tax withholding, including eligibility for a reduction to or an exemption from the withholding tax, and the requirements for accepting shares of Class B-1 Common Stock from a Non-U.S. Holder as described in the preceeding paragraph.

Non-U.S. Holders should also see the above discussion with respect to the application of U.S. federal backup withholding tax.

Stockholders are urged to consult their own tax advisors to determine the tax consequences of the Offer in light of their particular circumstances, including the application of federal, state, local and foreign tax laws.

Material Canadian Income Tax Considerations

The following discussion is a summary of certain material Canadian federal income tax consequences of the Offer to Towers Watson shareholders that are “Canadian Resident Holders” (as defined below). This summary is based on the Income Tax Act (Canada) (the “Canadian Tax Act”), existing and proposed Regulations to the Canadian Tax Act, published administrative and assessing policies and practices of the Canada Revenue Agency (the “CRA”) and judicial decisions, all as currently in effect, and all of which are subject to change and to different interpretations. This summary also takes into account all specific proposals to amend the Canadian Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”), and assumes that all such Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation. Such changes can apply on a retroactive basis in some circumstances, possibly in a manner that affects the discussion of Canadian federal income tax consequences below.

This summary is intended for general information purposes and, except as expressly set forth below, only addresses material Canadian federal income tax consequences applicable to Canadian Resident Holders that beneficially own their shares of Class B-1 Common Stock and New Notes as capital property within the meaning of the Canadian Tax Act, deal at arm’s length with, and are not affiliated with, Towers Watson within the meaning of the Canadian Tax Act. The Class B-1 Common Stock and New Notes generally will be considered to be capital property for this purpose unless either the Canadian Resident Holder holds or will hold such property in the course of carrying on a business, or the Canadian Resident Holder has acquired or will acquire such property in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary does not purport to address all of the Canadian federal income considerations that may be relevant to the particular circumstances of a Canadian Resident Holder, including those Canadian Resident Holders that are subject to special tax rules including, for example (a) a shareholder that is a “specified financial institution”; (b) a shareholder that is, for purposes of certain rules (referred to as the mark-to-market rules) applicable to securities held by financial institutions, a “financial institution”; (c) a shareholder an interest in which is a “tax shelter investment”; (d) a shareholder in respect of which Towers Watson is a “foreign affiliate”; or (e) a shareholder to whom the “functional currency” reporting rules apply. This summary does not address all issues relevant to shareholders who acquired their Class B-1 Common Stock on the exercise of an employee stock option, nor does it address the tax consequences of disposing of the New Notes on death, to Permitted Family Members of the transferor or to trusts organized for the benefit of such Permitted Family Members. Such stockholders and noteholders should consult their own tax advisors. This summary does not discuss any tax consequences that may arise for individuals and certain trusts under the alternative minimum tax or under any provincial, territorial or foreign tax laws, and does not describe any aspect of Canadian federal law other than income taxation.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Canadian Resident Holder. Canadian Resident Holders are urged to consult their own tax advisors about the specific tax consequences to them of participating in the Offer. Canadian Resident Holders to which this summary does not apply should also consult their own tax advisors.

As used in this discussion, a “Canadian Resident Holder” is any stockholder that is an individual, corporation or trust, and that is a resident of Canada within the meaning of the Canadian Tax Act.

Non-Participation in the Offer.  Stockholders who do not participate in the Offer will not incur any Canadian federal income tax liability as a result of the consummation of the Offer.

Requirement to Calculate Amounts in Canadian Dollars

Generally, for purposes of the Canadian Tax Act, all amounts relating to the acquisition, holding, or disposition of Class B-1 Common Stock or New Notes must be converted into Canadian dollars based on exchange rates as determined in accordance with the Canadian Tax Act.

Tax Consequences of the Redemption to Canadian Resident Holders

A Canadian Resident Holder will realize a capital gain (or sustain a capital loss) on the exchange of its Class B-1 Common Stock for New Notes pursuant to the Offer, to the extent that its proceeds of disposition of the Class B-1 Common Stock, net of any reasonable costs of disposition, exceeds (or is less than) the adjusted cost base of the Class B-1 Common Stock to the Canadian Resident Holder immediately before the exchange. Its proceeds of disposition of the Class B-1 Common Stock should be equal to the fair market value of the New Notes received pursuant to the exchange, which in turn should generally be equal to the principal amount of such New Notes.

A Canadian Resident Holder may be eligible to claim a reasonable amount as a reserve in respect of its proceeds of disposition of the Class B-1 Common Stock that are payable after the end of its taxation year in which the Class B-1 Common Stock were disposed of in the manner and to the extent provided in the Canadian Tax Act. Stockholders should consult their own tax advisors regarding the calculation of such reserve.

Generally, a Canadian Resident Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized in the year. Subject to and in accordance with the provisions of the Canadian Tax Act, a Canadian Resident Holder is required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Canadian Resident Holder in the year. Allowable capital losses in excess of taxable capital gains for the year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

A Canadian Resident Holder that is throughout the year a “Canadian-controlled private corporation,” as defined in the Canadian Tax Act, may be liable to pay, in addition to the tax otherwise payable under the Canadian Tax Act, a refundable tax of 6 2/3% of its “aggregate investment income” for the year which is defined to include taxable capital gains.

In the case of a Canadian Resident Holder that is a corporation, the amount of any capital loss otherwise determined arising from a disposition or deemed disposition of Class B-1 Common Stock may be reduced by the amount of dividends previously received thereon, or deemed received thereon, to the extent and under circumstances prescribed in the Canadian Tax Act. Analogous rules may apply where a corporation is, directly or through a trust or partnership, a member of a partnership or a beneficiary of a trust which owns the Class B-1 Common Stock.

The cost to a Canadian Resident Holder of the New Notes received pursuant to the exchange will be equal to the fair market value of the Class B-1 Common Stock exchanged at the time of the exchange, which should generally be equal to the principal amount of the New Notes.

Tax Consequences to Canadian Resident Holders of Holding New Notes

Interest will not become payable on the New Notes until the New Notes become due on March 15, 2012.

A Canadian Resident Holder that is a corporation or partnership, or that is a trust of which a corporation or partnership is a beneficiary, must include in its income the interest on the New Notes that accrues to it to the end of each of its taxation years, becomes receivable or is received by it before the end of its taxation year and was not included in computing its income for a previous taxation year.

A Canadian Resident Holder to whom the above paragraph does not apply must include in its income the interest on the New Notes that accrues to it up to each “anniversary day” of the New Notes. The anniversary day of the New Notes will be each anniversary of the day of issuance of the New Notes and the day on which the New Notes are disposed of by the Canadian Resident Holder.

Tax Consequences to Canadian Resident Holders Upon Payment Of New Notes

A Canadian Resident Holder may realize a capital gain (or sustain a capital loss) when it receives payment of the principal amount of the New Notes due to currency fluctuations between the U.S. dollar and the Canadian dollar from the time it acquired the New Notes and the time to it disposed of the New Notes. The tax treatment of such capital gain or capital loss will be as generally described above for capital gains and capital losses under “Tax Consequences of the Redemption to Canadian Resident Holders”.

Foreign Tax Credits

If a Canadian Resident Holder is subject to non-refundable U.S. withholding tax as a result of the Offer, it will generally be entitled to claim foreign tax credits in respect of such withholding tax in the manner and to the extent provided for in the Canadian Tax Act.

For U.S. tax law implications, see “Material U.S. Federal Income Tax Consequences to Stockholders” above.

Material UK Income Tax Considerations

The comments set out below are based on current United Kingdom law and published HM Revenue & Customs practice as at the date of this Offer to Exchange, both of which are subject to change, possibly with retrospective effect. They are intended as a general guide and apply only to stockholders of the Company resident and in the case of an individual, ordinarily resident, for tax purposes in the United Kingdom (except insofar as express reference is made to the treatment of non-United Kingdom residents), who hold shares of Class B-1 Common Stock as an investment and who are the absolute beneficial owners of that stock (“UK Holders”). The discussion does not address all possible tax consequences relating to an investment in the shares. Certain categories of holders, such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, persons connected with the Company or group, persons holding the shares as part of hedging or conversion transactions, holders who are not domiciled or not ordinarily resident in the United Kingdom, may be subject to special rules and this summary does not apply to such holders. This summary also does not apply to any individual stockholder who owns 10% or more of the issued share capital of the Company. The summary assumes that the UK Holders paid, or are deemed to have paid, full unrestricted market value for their stock, that the New Notes will not be registered in a register kept in the UK and that they will not become so registered, and that they are not held by a depository incorporated in the UK.

Stockholders who are in any doubt about their tax position, or who are resident or otherwise subject to taxation in a jurisdiction outside the United Kingdom, should consult their own professional advisers immediately. Stockholders should also see the discussion above regarding withholding tax on payments to Non-US Holders.

Non-Participation in the Offer.  Stockholders who do not participate in the Offer will not incur any UK tax liability as a result of the consummation of the Offer.

Income Tax Consequences of the Exchange to UK Holders

Receipt of New Notes in exchange for shares of Class B-1 Common Stock will be treated as a distribution for UK tax purposes, but the value of that distribution will not be taxable as income, because the Company is not UK resident, and the issue of the New Notes in consideration for the acquisition of the stock by the Company is not a dividend of a capital nature. As a consequence, no double taxation relief will be available for any US tax which will be due if the redemption of the stock is treated as a dividend for US tax purposes, and that US tax will therefore be a real cost.

Capital Gains Tax Consequences of the Exchange to UK Holders

The UK Capital Gains Tax consequences of the exchange are not clear. It is possible that the exchange will be treated as a reorganization not involving any disposal of the stock, with the result that the New Notes will be treated for Capital Gains Tax purposes as the same asset as the stock, and any gain or loss which would otherwise arise on disposal of the stock will be postponed until the time of the disposal of the New Notes. Another possibility is that the exchange will be treated as the disposal of the stock, and the receipt of consideration equal to the market value of the New Notes (which should generally be equal to their principal amount), with the result that the exchange may give rise to a capital gain or a capital loss, depending on the UK Holder’s base cost for the stock.

Tax consequences to UK Holders of Holding New Notes

UK Holders will be liable to income tax on the interest payable at the time of redemption of the New Notes. A transfer of New Notes may give rise to a charge to income tax under the Accrued Income Scheme in respect of an amount representing interest on the New Notes which has accrued since the issue date. This amount would be taken into account in calculating any capital gain arising on the disposal of the New Notes.

A disposal of the New Notes, including a disposal on redemption, may give rise to a chargeable gain or allowable loss for Capital Gains Tax purposes, depending on the UK Holders’ base cost for the New Notes. This will in turn depend on the Capital Gains Tax treatment of the exchange whereby the New Notes are acquired by the UK Holders.

Currency

Amounts subject to UK income tax or Capital Gains Tax are calculated in sterling, even though received in US dollars. Accordingly a taxable profit or allowable loss can arise even where the foreign currency amount received on a disposal is less than or the same as the acquisition cost.

PLAN OF DISTRIBUTION

We are relying on Section 3(a)(9) of the Securities Act to exempt the issuance of New Notes in the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act, to exempt the issuance of the New Notes in the Offer from the registration and qualification requirements of the state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting tenders in the Offer. In addition, none of our financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Offer.

We have agreed to pay all our expenses incident to the Offer. We have not agreed to pay any commissions or concessions of any broker or dealers.

WHERE TO FIND AVAILABLE INFORMATION

We currently file reports and other information with the SEC in accordance with the Exchange Act. Such reports and other information (including the documents incporated by reference into the Offer Documents) may be inspected and copied at the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, DC 20549. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC at its Washington address. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains a site on the World Wide Web (http://www.sec.gov) that contains reports, proxy statements and other information regarding companies like us that file electronically with the SEC. We also maintain a website at http://www.towerswatson.com through which you can access our SEC filings or you may contact Investor Relations at the Company at 901 N. Glebe Road,

Arlington, VA 22203, Tel: 703-258-8000, Fax: 703-258-8585, and e mail: investor.relations@towerswatson.com. The information set forth on our website is not part of the Offer Documents.

Copies of the materials referred to in the preceding paragraph, as well as copies of the Offer Documents (including any current amendment or supplement to the Offer to Exchange), may also be obtained from the Information Agent at its address set forth on the back cover of the Offer to Exchange.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Company with the SEC are incorporated herein by reference and shall be deemed to be a part hereof:

•	Annual Report on Form 10-K for the fiscal year ended June 30, 2009, filed by Watson Wyatt with the SEC on August 14, 2009, as amended.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2010, filed by Towers Watson with the SEC on May 17, 2010.

•	“Unaudited Pro Forma Condensed Combined Financial Statements” on pages 207-218 of the Joint Proxy Statement/Prospectus filed by Towers Watson with the SEC on November 9, 2009.

We also incorporate by reference all documents we file with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (except for any portion of a document deemed to have been “furnished” and not “filed” in accordance with SEC rules) subsequent to the date of this Offer to Exchange and before the expiration of the Offer.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein, or contained in this Offer to Exchange, shall be deemed to be modified or superseded for purposes of this Offer to Exchange to the extent that a statement contained herein or in any subsequently filed document or report that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified shall not be deemed to constitute a part of this Offer to Exchange, except as so modified or superseded.

You may obtain any document incorporated herein by reference by contacting the SEC as described above under “Where to Find Available Information” or by contacting Investor Relations at the Company at 901 N. Glebe Road, Arlington, VA 22203, Tel: 703-258-8000, Fax: 703-258-8585, and e mail: investor.relations@towerswatson.com. The Company will provide the documents incorporated by reference, without charge, upon written or oral request.

REGULATORY APPROVALS

Except as disclosed in this Offer to Exchange, we are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by the consummation of the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational that would be required for or in connection with the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the exchange of the shares of Class B-1 Common Stock tendered (and not withdrawn) pursuant to the Offer for New Notes pending the outcome of any such matter, subject to our right to decline to exchange of shares of Class B-1 Common Stock if any of the conditions in “The Offer — Conditions to Completion of the Offer” have not been satisfied or waived on or prior to the Expiration Date. We cannot predict whether we would be required to delay the acceptance for exchange, or the exchange, of shares of Class B-1 Common Stock tendered (and not withdrawn) pursuant to the Offer for New Notes pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for exchange or decline to exchange any shares of Class B-1 Common Stock tendered. See “The Offer — Conditions to Completion of the Offer.”

MISCELLANEOUS

We are making the Offer to all holders of outstanding shares of Class B-1 Common Stock. We are not aware of any jurisdiction in which the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, we will make a good faith effort without incurring any significant expense to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the Offer will not be made to, nor will tenders of shares of Class B-1 Common Stock be accepted from, or on behalf of, the holders of shares of Class B-1 Common Stock residing in any such jurisdiction, subject to our obligations to comply with applicable SEC regulations. The Offer will not be made in any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer.

No action has been or will be taken in any jurisdiction other than in the United States that would permit a public offering of the New Notes, or the possession, circulation or distribution of the Offer Documents or any other material relating to us or the New Notes in any jurisdiction where action for that purpose is required, subject to our obligations to comply with applicable SEC regulations. Accordingly, the New Notes may not be offered or sold, directly or indirectly, and neither the Offer Documents nor any other material relating to us or the New Notes may be distributed, or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction. Persons into whose possession the Offer Documents come are advised to inform themselves about and to observe any restrictions relating to this Offer, the distribution of the Offer Documents, and the resale of the New Notes.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth under “Where to Find Additional Information” in this Offer to Exchange.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR ANY DOCUMENT TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR SHARES OF CLASS B-1 COMMON STOCK IN THE OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS DOCUMENT OR IN THE LETTER OF TRANSMITTAL. ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MADE BY ANYONE MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE EXCHANGE AGENT OR THE INFORMATION AGENT.

May 17, 2010

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of Towers, Perrin, Forster & Crosby, Inc.
Stamford, Connecticut

We have audited the accompanying consolidated balance sheet of Towers, Perrin, Forster & Crosby, Inc. and subsidiaries (the “Company”) as of December 31, 2009, and the related consolidated statements of operations, cash flows and changes in mandatorily redeemable common shares and other shareholders’ deficit for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2009 financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 2 to the consolidated financial statements, on January 1, 2010, the Company and Watson Wyatt Worldwide, Inc, combined their businesses in a merger and became wholly-owned subsidiaries of Towers Watson & Co.

/s/ DELOITTE & TOUCH LLP
Baltimore, Maryland

May 17, 2010

Report of Independent Public Accountants

The Board of Directors
Towers, Perrin, Forster, & Crosby, Inc.:

We have audited the accompanying consolidated balance sheet of Towers, Perrin, Forster, & Crosby, Inc. and subsidiaries (the Company) as of December 31, 2008, and the related consolidated statements of operations, changes in mandatorily redeemable common shares and other shareholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Towers, Perrin, Forster, & Crosby, Inc. and subsidiaries as of December 31, 2008, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ KPMG LLP
Philadelphia, Pennsylvania
March 5, 2009, except as to the adoption of the Financial Accounting Standards
Board Accounting Standards Codification 480-10-S99-3A, Classification and
Measurement of Redeemable Securities and the related disclosure in Notes 1 and
17, which are as of November 6, 2009

Included below is the Towers Perrin consolidated financial statements for the fiscal years ended December 31, 2009 and 2008.

TOWERS, PERRIN, FORSTER & CROSBY, INC.
AND SUBSIDIARIES

Consolidated Financial Statements
December 31, 2009 and 2008

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Statements of Operations
For the Years Ended December 31, 2009 and 2008

	2009	2008
	(In thousands)

Revenues:
Consulting revenue	$1,359,711	$1,511,109
Commissions	156,407	146,505
Reimbursed client expenses	39,108	56,502
Reinsurance investment income	1,566	5,653

Total revenue	1,556,792	1,719,769

Expenses:
Compensation and benefits	1,097,972	1,206,637
General and administrative	178,550	256,334
Occupancy-related costs	69,720	68,561
Professional and subcontracted services	133,437	122,379
Depreciation and amortization	37,689	36,986
Restructuring benefit	—	(351)

Total expenses	1,517,368	1,690,546
Operating income	39,424	29,223
Gain on sale of businesses and dissolution of investment in affiliates	3,323	1,237
Other non-operating income
Investment and other income, net	12,593	23,879
Equity in income (loss) of unconsolidated affiliates	4,101	(14,949)

Income before income taxes	59,441	39,390
Income tax expense	(21,659)	(34,450)

Net income attributable to mandatorily redeemable common shares	$37,782	$4,940

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Balance Sheets
As of December 31, 2009 and 2008

	2009	2008
	(In thousands)

ASSETS
Current assets:
Cash and cash equivalents	$628,335	$486,864
Short-term investments	13	10,006
Accounts receivable, net of allowances	328,889	367,337
Deferred income taxes, net	101,311	136,325
Prepaid expenses and other current assets	41,229	31,841

Total current assets	1,099,777	1,032,373
Non-current assets:
Property and equipment, net of accumulated depreciation and amortization	97,976	97,545
Intangible assets, net of accumulated amortization	26,647	33,800
Goodwill	61,426	59,181
Deferred income taxes, net	284,708	261,357
Investment in unconsolidated affiliates	13,345	65,483
Other non-current assets	163,661	133,547

Total non-current assets	647,763	650,913

Total assets	$1,747,540	$1,683,286

LIABILITIES, MANDATORILY REDEEMABLE COMMON SHARES AND OTHER SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$37,667	$38,289
Reinsurance payables	118,480	115,350
Accrued bonus	271,281	284,070
Reserve for pension and other postretirement benefits	64,314	48,163
Deferred income	94,419	104,301
Other current liabilities	105,230	123,604

Total current liabilities	691,391	713,777
Non-current liabilities:
Errors and omissions claim reserves	150,554	137,100
Reserve for pension and other postretirement benefits	627,106	594,864
Other non-current liabilities	114,469	96,902

Total non-current liabilities	892,129	828,866

Total liabilities	1,583,520	1,542,643
Commitments and contingencies (Note 16)
Mandatorily redeemable common shares	309,858	257,688
Other shareholders’ deficit	(145,838)	(117,045)

Total liabilities, mandatorily redeemable common shares and other shareholders’ deficit	$1,747,540	$1,683,286

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008
	(In thousands)

Cash Flows from Operating Activities:
Net income attributable to mandatorily redeemable common shares	$37,782	$4,940
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on sale of businesses and dissolution of investment in affiliates	(3,323)	(1,237)
Equity in (income) loss of unconsolidated affiliates	(4,101)	14,949
Derivative (gain) loss	(605)	8,222
Loss on disposal of property and equipment	1,559	302
Depreciation and amortization	37,689	36,986
Foreign currency remeasurement loss (gain)	371	(3,009)
Benefit from deferred income taxes	(6,964)	(11,404)
Changes in assets and liabilities:
Decrease in accounts receivable	50,867	36,671
(Increase) decrease in prepaid expenses and other current assets	(8,105)	99
Decrease in accounts payable and accrued expenses	(1,159)	(4,823)
Decrease in reinsurance payables	(1,198)	(1,736)
(Decrease) increase in accrued bonus	(19,986)	29,863
Increase (decrease) in reserve for pension and other postretirement benefits	6,271	(84,749)
Increase in errors and omissions claim reserves	7,967	4,305
Decrease in deferred income	(14,895)	(3,291)
Other net assets and liabilities	(8,359)	28,785

Net cash provided by operating activities	73,811	54,873

Cash Flows from Investing Activities:
Capital expenditures	(29,935)	(29,624)
Proceeds from sale of investment in unconsolidated affiliate	61,000	—
Proceeds from sale of property and equipment	1,091	263
Maturity of short-term investment securities	9,993	—
Purchase of short-term investment securities	—	(9,768)

Net cash provided by (used in) investing activities	42,149	(39,129)

Cash Flows from Financing Activities:
Cash (repayments) overdrafts	(868)	868
Net borrowings of credit facility	687	1,296
Purchase of treasury stock	(2,423)	(7,802)

Net cash used in financing activities	(2,604)	(5,638)

Effect of exchange rate changes on cash and cash equivalents	28,115	(26,615)

Net increase (decrease) in cash and cash equivalents	141,471	(16,509)
Cash and cash equivalents, beginning of year	486,864	503,373

Cash and cash equivalents, end of period	$628,335	$486,864

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Interest	$403	$492

Income taxes	$9,805	$76,262

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Consolidated Statements of Changes in Mandatorily Redeemable Common Shares and
Other Shareholders’ Deficit
For the Years Ended December 31, 2009 and 2008

								Total
								Mandatorily
								Redeemable	Other
	Common Stock		Paid-in	Treasury Stock		Retained		Common	Shareholders’	Comprehensive
	Shares	Amount	Capital	Shares	Amount	Earnings	Other	Shares	Deficit	Income (Loss)
	(In thousands, except share data)

Balance as of January 1, 2008	94,115	$47	$149,336	21,458	$(75,190)	$206,627	$20,615	$301,435	$(37,621)
Gain on investment of unconsolidated affiliates (Note 7)	—	—	822	—	—	—	—	822	—
Purchase of shares of common stock for treasury	—	—	—	1,906	(7,802)	—	—	(7,802)	—
Comprehensive loss:
Net income attributable to mandatorily redeemable common shares	—	—	—	—	—	4,940	—	4,940	—	$4,940
Currency translation adjustment, net of tax benefit of $11,613	—	—	—	—	—	—	(38,928)	(38,928)	—	(38,928)
Hedge effectiveness, net of tax benefit of $1,796	—	—	—	—	—	—	(2,779)	(2,779)	—	(2,779)
Change in pension liability, net of tax benefit of $44,199	—	—	—	—	—	—	—	—	(79,424)	(79,424)

Total comprehensive loss										$(116,191)

Balance as of December 31, 2008	94,115	$47	$150,158	23,364	$(82,992)	$211,567	$(21,092)	$257,688	$(117,045)

Purchase of shares of common stock for treasury	—	—	—	665	(2,423)	—	—	(2,423)	—
Comprehensive income:
Net income attributable to mandatorily redeemable common shares	—	—	—	—	—	37,782	—	37,782	—	$37,782
Currency translation adjustment, net of tax expense of $1,435	—	—	—	—	—	—	14,441	14,441	—	14,441
Hedge effectiveness, net of tax expense of $1,535	—	—	—	—	—	—	2,370	2,370	—	2,370
Change in pension liability, net of tax expense of $9,067	—	—	—	—	—	—	—	—	(28,793)	(28,793)

Total comprehensive income										$25,800

Balance as of December 31, 2009	94,115	$47	$150,158	24,029	$(85,415)	$249,349	$(4,281)	$309,858	$(145,838)

The accompanying notes are an integral part of these consolidated financial statements.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements
(Dollars in thousands except share, per share, and per warrant data)

(1)	Summary of significant accounting policies

Business description

Towers Perrin and its wholly owned subsidiaries (collectively, for purposes of the consolidated financial statements, the “Company”) provide professional services to its clients to help them improve performance through effective people, risk and financial management. The Company provides services in the areas of human capital strategy, program design and management, risk and capital management, reinsurance intermediary services and actuarial consulting. The Company operates globally in 23 countries. Approximately 40% and 43% of the Company’s revenues for 2009 and 2008, respectively, were generated from international operations. Capitalized terms used in these consolidated finance statements that are not defined in these consolidated financial statements shall have the meanings set forth in the Offer to Exchange

Principles of consolidation

The accompanying consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. In instances where the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting to its investment. All inter-company transactions have been eliminated.

Use of estimates

Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make estimates and assumptions about future events that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include revenue recognition; allowances for doubtful accounts; errors and omissions claim reserves; insurance recoveries receivable; reserves for pension and other postretirement benefits; realizability of deferred tax assets and valuation of derivatives. Actual results could differ from those estimates. These estimates and assumptions are based on management’s best estimate and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. Illiquid credit markets and volatile equity and foreign currency markets have combined to increase the uncertainty in such estimates and assumptions. Change in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Cash and cash equivalents

The Company considers primarily all instruments which are readily convertible to known amounts of cash and so near their maturity that they present insignificant risk of changes in value due to changes in interest rates to be cash equivalents. Included in cash are amounts which are payable to reinsurance carriers or clients, net of the Company’s earned commissions. As agent for various reinsurance carriers, the Company holds these funds and is permitted to invest this cash pending remittance to the carriers or clients.

Cash equivalents were $426,509 and $284,837 as of December 31, 2009 and 2008, respectively. Such investments are carried at amortized cost, which approximates market value.

Accounts receivable

Receivables include amounts for consulting services and products billed to clients and services provided but not yet billed. The Company establishes allowances for doubtful accounts to reduce its receivables to their

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

estimated net realizable value. The allowances include reserves for uncollectible billed and unbilled accounts receivable. The allowances are estimated by management based on information about specific customer accounts, as well as general factors such as the aging of receivables and historical collection experience.

The receivables balance also consists of reinsurance intermediary amounts due the Company and reinsurance advances. Reinsurance advances represent instances where the Company advances premiums, refunds or claims to reinsurance underwriters or parties to reinsurance contracts (reinsureds) prior to collection. These advances are made from Company funds and are expected to be collected from the respective reinsurer or client.

Reinsurance premiums and claims

In its capacity as a reinsurance intermediary, the Company collects premiums from reinsureds and, after deducting its brokerage commissions, remits the premiums to the respective reinsurance underwriters on behalf of reinsureds. The net premiums and claims due to or due from reinsurers and reinsureds are not included in the accompanying consolidated balance sheets.

Reinsurance payables

Reinsurance payables represent cash received from reinsurers or clients, net of the Company’s commissions, but not yet remitted to the ultimate recipient. As agent for the various reinsurers, the Company segregates the amounts due to the reinsurers and is permitted to invest this cash pending remittance to them. The Company had $118,480 and $115,350 of cash as of December 31, 2009 and 2008, respectively, payable to settle amounts due reinsurers or clients.

Property and equipment, net

Property and equipment are stated at cost, less accumulated depreciation and amortization. Upon sale or retirement, the cost and related accumulated depreciation and amortization are removed from the accounts, and the resulting gain or loss, if any, is reflected in the consolidated statements of operations.

Technology hardware and furniture and fixtures are depreciated on a straight-line basis over three to ten years. Purchased software is depreciated on a straight-line basis over three to five years. Leasehold improvements are amortized on a straight-line basis over the shorter of the term of the lease or the life of the related assets, ranging from one to twenty years. Maintenance and repairs are expensed as incurred.

The Company capitalizes certain costs to develop or modify software for its internal use. Such costs are capitalized and amortized over the expected life of the software, which generally ranges between three and seven years. These costs are classified as internally developed software in Note 5. Costs for software developed for internal use of $6,938 and $2,229 in 2009 and 2008, respectively, were capitalized.

Prepaid expenses and other current assets

Prepaid expenses and other current assets consist primarily of prepaid rent, prepaid insurance, income taxes receivable and other advances. Income taxes receivable were $20,514 and $13,755 at December 31, 2009 and 2008, respectively.

Equity in the income (loss) of unconsolidated affiliates

The Company accounts for its equity investments in “PCIC” (Note 7) and in ExcellerateHRO, LLP (“eHRO”) (Note 7) using the equity method of accounting. Under this method, the Company records its

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

proportionate share of these entities’ respective net income or loss on a three-month lag in the consolidated statements of operations as equity in income (loss) of unconsolidated affiliates.

Issuances of stock by unconsolidated affiliates

Prior to January 1, 2009, the effects of any changes in the Company’s ownership interest resulting from the issuance of equity capital by an unconsolidated affiliate accounted for under the equity method of accounting were recorded as gains in the accompanying consolidated statements of changes in mandatorily redeemable common shares and other shareholders’ deficit. In 2009, in connection with a change in accounting guidance as discussed later in this note in the recent accounting pronouncements, any such gain was recorded in the accompanying statement of operations within equity income (loss) of unconsolidated affiliates.

Goodwill and other intangible assets

Goodwill represents the excess of cost over fair value of net assets of businesses acquired. Goodwill is not amortized. Intangible assets are recorded at fair value at the time of the acquisition. The fair value of intangible assets is determined using a discounted cash flow model which considers the period over which the asset will provide a future economic benefit to the Company. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives and reviewed for impairment.

Goodwill is tested annually for impairment, and tested for impairment more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount of the reporting unit goodwill exceeds the fair value. The annual impairment tests for 2009 and 2008 were completed as of October 1, and no impairment losses were required.

Impairment of long-lived assets

Long-lived assets and certain definite-lived intangibles held and used by an entity are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the sum of the expected future undiscounted cash flows from the use of the asset and its eventual disposition proceeds is less than the carrying amount of the asset, then an impairment loss is recognized. The impairment loss is measured based on the fair value of the asset. Long-lived assets and certain identifiable intangibles to be disposed of are reported at the lower of carrying amount or fair value less cost to sell. There were no impairments of long-lived assets recognized during 2009 and 2008.

Errors and omissions claim reserves

The errors and omissions claim reserves represent undiscounted actuarially determined estimates of amounts to be paid out on claims incurred (including an estimate of claims not yet reported) and the related external legal expenses. These estimates reflect historical claims’ frequency and severity, as well as the general nature of the errors and omissions exposure. The methods and assumptions underlying these estimates are reviewed periodically, and any adjustments are reflected currently in the consolidated statements of operations in general and administrative expenses.

Revenue recognition

The Company recognizes revenue as follows:

Consulting revenue

Services Revenue.  The Company enters into arrangements on both a time-and-expense basis and a fixed fee basis. Revenue from time-and-expense service arrangements is recognized as the services are provided.

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Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

Revenue for fixed fee arrangements is recognized on a percentage-of-completion basis using labor costs as the input measure. Revenue recognized in any given accounting period is based on estimates of total projected revenue and progress towards completion. These estimates are continually reevaluated and revised, as necessary, throughout the life of the arrangement. Any adjustments to revenue resulting from changes in estimates are recorded in the period of the change in estimate. When estimates indicate that a loss will be incurred on an arrangement upon completion, a provision for the expected loss is recorded in the period in which the loss becomes evident.

Product Revenue.  The Company earns revenue from the sale of certain products such as survey sales, which are recognized as revenue upon delivery; various subscriptions, which are recognized as revenue over the subscription period which is generally one year; and software sales. Software sales are recognized according to whether the customer does or does not take delivery. If the software is hosted on the Company’s servers and the customer does not take delivery, revenue is recognized over the life of the contract service period. When the software is delivered to the customer, revenue is recognized according to when the following four criteria for revenue recognition are met: persuasive evidence of an arrangement, delivery has occurred, the fee is fixed or determinable and collectibility is probable.

Commissions

In general, compensation for reinsurance intermediary services is earned on a commission basis. Commissions are calculated as a percentage of a reinsurance premium as stipulated in the reinsurance contracts with our clients and reinsurers. The Company recognizes brokerage revenue on the later of the inception date or billing date of the contract.

Reimbursed client expenses

Reimbursed client expenses are costs directly incurred by the Company on behalf of clients and reimbursed by them, with such reimbursements being included in revenue as well as in general and administrative expenses in the accompanying consolidated statement of operations. The Company accounts for reimbursed expenses as revenue since the company is the primary obligor with respect to purchasing the goods and services, the Company has discretion in selecting the supplier, and bears the credit risk for purchasing the goods and services.

Reinsurance Investment Income

The Company holds cash needed to settle amounts due reinsurers or reinsureds, net of any commissions due the Company, pending remittance to the ultimate recipient. The Company is permitted to invest these funds in high quality liquid instruments.

Deferred revenue

In some instances, the Company submits progress billings to clients and receives payment for services to be provided in the future. These advance billings are recorded as deferred revenue and are included in other current liabilities on the accompanying consolidated balance sheets. These deferred revenues are reflected as consulting revenue when earned.

Advertising costs

The Company expenses advertising costs as incurred. Advertising costs included in general and administrative expenses on the accompanying consolidated statements of operations were $10,179 and $15,533 in 2009 and 2008, respectively.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

Accounting for Rent Expense

The Company has various real estate lease agreements that contain rent increases, rent holidays, leasehold incentives or rent concessions. All costs incurred for rent expense are recorded on a straight-line basis (inclusive of any lease incentives and rent holidays) over the life of the lease in the statement of operations, with an offset to deferred rent liabilities recorded in the balance sheet. See Note 11 for further discussion of the Company’s rent expense for operating leases.

Equity Compensation

From time to time the Company grants restricted stock units and warrants to certain employees under its equity compensation programs. The Company accounts for the restricted stock units and warrants granted as share-based compensation. These restricted stock units and warrants include both a performance condition and a service condition, and are expensed over the service period. See Note 17.

Mandatorily Redeemable Common Shares

All of the Company’s redeemable common shares are held by employees and, pursuant to the Company’s bylaws, are subject to certain restrictions (Note 17), and must be repurchased by the Company upon death or termination of employment. The Company presents these mandatorily redeemable common shares outside of permanent equity in the accompanying consolidated balance sheets. Changes in the redemption value of the mandatorily redeemable common shares are recognized immediately and the carrying value of the securities is equal to the redemption value as of each reporting date.

Income taxes

The Company follows an asset and liability approach to the recognition of deferred tax assets and liabilities related to the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company and its domestic subsidiaries file a consolidated U.S. Federal income tax return. The Company accrues interest and related penalties, if applicable, on all tax exposures for which reserves have been established consistent with jurisdictional tax laws. Interest and penalties are classified as income tax expense in the accompanying consolidated statements of operations.

Accounting for foreign currency

The functional currency of the Company’s foreign entities is generally the local currency. Assets and liabilities denominated in foreign currencies are translated using the exchange rate on the balance sheet dates. Revenues and expenses are translated using monthly average rates prevailing during the year. The translation adjustments resulting from this process are included as a component of mandatorily redeemable common shares in accumulated other comprehensive income on the accompanying consolidated statements of changes in mandatorily redeemable common share and other shareholders’ deficit.

Foreign currency transactions resulted in losses of $511 and $4,191 in 2009 and 2008, respectively, and are included in general and administrative expenses in the accompanying consolidated statements of operations.

Fair value of financial instruments and short-term investments

The carrying amount of the Company’s financial instruments, which primarily includes cash equivalents, short-term investments and receivables, approximates fair value. Short-term investments consist of

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Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

available-for-sale securities that are marked to market, with the unrealized gain or loss recognized in accumulated other comprehensive income. Investments are also tested on a quarterly basis for other-than-temporary impairment.

Derivative financial instruments

Financial Risk Management

The Company is exposed to market risk from changes in foreign currency exchange rates. To manage the risk related to this exposure, the Company enters into various derivative transactions. These instruments have the effect of minimizing the Company’s exposure to the risk of unfavorable changes in foreign currency rates. The Company does not enter into derivative transactions for trading purposes.

Derivative transactions are governed by a set of policies and procedures established by the Company covering areas such as authorization, counterparty exposure and hedging practices. The Company also evaluates new and existing transactions and agreements to determine if they require derivative accounting treatment. Positions are monitored using fair market value and sensitivity analyses.

Certain derivatives also give rise to credit risks from the possible non-performance by counterparties. The credit risk is generally limited to the fair value of those contracts that are favorable to the Company. The Company has established strict counterparty credit guidelines and enters into transactions only with financial institutions with securities of investment grade or better. The Company monitors counterparty exposures and reviews any downgrade in credit rating. To mitigate pre-settlement risk, minimum credit standards become more stringent as the duration of the derivative financial instrument increases. To minimize the concentration of credit risk, the Company enters into derivative transactions with a portfolio of financial institutions. Based on these factors, the Company considers the risk of counterparty default to be minimal.

Accounting Policy for Derivatives

All derivative instruments are recognized in the accompanying consolidated balance sheet at fair value. Derivative instruments with a positive fair value are reported in other current assets and derivative instruments with a negative fair value are reported in other current liabilities in the accompanying consolidated balance sheet. Changes in the fair value of derivative instruments are recognized immediately in earnings, unless the derivative is designated as a hedge and qualifies for hedge accounting.

There are three hedging relationships where a derivative (hedging instrument) may qualify for hedge accounting: (1) a hedge of the change in fair value of a recognized asset or liability or firm commitment (fair value hedge), (2) a hedge of the variability in cash flows from a recognized variable-rate asset or liability or forecasted transaction (cash flow hedge), and (3) a hedge of the variability caused by changes in foreign currency exchange rates (foreign currency hedge). Under hedge accounting, recognition of derivative gains and losses can be matched in the same period with that of the hedged exposure and thereby minimize earnings volatility. If the derivative does not qualify for hedge accounting, the Company considers the transaction to be an “economic hedge” and changes in the fair value of the derivative asset or liability are recognized immediately in earnings. At December 31, 2009, the Company had entered into foreign currency cash flow hedges and economic hedges.

In order for a derivative to qualify for hedge accounting, the derivative must be formally designated as a fair value, cash flow, or a foreign currency hedge by documenting the relationship between the derivative and the hedged item. Additionally, the hedge relationship must be expected to be highly effective at offsetting changes in either the fair value or cash flows of the hedged item at both inception of the hedge and on an ongoing basis. The Company assesses the ongoing effectiveness of its hedges and measures and records hedge ineffectiveness, if any, at the end of each quarter.

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Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

For a cash flow hedge, the effective portion of the change in fair value of a hedging instrument is recognized in other comprehensive income, as a component of shareholders’ investment, and subsequently reclassified to income when the hedged item affects earnings. The ineffective portion of the change in fair value of a cash flow hedge is recognized immediately in earnings.

The Company discontinues hedge accounting prospectively when (1) the derivative expires or is sold, terminated, or exercised, (2) it determines that the hedging transaction is no longer highly effective, (3) a hedged forecasted transaction is no longer probable of occurring in the time period described in the hedge documentation, (4) the hedged item matures or is sold, or (5) management elects to discontinue hedge accounting voluntarily.

When hedge accounting is discontinued because the derivative no longer qualifies as a cash flow hedge, the Company will continue to carry the derivative in the accompanying consolidated balance sheet at its fair value, recognize subsequent changes in the fair value of the derivative in current-period earnings, and continue to defer the derivative gain or loss in other comprehensive income or loss until the hedged forecasted transaction affects earnings. If the hedged forecasted transaction is not likely to occur in the time period described in the hedge documentation or within a two month period of time thereafter, the deferred derivative gain or loss is reclassified immediately to earnings.

Accumulated other comprehensive loss

Comprehensive income (loss) includes net income, as well as other comprehensive income (loss) consisting of unrealized gains and losses, which are recorded directly into other comprehensive income (loss) on the accompanying consolidated balance sheets. The components of other comprehensive income (loss) for the Company consist of unrealized gains and losses relating to the translation of foreign currency financial statements, the pension and postretirement liability related to the Company’s defined benefit pension plans, and unrealized gains and losses relating to derivative instruments. The Company also records comprehensive income (loss) relating to its available for sale securities, however this amount was not material in any of the years presented. The components of accumulated other comprehensive loss, net along with the respective position in the accompanying consolidated balance sheets are comprised of the following at December 31:

	2009	2008

Other component of mandatorily redeemable common shares
Unrealized loss on derivative instruments, net of tax benefit of $533 and $2,068, respectively	$(824)	$(3,194)
Foreign currency translation, net of tax benefit of $5,873 and $7,308, respectively	(3,457)	(17,898)

	(4,281)	(21,092)
Other shareholders’ deficit:
Pension and postretirement, net of tax benefit of $70,088 and $79,155, respectively	(145,838)	(117,045)

Total components of accumulated other comprehensive loss, net	$(150,119)	$(138,137)

Investment and other income

Investment and other income includes interest on other cash and cash equivalents held by the Company, and brand license revenue recognized in connection with a five-year brand license agreement (Note 7).

The Company held an investment in the preferred stock of privately held Authoria, Inc, which was previously accounted for under the cost method. The investment had been fully impaired in prior periods. On

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

September 29, 2008, Authoria Inc. was acquired by a private equity firm. Under the terms of the merger agreement, the Company’s total potential proceeds and gain in the transaction amounts to $5,000, with a portion of the purchase price to remain in escrow until September 29, 2009 pending potential claims for certain indemnifications granted to the buyers. The Company evaluated the terms of the sale and determined that $4,134 should be recognized as a gain on the date of the sale, which has been included in investment and other income, net in the accompanying consolidated statement of operations. The remaining $866 held in escrow was payable to the Company during the third quarter of fiscal year 2009 provided that no claims by the buyers have been made. As such, the Company did not recognize any gain for the amount in escrow during 2008. During the third quarter of 2009, the buyers asserted claims against the amount in escrow and no resolution has yet been reached. In accordance with accounting for gain contingencies, the Company will not recognize any gain until such time that a resolution has been reached.

Reclassifications

To maintain consistency and comparability, certain reclassifications have been made to the 2008 financial statements to conform to 2009 presentation. The reclassifications had no effect on previously reported consolidated net earnings or mandatorily redeemable common shares or other shareholders’ deficit.

Recent accounting pronouncements

In June 2009, the Financial Accounting Standards Board (“FASB”) issued its final pronouncement which made the FASB Accounting Standards Codification (the “Codification”) the single source of GAAP used by nongovernmental entities in the preparation of financial statements, except for rules and interpretive releases of the SEC under authority of federal securities laws, which are sources of authoritative accounting guidance for SEC registrants. The Codification is meant to simplify user access to all authoritative accounting guidance by reorganizing GAAP pronouncements into roughly 90 accounting topics within a consistent structure; its purpose is not to create new accounting and reporting guidance. The Codification supersedes all existing non-SEC accounting and reporting standards and was effective for the Company beginning July 1, 2009. Following this pronouncement, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts; instead, it will issue Accounting Standards Updates. There is no impact on the consolidated financial statements.

In May 2009, the FASB issued a pronouncement which has since been included in Accounting Standards Codification (ASC) 855, Subsequent Events (“ASC 855”) which provides additional guidance on the disclosure of events that occur after the balance sheet date but before financial statements are issued or available to be issued. Specifically, ASC 855 introduces the concept of available to be issued and requires the disclosure of the date through which an entity has evaluated subsequent events and whether that date represents the date the financial statements were issued or were available to be issued. This pronouncement is effective for interim and annual financial periods ending after June 15, 2009 and shall be applied prospectively. The Company adopted the statement on June 30, 2009, and has included the appropriate disclosures in Note 18.

Accounting Standards Codification 820, Fair Value Measurements defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles and expands disclosures about fair value measurements. The Company adopted these provisions for financial assets and liabilities on January 1, 2008 and for nonfinancial assets and liabilities on January 1, 2009, these adoptions did not have an impact on the Company’s consolidated financial statements.

In April 2009, the FASB issued a pronouncement which has since been included in ASC 805, Business Combinations (“ASC 805”) which amends the provisions in ASC 805, for the initial recognition and measurement, subsequent measurement and accounting, and disclosures for assets and liabilities arising from contingencies in business combinations. No subsequent accounting guidance is provided in the pronouncement,

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

and the FASB expects an acquirer to develop a systematic and rational basis for subsequently measuring and accounting for acquired contingencies depending on their nature. The pronouncement is effective for contingent assets or contingent liabilities acquired in business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company adopted the statement on January 1, 2009 and will apply it prospectively in conjunction with ASC 805. There is no impact on the consolidated financial statements at this time.

On December 30, 2008, the FASB issued a pronouncement which has since been included in ASC 715, Compensation — Retirement Benefits (“ASC 715”) and requires disclosures about fair value measurements of plan assets, as well as how investment allocation decisions are made, the major categories of plan assets, and significant concentrations of risk within plan assets. This statement is effective for fiscal years ending after December 15, 2009. Comparative information for earlier periods is not required at initial adoption. The statement did not have a material effect on the Company’s consolidated financial statements. See Note 14 for the additional disclosures required by the pronouncement.

In September 2008, the FASB issued a pronouncement which has since been included in ASC 323, Investments — Equity Method and Joint Ventures (“ASC 323”) that clarifies the accounting for certain transactions and impairment considerations involving equity method investments. Additionally, the statement changes the accounting for share issuances by an equity method investee, which previously had been accounted for under SAB 51. This pronouncement changed the accounting for gains associated with these sales, which will now be included in the statement of operations rather than paid-in capital. The pronouncement is effective for fiscal years beginning after December 15, 2008. The Company adopted the pronouncement on January 1, 2009 and is applying the requirements prospectively. The adoption of the statement did not have a material effect on the Company’s consolidated financial statements.

In March 2008, the FASB issued a pronouncement which has since been included in ASC 815, Derivatives and Hedging, (“ASC 815”) and gives financial statement users better information about the reporting entity’s hedges by providing for qualitative disclosures about the objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in their hedged positions. The pronouncement is effective for financial statements issued for fiscal years beginning after November 15, 2008. The Company has adopted the provisions of the statement on January 1, 2009 and has presented the disclosures in Note 9.

(2)	Merger with Watson Wyatt Worldwide, Inc.

On June 26, 2009, Towers Perrin entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Watson Wyatt. Watson Wyatt is a global firm focusing on providing human capital and financial management consulting services. On January 1, 2010, pursuant to the Merger Agreement, Towers Perrin and Watson Wyatt combined their businesses through two simultaneous mergers (the “Merger”) and became wholly-owned subsidiaries of a new holding company, Jupiter Saturn Holding Company, which changed its name to Towers Watson & Co. The Class A Common Stock, is publicly traded.

Upon completion of the Merger, John J. Haley, the President, Chief Executive Officer and Chairman of the Board of Directors of Watson Wyatt, began service as Chairman of the Board of Directors and Chief Executive Officer of Towers Watson and Mark V. Mactas, the President, the Chief Executive Officer and Chairman of the Board of Towers Perrin, began service as Deputy Chairman of the Board of Directors, President and Chief Operating Officer of Towers Watson.

Although the business combination of Watson Wyatt and Towers Perrin was a “merger of equals”, GAAP requires that one of the combining entities be identified as the acquirer by reviewing facts and circumstances as of the acquisition date. Watson Wyatt was determined to be the accounting acquirer. This conclusion is

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Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

primarily supported by the facts that Watson Wyatt shareholders own approximately 56 percent of all Towers Watson common stock after the redemption of Towers Watson Class R common stock and that Watson Wyatt’s Chief Executive Officer became the Chief Executive Officer of Towers Watson.

Merger Consideration

The issuance of Towers Watson common stock and Towers Watson Notes (as defined below) in the Merger were registered under the Securities Act, pursuant to the Towers Watson’s Registration Statement on Form S-4 (Registration No. 333-161705) filed with the SEC, and declared effective on November 9, 2009. The Class A Common Stock is listed on The New York Stock Exchange, LLC and The NASDAQ Stock Market, LLC under the ticker symbol “TW”, and began trading on January 4, 2010.

The consummation of the Merger resulted in the following:

Each share of Towers Perrin common stock, par value $0.50 per share issued and outstanding immediately prior to the Merger was converted into the right to receive 545.627600377 (the “Exchange Ratio”) fully-paid and nonassessable shares of Towers Watson common stock, which ratio was determined at the time of the Merger in accordance with the Merger Agreement (the “Merger Consideration”). Shares of Towers Watson common stock issued to Towers Perrin shareholders (other than shares issued to Towers Perrin shareholders located in certain countries (as detailed below) and other than shares issued to Towers Perrin shareholders who elected to receive a portion of their Merger Consideration as shares of Towers Watson’s Class R common stock, which is described below) have been divided among four series of non-transferable Towers Watson common stock, Classes B-1, B-2, B-3 and B-4, each with a par value of $0.01 per share. Outstanding shares of Class B Common Stock will automatically convert on a one-for-one basis into shares of freely transferable shares of Class A Common Stock on the following timetable:

Class B-1 Common Stock January 1, 2011
Class B-2 Common Stock January 1, 2012
Class B-3 Common Stock January 1, 2013
Class B-4 Common Stock January 1, 2014

Each share of Watson Wyatt Class A common stock, par value $0.01 per share issued and outstanding immediately prior to the Merger was converted into the right to receive one share of Class A Common Stock. In addition, outstanding deferred rights to receive Watson Wyatt common stock were converted into the right to receive an equal number of shares of Class A Common Stock, and outstanding options to purchase Watson Wyatt common stock were assumed by Towers Watson and converted on a one-for-one basis into fully-vested options to purchase shares of Class A Common Stock with the same exercise price as the underlying Watson Wyatt options.

In accordance with the Merger Agreement, to provide immediate liquidity to certain Towers Perrin shareholders located in countries where the Merger Consideration may be subject to current tax, such Towers Perrin shareholders received a portion of their Merger Consideration in the form of unrestricted shares of Class A Common Stock instead of shares of Class B Common Stock.

Certain Towers Perrin shareholders who met defined age and service criteria elected to terminate their employment no later than January 31, 2010 (except as extended by the Towers Watson’s executive committee) and receive a portion of their Merger Consideration in shares of Towers Watson Class R common stock, which subsequently were automatically redeemed for equal amounts of cash and subordinated one-year promissory notes (the “Towers Watson Notes”) (such election, a “Class R Election”). The amount of cash and principal amount of Towers Watson Notes issued in exchange for each share of Towers Watson Class R common stock was determined based on the Exchange Ratio and the average closing price per share of Watson Wyatt

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Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

common stock for the 10 trading days ending on December 28, 2009, the second trading day immediately prior to the closing of the Merger, which was $46.79. Class R Elections were prorated so that the amount of cash and notes payable on the automatic conversion of the shares of Towers Watson Class R common stock would not exceed $400 million, which amount was agreed to by Towers Perrin and Watson Wyatt prior to the closing of the Merger. Towers Perrin shareholders who made valid Class R Elections received shares of Class B-1 Common Stock in exchange for their shares of Towers Perrin common stock that were not exchanged for shares of Towers Watson Class R common stock due to proration or because the Towers Perrin shareholder elected to receive less than 100 percent of his or her Merger Consideration in the form of Towers Watson Class R common stock. As noted above, shares of Class B-1 Common Stock will automatically convert into freely tradable shares of Class A Common Stock on January 1, 2011.

Prior to the Merger, Towers Perrin issued awards of restricted stock units to certain Towers Perrin employees, which were exchanged in the Merger for shares of restricted Class A Common Stock, generally subject to a three-year contractual schedule where the employment of the participant is required to lapse the restriction. The fair value of the restricted Class A Common Stock was based on the closing share price of Watson Wyatt common stock on December 31, 2009 with a post-vesting discount to measure the restriction of the one, two and three year restrictions on the stock. See Note 17 for further discussion.

In summary, as a result of closing of the Merger, all outstanding Towers Perrin and Watson Wyatt common stock, restricted stock units and derivative securities have been converted into the right to receive the following forms of consideration:

•	Former Watson Wyatt stockholders received 42,453,278 shares of Class A Common Stock (less a number of shares that have been withheld for tax purposes in respect of Watson Wyatt deferred stock units and deferred shares);

•	Former Towers Perrin shareholders and RSU holders received 42,489,840 shares in a combination of Towers Watson Class A, Class B and Class R common stock as follows:

•	209,103 shares of Class A Common Stock;

•	4,248,984 shares of restricted Class A Common Stock;

•	12,798,118 shares of Class B-1 Common Stock;

•	5,561,630 shares of Class B-2 Common Stock;

•	5,561,630 shares of Class B-3 Common Stock;

•	5,561,630 shares of Class B-4 Common Stock;

•	8,548,835 shares of Class R common stock, which subsequently were redeemed automatically in exchange for the right to receive:

•	$200 million in cash (subject to applicable tax withholding and gross-up adjustments); and

•	Towers Watson Notes in an aggregate principal amount of $200 million.

In addition, on January 1, 2010, Towers Watson issued shares of Towers Watson Class F common stock, no par value, pro rata to all holders of Towers Perrin common stock, which shares represent only the contingent right to receive a pro rata portion of a number of shares of Class A Common Stock equal to the number of shares of restricted Class A Common Stock forfeited by former Towers Perrin employees plus a number of shares of Class A Common Stock with a value equivalent to the amount of dividends attributed to such forfeited shares.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

For a more complete description of the Merger Agreement and amendment to the Merger Agreement, please see the Towers Watson registration statement on Form S-4 filed with the SEC (Registration No. 333-161705) and declared effective on November 9, 2009.

As of December 31, 2009, both Towers Perrin and Watson Wyatt each owned a 36.4 percent equity investment in PCIC. PCIC is a captive insurance company that provides professional liability insurance on a claims-made basis. Towers Perrin applies the equity method of accounting for its investment in PCIC. However, beginning on January 1, 2010, as a result of the Merger, Towers Watson has a majority ownership of PCIC and consequently retained a majority of the economic risks and rewards of PCIC. As a result, Towers Watson will consolidate the results of PCIC into its consolidated financial statements.

Towers Perrin’s financial statements as of and for the year ended December 31, 2009 reflect Towers Perrin’s equity method of accounting for PCIC.

PCIC will cease issuing insurance policies effective July 1, 2010 and will at that time enter into a run-off mode of operation. Commencing July 1, 2010, Towers Watson will obtain primary insurance for errors and omissions professional liability risks from its wholly-owned insurance company known as Stone Mountain Insurance Company (“Stone Mountain”). Stone Mountain will provide the Company with $50 million of coverage per claim and in the aggregate on a claims-made basis. Stone Mountain intends to secure reinsurance for coverage provided $25 million in excess of the $25 million retained layer. Stone Mountain intends to issue a policy of insurance substantially similar to the policy issued by PCIC.

Towers Watson Credit Facility

On January 1, 2010, in connection with the Merger, Towers Watson and certain subsidiaries entered into a three-year, $500 million revolving credit facility with a syndicate of banks (the “Senior Credit Facility”). Borrowings under the facility will bear interest at a spread to either LIBOR or the Prime Rate. Towers Watson is charged a quarterly commitment fee, currently 0.5 percent of the facility, which varies with Towers Watson’s financial leverage and is paid on the unused portion of the credit facility. Obligations under the facility are guaranteed by Towers Watson and all of its domestic subsidiaries (other than PCIC) and are secured by a pledge of 65 percent of the voting stock and 100 percent of the non-voting stock of Towers Perrin Luxembourg Holdings S.A.R.L.

The Senior Credit Facility contains customary representations and warranties and affirmative and negative covenants. The Senior Credit Facility requires Towers Watson to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the Senior Credit Facility). In addition, the Senior Credit Facility contains restrictions on the ability of Towers Watson and its subsidiaries to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make investments, loans or advances; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

(3)	Short-term investments

Short-term investments are comprised of the following:

	December 31, 2009			December 31, 2008
	Amortized	Unrealized	Estimated	Amortized	Unrealized	Estimated
	Cost	Gains	Fair Value	Cost	Gains	Fair Value

Corporate securities	$2	$11	$13	$2	$4	$6
Commercial paper	—	—	—	10,000	—	10,000

	$2	$11	$13	$10,002	$4	$10,006

(4)	Accounts receivable

The receivables balance is comprised of the following December 31:

	2009	2008

Accounts receivable — billed	$212,136	$243,110
Accounts receivable — unbilled	105,069	120,045
Reinsurance intermediary receivable	10,223	10,037
Reinsurance advances	10,373	13,135

	337,801	386,327
Less: allowance for doubtful accounts	(8,912)	(18,990)

Total receivables	$328,889	$367,337

(5)	Property and equipment, net

Property and equipment, net by major category as of December 31 are as follows:

	2009	2008

Technology hardware	$62,990	$61,284
Leasehold improvements	135,854	125,089
Furniture & fixtures	26,322	28,425
Internally developed software	30,807	23,851
Purchased software	25,929	25,533

	281,902	264,182
Less: accumulated depreciation and amortization	(183,926)	(166,637)

Total property and equipment, net	$97,976	$97,545

Depreciation and amortization expense of property and equipment was $28,810 and $26,027 in 2009 and 2008, respectively.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

(6)	Intangible assets and goodwill

Intangible assets are comprised of the following:

	December 31, 2009
		Accumulated		Weighted Average
	Cost	Amortization	Net	Useful Life (yrs)

Intangible asset
Trademarks	$5,078	$(4,407)	$671	5.9
Customer relationships	43,303	(24,791)	18,512	8.9
Licenses & royalties	13,812	(9,940)	3,872	10.0
Covenants not-to-compete	2,481	(2,045)	436	7.0
Access to market	3,108	(2,230)	878	10.0
Acquired software	18,527	(17,401)	1,126	6.6
Other acquired intangibles	2,659	(1,507)	1,152	5.0

	$88,968	$(62,321)	$26,647

	December 31, 2008
		Accumulated		Weighted Average
	Cost	Amortization	Net	Useful Life (yrs)

Intangible asset
Trademarks	$5,148	$(4,329)	$819	5.9
Customer relationships	42,169	(19,785)	22,384	8.8
Licenses & royalties	12,344	(7,645)	4,699	10.0
Covenants not-to-compete	3,118	(2,352)	766	6.4
Access to market	2,804	(1,732)	1,072	10.0
Acquired software	14,978	(12,602)	2,376	7.4
Other acquired intangibles	2,659	(975)	1,684	5.0

	$83,220	$(49,420)	$33,800

Changes in the carrying amounts of the intangible assets are due to translation adjustments.

Amortization of the intangibles, which occurs straight-line over the life of the respective asset, was $8,879 and $10,959, for 2009 and 2008, respectively. Based on December 31, 2009 exchange rates, the Company expects to amortize the intangible assets as follows:

Year ending December 31:
2010	$8,345
2011	7,427
2012	5,706
2013	2,996
2014 and thereafter	2,173

Total future amortization of intangible assets	$26,647

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The changes in the carrying amount of goodwill are as follows:

Balance as of January 1, 2008	$64,960
Purchase price adjustment — uncertain tax position	(869)
Currency translation adjustment	(4,910)

Balance as of December 31, 2008	$59,181
Currency translation adjustment	2,245

Balance as of December 31, 2009	$61,426

(7)	Investments in unconsolidated affiliates

The investments in unconsolidated affiliates are comprised of the following as of December 31:

	2009	2008

ExcellerateHRO	$—	$56,987
Professional Consultants Insurance Company	13,345	8,496

Total investments in unconsolidated affiliates	$13,345	$65,483

eHRO is a limited liability partnership established in 2005 in which the Company held an ownership interest of 13.5% at December 31, 2008. In June 2009, the Company sold its remaining interest in eHRO to Electronic Data Systems, Inc. (“EDS”) for cash proceeds of $61,000. The carrying value of the Company’s partnership interest at the sale date was $57,677 and the Company recorded a gain of $3,323. The Brand License Agreement entered into by the Company and eHRO effective for a period of five years commencing March 1, 2005 was terminated as of the closing date of the sale, at which time the parties agreed to a 90-day license for the use of certain Company trademarks. Accordingly, the remaining deferred brand license income of $7,500 was recognized over the 90-day term.

The partnership interest purchase agreement includes a provision for the payment by EDS of a deferred purchase price of $10,000 fifteen months after closing. The actual amount of the deferred purchase price payable, if any, is subject to reduction based on the amount of certain new consulting services EDS and its affiliates purchase from the Company during this period. The partnership interest purchase agreement also includes a provision for a contingent purchase price of up to $45,000 in the event certain assets of eHRO are sold under certain conditions within the period ending twenty-four months after the closing date. None of the conditions precedent to payment of the contingent purchase price has occurred. Accordingly, the Company has not recorded any amounts in respect of the contingent purchase price.

In 2009, the Company’s ownership in eHRO was reduced from 13.5% to 13.25% due to the issuance of additional equity related to a capital call made by eHRO, resulting in a gross dilution gain of $725 which was recorded within equity in income (loss) of unconsolidated affiliates in the accompanying consolidated statement of operations. As described in Note 1 within the recent accounting pronouncements, effective January 1, 2009, the accounting for gains associated with these sales, is now being included in the statement of operations rather than paid-in capital.

In 2008, the Company’s ownership in eHRO was reduced from 14.4% to 13.5% due to the issuance of additional equity related to a capital call made by eHRO, resulting in a gross dilution gain of $1,379. The dilution gain was recorded as an equity transaction, net of tax of $557, as an increase to paid-in capital.

The Company places certain levels of professional liability insurance coverage with PCIC, a Vermont captive insurance company, in which the Company held an ownership interest of 36.4%, as of December 31, 2009 and 2008, respectively. The Company made premium payments to PCIC of $12,765 and $18,088 in 2009

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

and 2008, respectively. The Company received indemnity reimbursements from PCIC of $2,224 and $17,743 in 2009 and 2008, respectively. Selected financial information relating to PCIC’s unaudited balance sheet and statement of operations as of and for the twelve month periods ended September 30, 2009 and 2008 are presented below:

	2009	2008

Assets	$313,410	$288,804
Liabilities	242,819	236,366
Revenues	42,577	46,585
Operating income	23,777	8,430
Net income	15,907	5,334

(8)	Other non-current assets

The other non-current asset balance is comprised of the following as of December 31:

	2009	2008

Pension assets (Note 14)	$71,740	$63,313
Insurance recoveries receivables (Note 16)	73,648	55,300
Income tax receivables	6,307	—
Miscellaneous receivables	3,756	6,372
Other investments	8,210	8,562

Total other non-current assets	$163,661	$133,547

(9)	Derivative Financial Instruments

The Company’s foreign reinsurance intermediary subsidiary in the U.K. receives revenues in currencies (primarily in U.S. dollars) that differ from its functional currency. The foreign subsidiary’s functional currency revenue will fluctuate as the currency exchange rates change. To reduce this variability, the Company uses foreign exchange forward contracts and over-the-counter options to hedge the foreign exchange risk of the forecasted collections for up to a maximum of two years in the future. The Company has designated these derivatives as cash flow hedges of its forecasted foreign currency denominated revenue. At December 31, 2009, the maximum length of time the Company is hedging its exposure to the variability in future cash flows for forecasted transactions is two years. As of December 31, 2009 a net $(1,357) pretax loss has been deferred in other comprehensive loss, $(1,228) of which is expected to be reclassified to earnings as an adjustment to general and administrative expenses in the next twelve months. Deferred gains or losses will be reclassified from other comprehensive loss to general and administrative expenses when the hedged revenue is recognized. During 2009 and 2008, the Company recognized $720 and $(721), respectively of aggregate gains (losses) due to hedge ineffectiveness within general and administrative expenses in the accompanying consolidated statement of operations.

At December 31, 2009 and 2008, the Company had cash flow hedges primarily in British pounds with a notional value of $69,500 and $52,000, respectively. The Company determines the fair value of its foreign currency derivatives based on quoted prices received from the counterparty for each contract which the Company evaluates using pricing models whose inputs are observable. The net fair value of derivatives held as of December 31, 2009 and 2008 was $(1,834) and $(12,277), respectively. See Note 10 for further information regarding the determination of fair value.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The fair value of the Company’s derivative instruments held at December 31, 2009 and their location in the accompanying consolidated balance sheet are as follows:

	Asset Derivatives		Liability Derivatives
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value

Derivatives designated as hedging instruments:
Foreign exchange forwards	Other current assets	$542	Other current liabilities	$(2,069)
Foreign exchange options	Other current assets	262	Other current liabilities	(79)

Total derivatives designated as hedging instruments		804		(2,148)

Derivatives not designated as hedging instruments:
Foreign exchange options	Other current assets	8	Other current liabilities	(498)

Total derivatives not designated as hedging instruments		8		(498)

Total derivatives		$812		$(2,646)

The effect of derivative instruments that are designated as hedging instruments on the accompanying consolidated statement of operations and the consolidated statement of changes in mandatorily redeemable common share and other shareholders’ deficit for the year ended December 31, 2009 is as follows:

				Location of Loss	Gain
				Recognized In	Recognized in
		Location of Gain		Income (Ineffective	Income (Ineffective
	Gain (Loss)	(Loss) Reclassified	Loss	Portion and Amount	Portion and Amount
	Recognized in	from OCI into	Reclassified from	Excluded from	Excluded from
Derivatives Designated	OCI (Effective	Income (Effective	OCI into Income	Effectiveness	Effectiveness
as Hedging Instruments:	Portion)	Portion)	(Effective Portion)	Testing)	Testing)

Foreign exchange forwards	$3,083	General and administrative expenses	$(672)	General and administrative expenses	$18
Foreign exchange options	(573)	General and administrative expenses	(724)	General and administrative expenses	1,291

Total	$2,510		$(1,396)		$1,309

The effect of derivatives which have not been designated as hedging instruments on the accompanying consolidated statement of operations for the year ended December 31, 2009 as follows:

Derivatives not	Location of Gain	Gain
Designated as Hedging	Recognized	Recognized
Instruments:	in Income	in Income

Foreign exchange forwards	General and administrative expenses	$149
Foreign exchange options	General and administrative expenses	2,147

Total		$2,296

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

(10)	Fair Value Measurements

The Company has categorized its financial instruments into a three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets and liabilities (Level 1) and lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

Financial assets recorded in the accompanying consolidated balance sheets are categorized based on the inputs in the valuation techniques as follows:

Level 1  Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market.

Level 2  Financial assets and liabilities whose values are based on the following:

a) Quoted prices for similar assets or liabilities in active markets;

b) Quoted prices for identical or similar assets or liabilities in non-active markets;

c) Pricing models whose inputs are observable for substantially the full term of the asset or liability; and

d) Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full asset or liability.

Level 3  Financial assets and liabilities whose values are based on prices, or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

The following presents the Company’s assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008:

	Fair Value Measurements on a
	Recurring Basis at December 31, 2009
	Level 1			Level 2			Level 3	Total

Assets:
Short-term investments	$13	(a	)	$—			$—	$13
Other current assets				812	(b	)	—	812
Other non-current assets	7,867	(c	)	—			—	7,867
Liabilities:
Other current liabilities	—			2,646	(b	)	—	2,646

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

	Fair Value Measurements on a
	Recurring Basis at December 31, 2008
	Level 1			Level 2			Level 3	Total

Assets:
Short-term investments	$10,006	(a	)	$—			$—	$10,006
Other current assets	—			30	(b	)	—	30
Other non-current assets	6,328	(c	)	—			—	6,328
Liabilities:
Other current liabilities	—			12,307	(b	)	—	12,307

(a)	Available for sale consisting of commercial paper (2008 only) and corporate securities (Note 3).

(b)	Primarily forward exchange contracts and foreign currency options and collars.

(c)	Primarily available for sale securities.

The Company recorded a gain of $605 for the year ended December 31, 2009, under general and administrative expenses in the accompanying consolidated statements of operations related to the changes in the fair value of its financial instruments for forward foreign currency exchange contracts and foreign currency options and collars accounted for as foreign currency hedges which are still held at December 31, 2009. There was no gain or loss recorded in the accompanying consolidated statements of operations for available for sale securities still held at December 31, 2009.

To determine the fair value of the Company’s forward exchange contracts and foreign currency options and collars, the Company receives a quoted value from the counterparty for each contract. The quoted price received by the Company is a level 2 valuation based on observable quotes in the marketplace for the underlying currency. The Company uses these underlying values to estimate amounts that would be paid or received to terminate the contracts at the reporting date based on current market prices for the underlying currency.

The available for sale securities are valued using quoted market prices as of the end of the trading day. The Company monitors the value of the investments for other-than-temporary impairment on a quarterly basis.

(11)	Accounting for leases

The Company has entered into operating leases primarily for office space and equipment under long-term lease arrangements. Future minimum lease payments for leases that have initial or remaining non-cancelable terms in excess of one year, as of December 31, 2009, are as follows:

Lease
Year Ending December 31:	Commitments

2010	$62,937
2011	53,635
2012	43,993
2013	36,876
2014 and thereafter	179,979

Total future minimum lease payments	$377,420

Rental expense under the operating leases was $62,678 and $53,378 in 2009 and 2008, respectively.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

Future rental commitments for leases have not been reduced by minimum non-cancelable sublease income aggregating $1,329 for subleases through 2020. The Company recognizes rent on a straight-line basis over the term of the leases. Differences between the straight-line basis of rent expense and the amount of rent paid is included in lease-related liabilities (Note 13) within other non-current liabilities in the accompanying consolidated balance sheets.

From time to time, the Company abandons office leases prior to the lease termination date. The Company records the fair value of the resulting liability when the space is vacated. The calculation of the liability is based on the net present value of the expected future cash outflows through the remainder of the lease, net of anticipated sublease income adjusted using the credit-adjusted risk-free interest rate at the time of initial recognition of the liability. At December 31, 2009, the Company had contracts for abandoned spaces terminating between September 2014 and May 2015. The following table presents the activity related to the Company’s abandoned operating leases for the past two fiscal years:

Balance as of January 1, 2008	$6,380
Lease abandonments	119
Changes to original assumptions (a)	(1,182)
Rental payments, net of sublease income	(2,038)
Interest accreted	294
Currency translation adjustment	(617)

Balance as of December 31, 2008	$2,956
Changes to original assumptions(a)	(1,380)
Rental payments, net of sublease income	(667)
Interest accreted	167
Currency translation adjustment	121

Balance as of December 31, 2009	$1,197

(a)	Changes to original assumptions are primarily due to differences between expected and actual sublease income and the release of obligations due to negotiations with the landlord for early lease termination.

All costs associated with the settlement of the liability are included in occupancy-related costs in the accompanying consolidated statement of operations, with the liability included in lease-related liabilities (Note 13) within other non-current liabilities in the accompanying consolidated balance sheets.

The Company accrues a liability for obligations for meeting contractual and regulatory requirements on leased properties at the inception of the lease. The liability is included in other non-current liabilities on the accompanying consolidated balance sheets. The fair value of the future asset retirement obligation cost is based on the estimated costs to satisfy the terms of the lease agreements and other estimates provided by independent third party assessments. The obligation is recorded at net present value and accreted over the lease term. At December 31, 2009, the weighted-average of the interest rates used to initially determine the net present value of the obligations was 6.5%.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The following table presents the activity related to the Company’s asset retirement obligations for the past two fiscal years:

Balance as of January 1, 2008	$8,426
Accretion of liability	587
Liabilities incurred	230
Liabilities settled	(1,241)
Currency translation adjustment	(800)

Balance as of December 31, 2008	$7,202
Accretion of liability	556
Liabilities incurred	785
Liabilities settled	(614)
Currency translation adjustment	305

Balance as of December 31, 2009	$8,234

(12)	Other current liabilities

Other current liabilities as of December 31 consist of the following:

	2009	2008

Derivative liability	$2,646	$12,307
Accrued payroll taxes and withholdings	23,672	23,657
Accrued compensation	23,975	27,060
Current portion of errors and omissions claim reserves	20,500	20,500
Stock purchase payable	4,184	4,286
Deferred income taxes	2,407	417
Income taxes payable	2,824	7,738
Other taxes payable	10,953	11,478
Miscellaneous accrued liabilities	14,069	16,161

Total other current liabilities	$105,230	$123,604

(13)	Other non-current liabilities

The balances as of December 31 are as follows:

	2009	2008

Lease-related liabilities	$50,206	$48,188
Deferred income taxes	9,059	3,472
Unrecognized tax benefit (Note 15)	26,235	11,263
Deferred revenue	—	1,667
Miscellaneous employee-related liabilities	24,820	26,007
Stock purchase payable	4,149	6,305

Total other non-current liabilities	$114,469	$96,902

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

Reserve for pension and other postretirement benefits

In the United States and certain other countries, the Company maintains and administers defined benefit retirement plans (collectively, the Plan or Plans) and postretirement medical and life insurance plans for certain current, retired and resigned employees. Benefits under the employee retirement plans are primarily based on years of service and compensation. The Company utilizes actuarial methods to account for pension and postretirement benefit plans.

Plan obligations and annual expense under the plans are based on demographic and economic assumptions that take into account capital market conditions as of the measurement date. Both sets of assumptions, given the longevity of the Plans, are long-term in focus. A change in one or a combination of these assumptions could have a material effect on obligations and related expense. Any difference between actual and assumed experience is amortized into expense over the average remaining service period of participating employees. The Company considers several factors prior to the start of each fiscal year when determining the appropriate economic and demographic assumptions, including economic forecasts, historical trends and asset portfolio composition.

The disclosures for the Plans maintained outside the United States (the “non-U.S. Plans”) are shown separately because the amounts are material relative to the U.S. Plans and the assumptions used in these non — U.S. Plans are different from those used for the U.S. Plans. The measurement date for all Plans is December 31.

Defined Benefit Plans

The Company sponsors both qualified and non-qualified, non-contributory defined benefit pension plans in the U.S., (the “U.S. Plans”), and in Canada, Germany, the U.K., Japan, the Netherlands and Switzerland. Under the U.S. Plans, benefits are based on either a cash balance formula for employees hired on or after January 1, 2003, or based on a combination of cash balance and final average earnings for employees hired prior to 2003. The U.K. Plan provides predominantly lump sum benefits. Benefit accruals under the U.K. Plan ceased on March 31, 2008. The Canadian Retirement Plan provides a choice of a defined benefit approach or a defined contribution approach. The U.S. and Canada have non-qualified plans that provide for pension benefits that would be covered under the respective qualified plan but are limited by the pension laws of the respective countries. These non-qualified plans are unfunded obligations of the Company, along with the obligations of the German, Japanese and Swiss pension plans.

The Company makes annual contributions to the Plans based on periodic actuarial studies. The Company’s policy is to fund at least the legally required minimum amount in each country but not more than amounts that are currently deductible for tax purposes. Since funding calculations are based on different measurements than those used for accounting purposes, pension contributions are not equal to net periodic pension cost. The following table sets forth the projected pension contributions for funded plans for fiscal year 2010, as well as the pension contributions to funded Plans in the past two fiscal years:

	2010	2009	2008
	(Projected)	(Actual)	(Actual)

U.S.	$—	$—	$—
Non-U.S.	6,258	6,615	8,401

Total	$6,258	$6,615	$8,401

The fair value of Plan assets is based on the market value of each Plan’s investment portfolio, which consists primarily of domestic equity, international equity and fixed income securities. To the extent the expected return on the investment portfolio varies from the actual return, there is an unrecognized gain or loss.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The Company selected the discount rate for all Plans by considering high quality corporate bond yields whose size and timing were similar to the expected cash flows for each Plan. The expected return on Plan assets assumption was based on the asset mix of each plan and expected long term capital market conditions in each country as of the measurement date. The expectation is long-term in nature and is based on the Company’s view of bond yields and equity risk premiums to determine the expected return of each asset class. The investment portfolio consists almost entirely of debt and equity securities. Net periodic pension cost consists of the following components reflected as compensation and benefits expense in the Company’s consolidated statements of operations as well as the following weighted-average assumptions used in the valuation for the Plans:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.

Assumptions used to determine net periodic benefit cost
Discount rate	6.00%	6.00%	6.25%	5.49%
Expected long-term rate of return on Plan assets	7.25%	6.99%	7.75%	7.02%
Rate of compensation increase	4.25%	3.90%	4.50%	4.03%
Components of net periodic benefit cost
Service cost	$25,075	$10,577	$25,373	$13,123
Interest cost	76,829	26,648	74,662	27,534
Expected return on assets	(82,802)	(22,642)	(77,042)	(26,429)
Amortization of:
Actuarial loss	977	3,874	11,630	4,617
Prior service credit	(2,044)	(1,142)	(3,810)	(1,239)
Transition (asset) obligation	—	(6)	—	26

Net periodic benefit cost	$18,035	$17,309	$30,813	$17,632

Changes in plan assets and benefit obligations were recognized during 2009 and 2008 and have been included as changes to other comprehensive income as follows:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.

Current year actuarial loss	$4,353	$18,870	$88,967	$20,821
Amortization of actuarial loss	(977)	(3,874)	(11,630)	(4,617)
Current year prior service cost	—	—	14,513	—
Amortization of prior service credit	2,044	1,142	3,810	1,239
Amortization of transition asset (obligation)	—	6	—	(26)

Total recognized in other comprehensive income	$5,420	$16,144	$95,660	$17,417

Total recognized in net periodic benefit cost and
other comprehensive income	$23,455	$33,453	$126,473	$35,049

The estimated amounts that will be amortized from other comprehensive income into net periodic benefit cost during 2010 are shown below:

	U.S. Only	Non-U.S.

Actuarial loss	$7,743	$6,236
Prior service credit	(2,074)	(1,142)
Transition asset	—	(16)

Total	$5,669	$5,078

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The following tables provides the assumptions used in the valuations to determine the year-end projected benefit obligation, a reconciliation of the changes in the Plans’ projected benefit obligations and fair value of assets and a statement of funded status as of and for the years ended December 31:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.

Assumptions used to determine year-end projected benefit obligation
Discount rate	5.94%	5.70%	6.00%	6.00%
Rate of compensation increase	4.25%	3.92%	4.25%	3.90%
Change in benefit obligation
Benefit obligation, beginning of year	$1,310,831	$434,179	$1,224,543	$559,196
Service cost	25,075	10,577	25,373	13,123
Interest cost	76,829	26,648	74,662	27,534
Actuarial loss (gains)	23,452	24,419	35,647	(34,710)
Gross benefits paid	(62,031)	(15,375)	(63,907)	(22,050)
Plan amendments & other	—	—	14,513	—
Change in foreign currency exchange rates	—	51,227	—	(108,914)

Benefit obligation, end of year	$1,374,156	$531,675	$1,310,831	$434,179

Accumulated benefit obligation, end of year	$1,374,156	$514,078	$1,310,831	$416,866

Change in Plan assets
Fair value of plan assets, beginning of year	$1,044,648	$307,849	$1,060,972	$444,451
Actual return on plan assets	101,901	28,192	23,722	(29,103)
Company contributions	25,780	11,202	23,861	12,272
Benefit payments	(62,031)	(15,375)	(63,907)	(22,050)
Foreign currency adjustment	—	38,889	—	(97,721)

Fair value of plan assets, end of year	$1,110,298	$370,757	$1,044,648	$307,849

Funded status, end of year	$(263,858)	$(160,918)	$(266,183)	$(126,330)

Amounts recognized on the consolidated balance sheet consist of:
Non-current asset	$67,305	$4,435	$51,004	$12,309
Current liability	(46,678)	(17,227)	(36,783)	(11,064)
Non-current liability	(284,485)	(148,126)	(280,404)	(127,575)

	$(263,858)	$(160,918)	$(266,183)	$(126,330)

Amounts recognized in other comprehensive income consist of:
Net actuarial loss	$139,103	$84,376	$135,726	$69,380
Prior service cost (credit)	10,485	(8,172)	8,442	(9,314)
Transition asset	—	(175)	—	(181)

	$149,588	$76,029	$144,168	$59,885

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The projected benefit obligation and fair value of plan assets for defined benefit pension plans with a projected benefit obligation in excess of plan assets at December 31, 2009 and 2008 were as follows:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.

Projected benefit obligation, end of year	$331,163	$185,840	$317,187	$339,731
Fair value of plan assets, end of year	—	20,486	—	201,091

The projected obligation, accumulated benefit obligation and fair value of plan assets for pension plans with an accumulated benefit obligation in excess of plan assets at December 31, 2009 and 2008 were as follows:

	2009		2008
	U.S. Only	Non-U.S.	U.S. Only	Non-U.S.

Projected benefit obligation, end of year	$331,163	$161,701	$317,187	$319,496
Accumulated benefit obligation, end of year	331,163	157,866	317,187	312,745
Fair value of plan assets, end of year	—	—	—	183,588

Benefit payments for the defined benefit pension plans, which reflect expected future services, as appropriate, are expected to be as follows:

	U.S. Only	Non-U.S.

Expected benefit payment in future years:
2010	$133,724	$45,901
2011	102,100	21,770
2012	103,295	22,430
2013	100,773	32,434
2014	77,304	17,963
2015-2019	428,009	124,718
Expected employer contributions to trusteed plans during the following year:	$—	$6,258

The Company’s investment strategy is designed to generate returns that will substantially reduce the interest rate risk inherent in each of the plan’s liabilities and enable each of the plans to meet its future obligations. The strategy seeks to achieve total returns both sufficient to meet expected future obligations as well as returns greater than its policy benchmark reflecting the target weights of the asset classes used in its targeted strategic asset allocation. Each plan’s targeted strategic allocation to each asset class is determined through a plan-specific Asset-Liability Modeling study. These comprehensive studies provide an evaluation of the projected status of asset and liability measures for each plan under a range of both positive and negative environments. The studies include a number of different asset mixes, spanning a range of diversification and potential equity exposures.

In evaluating the strategic asset allocation choices, an emphasis is placed on the long-term characteristics of each individual asset class, and the benefits of diversification among multiple asset classes. Consideration is also given to the proper long-term level of risk for each plan, particularly with respect to the long-term nature of the Plans’ liabilities, the impact of asset allocation on investment results, and the corresponding impact on the volatility and magnitude of Plan contributions and expense and the impact certain actuarial techniques may have on the Plans’ recognition of investment experience.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The targeted equity allocation as of December 31, 2009 is 60% in the U.S. plan, 50% in the Canadian plan and 40% in the U.K. plan. The duration of the fixed income assets is plan specific and each has been targeted to minimize fluctuations in plan funded status as a result of changes in interest rates.

The U.S. and Canadian plans employ a smoothed value of assets in calculating pension expense. This smoothed value recognizes the impact of deviations from the assumed rate of return on the non-fixed income portion of the portfolio over a five year period. However, the smoothed value of the non-fixed income portion of plan assets must be within a corridor between 80% and 120% of the fair value. Fixed income investments are valued at market.

The Company monitors investment performance and portfolio characteristics to ensure that outside investment managers are meeting expectations with respect to their investment approach. The fair value of the Company’s U.S. Plan assets and liabilities at December 31, 2009 by asset category are as follows (see note 10 for a description of the fair value levels):

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1	Level 2		Level 3	Total

Asset category:
Cash	$1,040	$—		$—	$1,040
Cash equivalents	—	12,621		—	12,621
Equity securities:
U.S. large cap companies	1,657	—		—	1,657
U.S. mid cap companies	39,448	—		—	39,448
U.S. small cap companies	31,068	—		—	31,068
International equities	95,798	—		—	95,798
Fixed income:
U.S. treasuries	—	144,630		—	144,630
Corporate bonds (S&P rating of A or higher)	—	111,946		—	111,946
Corporate bonds (S&P rating of lower than A)	—	142,985		—	142,985
Other fixed income	—	11,126	(a)	—	11,126
Pooled funds	—	374,966	(b)	—	374,966
Multi-strategy funds	—	168,825	(c)	—	168,825
Interest rate swaps	—	550,837	(d)	—	550,837

Total assets	169,011	1,517,936		—	1,686,947
Liability category:
Interest rate swaps	—	582,585	(d)	—	582,585

Net assets	$169,011	$935,351		$—	$1,104,362

(a)	This category includes municipal bonds and fixed income securities for state or foreign governments.

(b)	This category includes pooled funds of both equity and fixed income securities. Fair value is based on the calculated net asset value of shares held by the Plan as reported by the sponsor of the funds.

(c)	The Fund seeks to exceed the total return of the S&P 500 Index by investing under normal circumstances in S&P 500 Index derivatives, backed by a portfolio of Fixed Income Instruments. Fair value is based on the calculated net asset value of shares held by the Plan as reported by the sponsor of the funds.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

(d)	The Company uses interest rate swaps to match the duration of the corporate bond portfolio with the duration of the Plan liability.

The following table reconciles the net U.S. Plan investments to the total fair value of the U.S. Plan assets:

Net assets held in investments	$1,104,362
Dividend and interest receivable	10,059
Other liabilities	(4,123)

Fair value of plan assets	$1,110,298

The fair value of the Company’s non-U.S. Plan assets at December 31, 2009 by asset category are as follows (see note 10 for a description of the fair value levels):

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1	Level 2		Level 3		Total

Asset category:
Cash	$5,846	$—		$—		$5,846
International equities	4,212	—		—		4,212
Domestic government securities	—	92,767		—		92,767
Pooled funds	—	247,446	(a)	—		247,446
Insurance contracts	—	—		20,486(b	)	20,486

Total assets	$10,058	$340,213		$20,486		$370,757

(a)	This category includes pooled funds of both equity and fixed income securities. Fair value is based on the calculated net asset value of shares held by the Plan as reported by the sponsor of the funds.

(b)	Represents deferred annuity insurance contracts with a statutorily-determined guaranteed interest rate. Additional dividends may be paid to the annuities based on the excess performance of the insurance company’s investments. Fair value is determined using a discounted cash flow approach factoring in the statutorily-determined interest rate and expected future dividends.

The following table sets forth a summary of changes in the fair value of the non-U.S. Plan’s level 3 assets for the year ended December 31, 2009:

Beginning balance at December 31, 2009	$17,503
Actual return on Plan assets relating to assets still held at the reporting date	918
Purchases, sales, and settlements	1,515
Change in foreign currency exchange rates	550

Ending balance at December 31, 2010	$20,486

Postretirement Benefits

The Company provides health care and life insurance benefits for certain retired employees (the “Postretirement Plans”). The Postretirement Plans cover employees in the U.S. and Canada who have met certain eligibility requirements. These Postretirement Plans are essentially unfunded, with the exception of a trust which was established to provide life insurance payments on behalf of certain U.S. retirees.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

Net periodic postretirement benefit cost consists of the following components reflected as compensation and benefits expense in the Company’s consolidated statements of operations as well as the following weighted-average assumptions used in the valuation of the Postretirement Plans:

	2009		2008
	U.S. Only	Canada	U.S. Only	Canada

Assumptions used to determine net periodic benefit cost
Discount rate	6.00%	6.50%	6.25%	5.25%
Expected long-term rate of return on Plan assets	2.00%	N/A	7.75%	N/A
Rate of compensation increase	4.25%	N/A	4.50%	N/A
Health care cost trend rate:
Initial rate	8.50%	8.50%	8.50%	9.00%
Ultimate rate	5.00%	5.00%	5.00%	5.00%
Years to ultimate	7	7	6	8
Components of net periodic benefit cost
Service cost	$4,390	$386	$4,321	$503
Interest cost	10,697	552	10,691	585
Expected return on assets	(132)	—	(504)	—
Amortization of:
Actuarial loss (gain)	740	(357)	1,048	(252)
Prior service (credit) cost	(2,289)	37	(2,289)	40
Transition obligation	—	54	—	58

Net periodic benefit cost	$13,406	$672	$13,267	$934

A one percentage point change in the assumed health care cost trend rates would have the following effect:

	1% Increase		1% Decrease
	U.S.	Canada	U.S.	Canada

Effect on sum of service and interest cost	$1,820	$102	$(1,491)	$(102)
Effect on accumulated postretirement benefit obligation	21,845	653	(18,039)	(613)

Changes in plan assets and benefit obligations were recognized during 2009 and 2008 and have been included as changes to other comprehensive income as follows:

	2009		2008
	U.S. Only	Canada	U.S. Only	Canada

Current year actuarial (gain) loss	$(4,326)	$673	$15,608	$(6,457)
Amortization of actuarial (loss) gain	(740)	357	(1,048)	252
Amortization of prior service credit (cost)	2,289	(37)	2,289	(40)
Amortization of transition obligation	—	(54)	—	(58)

Total recognized in other comprehensive income	$(2,777)	$939	$16,849	$(6,303)

Total recognized in net periodic benefit cost and
other comprehensive income	$10,629	$1,611	$30,116	$(5,369)

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The estimated amounts that will be amortized from other comprehensive income into net periodic benefit cost during 2010 are shown below:

	U.S. Only	Canada

Actuarial loss (gain)	$1,056	$(318)
Prior service (credit) cost	(2,289)	41
Transition obligation	—	59

Total	$(1,233)	$(218)

The following tables provide the assumptions used in the valuations to determine the year-end accumulated postretirement benefit obligations, a reconciliation of the changes in the Postretirement Plans’ benefit obligations and fair value of assets and a statement of funded status as of and for the years ended December 31:

	2009		2008
	U.S. Only	Canada	U.S. Only	Canada

Assumptions used to determine year-end accumulated postretirement benefit obligation
Discount rate	6.00%	5.75%	6.00%	6.50%
Rate of compensation increase	4.25%	N/A	4.25%	N/A
Health care cost trend rate:
Initial rate	8.00%	8.00%	8.50%	8.50%
Ultimate rate	5.00%	5.00%	5.00%	5.00%
Years to ultimate	6	6	7	7
Change in benefit obligation
Benefit obligation, beginning of year	$185,589	$8,193	$160,298	$16,037
Service cost	4,390	386	4,321	503
Interest cost	10,697	552	10,691	585
Plan participant contributions	1,115	123	1,814	145
Actuarial (gains) loss	(4,461)	673	15,186	(6,456)
Gross benefits paid	(7,240)	(334)	(7,007)	(413)
Less: federal subsidy on benefits paid	351	—	286	—
Change in foreign currency exchange rates	—	1,447	—	(2,208)

Benefit obligation, end of year	$190,441	$11,040	$185,589	$8,193

Change in Plan assets
Fair value of Plan assets, beginning of year	$6,581	$—	$6,498	$—
Actual return on Plan assets	(4)	—	83	—
Company contributions	6,125	211	5,193	268
Participant contributions	1,115	123	1,814	145
Benefit payments	(7,240)	(334)	(7,007)	(413)

Fair value of Plan assets, end of year	$6,577	$—	$6,581	$—

Funded status, end of year	$(183,864)	$(11,040)	$(179,008)	$(8,193)

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

	2009		2008
	U.S. Only	Canada	U.S. Only	Canada

Amounts recognized on the consolidated balance sheet consist of:
Current liability	$—	$(409)	$—	$(316)

Non-current liability	(183,864)	(10,631)	(179,008)	(7,877)

	$(183,864)	$(11,040)	$(179,008)	$(8,193)

Amounts recognized in other comprehensive income consist of:
Net actuarial loss (gain)	$11,294	$(4,755)	$16,360	$(5,785)
Prior service (credit) cost	(16,646)	94	(18,935)	131
Transition obligation	—	322	—	376

	$(5,352)	$(4,339)	$(2,575)	$(5,278)

The U.S. Postretirement Plan investments held in the life insurance trust follow an investment strategy which seeks to maintain the stability of principal while earning current income and providing liquidity. All investments were held in money market funds, which was consistent with the target allocation for those investments. The fair value of the Company’s U.S. Postretirement Plan assets and liabilities at December 31, 2009 by asset category are as follows (see Note 10 for a description of the fair value levels):

	Fair Value Measurements on a Recurring Basis at December 31, 2009
	Level 1	Level 2	Level 3	Total

Asset category:
Money market funds	$6,577	$—	$—	$6,577

The benefit payments for the Postretirement Plans, which reflect expected future service, as appropriate, are expected to be paid as follows:

	Gross		Subsidy to
	Payments		be Received
	U.S. Only	Canada	U.S. Only	Canada

Expected benefit payment in future years:
2010	$8,455	$409	$544	N/A
2011	9,724	453	652	N/A
2012	10,756	494	766	N/A
2013	11,609	536	859	N/A
2014	12,216	578	937	N/A
2015-2019	70,886	3,402	5,935	N/A
Expected employer contributions to trusteed Plans during the following year	$—	$—

Defined Contribution Plans

The Company sponsors savings plans in 21 countries that provide benefits to substantially all employees within those countries. Certain of these plans provide for a Company match to employee contributions at

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

various rates. The Company contributed $33,028 and $34,431 in 2009 and 2008, respectively. These amounts are included in compensation and benefits expense in the accompanying consolidated statements of operations.

German Deferred Compensation Plan

The Company sponsors a deferred compensation plan for certain of its German employees. Previously, the plan allowed employees the option to defer certain eligible compensation until retirement, however the plan has since been closed to new deferrals. Upon the deferral election, the employee selected from two available investment options which determined the interest earned on the notional deferred amount based on the selected investment’s performance. The Plan also provides for a guaranteed return each year of 3.25% regardless of the performance of the elected investment option. The Company has recorded a liability for the plan based on the fair value of accumulated compensation deferrals and the estimated fair value of the minimum return guarantee aggregating to $8,826 and $7,812 at December 31, 2009 and 2008, respectively, which is included in other non-current liabilities in the accompanying consolidated balance sheets.

Health Care Benefits

The Company sponsors a contributory health care plan that provides hospitalization, medical and dental benefits to substantially all U.S. employees. The Company accrues a liability for estimated incurred but not reported (“IBNR”) claims based on projected use of the healthcare plan as well as plan history. The liability totaled $2,709 and $2,332 at December 31, 2009 and 2008, respectively and is included in other current liabilities in the accompanying consolidated balance sheets.

(15)	Income taxes

Income before income taxes shown below is allocated between operations in the United States (excluding international branches) and foreign countries. The components of income before income taxes are as follows:

	2009	2008

United States	$(38,400)	$12,453
Foreign	97,841	26,937

Income before income taxes:	$59,441	$39,390

Consolidated income tax expense (benefit) consists of the following:

	2009	2008

Current tax expense:
U.S. Federal	$8,009	$17,692
State and local	(2,368)	7,035
Foreign	22,982	21,127

	$28,623	$45,854

Deferred tax (benefit) expense:
U.S. Federal	$8,726	$(885)
State and local	3,609	214
Foreign	(19,299)	(10,733)

	(6,964)	(11,404)

Total provision for income taxes	$21,659	$34,450

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The current tax expense for 2009 includes unrecognized tax benefits of $15,717 for uncertain tax positions.

The income tax expense for December 31, 2009 and 2008 differed from the amounts computed by applying the U.S. federal statutory income tax rate of 35.0% to pretax income or loss as a result of the following:

	2009	2008

Tax provision at U.S. federal statutory rate of 35.0%	$20,804	$13,787
Increase (reduction) resulting from:
U.S. federal income tax on foreign branch income	10,319	8,894
Foreign income tax rate differential, net	(4,975)	(6,236)
State income taxes, net of federal benefit	848	4,976
Non-deductible expenses	869	1,794
Legal entity restructuring	12,518	17,180
Non-deductible transaction costs	4,803	—
Tax credits	(32,282)	—
Valuation allowance	(7,025)	1,014
Changes in uncertain income tax positions	15,717	(5,832)
Other	63	(1,127)

Income tax expense	$21,659	$34,450

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2009 and 2008 are presented below:

	2009	2008

Unbilled receivables	$(36,789)	$(39,235)
Investment in unconsolidated affiliates (Note 7)	(4,917)	(21,433)

Gross deferred tax liabilities	(41,706)	(60,668)
Reserve for pension and other postretirement benefits	249,404	239,238
Bonus and other compensation	65,611	86,549
Errors and omissions claim reserves	33,418	36,411
Deferred revenue	27,689	37,130
Deferred rent	5,048	7,304
Tax credit carry-forwards	33,187	—
Tax loss carry-forwards	37,328	59,828
Property and intangible assets	14,014	20,172
Other, net	4,414	22,801

Gross deferred tax assets	470,113	509,433
Less: valuation allowance	(53,854)	(54,972)

Deferred tax assets, net of valuation allowance	416,259	454,461

Net deferred tax asset	$374,553	$393,793

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The net change in the valuation allowance was a decrease of $1,118 in 2009. The change in the valuation allowance was primarily related to a valuation allowance recorded for U.S. foreign tax credit carry-forwards offset by the release of valuation allowances for foreign net operating losses that, in the judgment of management, are more likely than not to be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry-back and carry-forward periods), projected future taxable income, and prudent and feasible tax-planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these net deferred tax assets, net of the existing valuation allowances at December 31, 2009.

At December 31, 2009, the Company had net operating loss carry-forwards for tax purposes in various jurisdictions outside the U.S. amounting to $134,647 of which $109,856 can be indefinitely carried forward under local statutes. The remaining net operating loss carry-forwards will expire, if unused, in varying amounts from 2010 through 2030. Moreover, the Company had foreign tax credit carry-forwards of $33,187. The foreign tax credits, if unused will expire between 2012 and 2019.

Deferred income taxes have not been provided on the cumulative undistributed earnings of foreign subsidiaries. Those earnings are considered to be indefinitely reinvested outside the U.S., and at December 31, 2009 were approximately $268,806. Upon distribution of those earnings in the form of dividends or otherwise, the Company may be subject to U.S. income and foreign withholding taxes. It is not practical at this time to estimate the tax liability that might be incurred if such earnings were remitted to the U.S.

A reconciliation of the beginning and ending balance for liabilities with unrecognized tax benefits for 2009 and 2008 is as follows:

Balance at January 1, 2008	$14,002
Increases related to prior years	725
Decreases related to prior years	(2,183)
Increases related to current year positions	4,821
Foreign currency translation on prior year tax positions	(988)
Settlements	(1,765)
Lapses of applicable statute of limitations	(4,169)

Balance at December 31, 2008	$10,443
Increases related to prior years	421
Decreases related to prior years	(3,942)
Increases related to current year positions	19,259
Foreign currency translation on prior year tax positions	967
Settlements	(2,389)
Lapses of applicable statute of limitations	(244)

Balance at December 31, 2009	$24,515

The total liabilities associated with unrecognized tax benefits that, if recognized, would impact the effective tax rates were $21,426 and $8,793 at December 31, 2009 and 2008, respectively.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The Company accrues interest and penalties associated with unrecognized tax benefits as a component of income tax expense in the accompanying consolidated statements of operations, and the corresponding liability in income taxes payable within other non-current liabilities in the accompanying consolidated balance sheets. For the year ended December 31, 2008, the Company recognized a benefit of $2,110 for interest and penalties reflected in the accompanying consolidated statements of operations based upon the favorable resolution of uncertain tax positions. The expense recognized for the year ended December 31, 2009 for interest and penalties was not material. The corresponding liabilities for penalties and interest in the accompanying consolidated balance sheets were $1,721 and $820 at December 31, 2009 and 2008, respectively.

The Company has taken positions in certain taxing jurisdictions for which it is reasonably possible that the total amounts of unrecognized tax benefits may decrease within the next twelve months. The possible decrease could result from settlement of tax examinations, lapses in statutes of limitations, or voluntary settlement of income tax positions in negotiated settlements for amounts different than the Company has accrued as unrecognized tax benefits. The range of the reasonably possible decrease resulting from the finalization of the Company’s various state and foreign tax examinations is estimated between $750 and $1,100.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. The Company is currently under income tax examinations in the U.S. for the tax year 2008 in connection with a capital loss carry-back claim to the tax year 2005. The Company is also under income tax examinations in certain states for tax years ranging from 2003 to 2008. The statute of limitation in certain states extends back to tax year 1998 as a result of changes to taxable income resulting from prior year income tax examinations. A summary of the tax years that remain open to tax examination in the Company’s major tax jurisdictions are as follows:

Major Jurisdictions	Open Tax Years

United States — Federal	2005 and forward
United States — Various States	1998 and forward
Canada	2003 and forward
United Kingdom	2008 and forward
Germany	2006 and forward
The Netherlands	2008 and forward

(16)	Notes Payable, Commitments and Contingencies

Pursuant to the terms of a revolving credit facility agreement (the “Facility”), the Company had total commitments available at the date of the agreement of $200,000 and the Facility was effective through its termination date of November 7, 2011. The Facility permitted the Company to borrow funds under a variety of terms and to choose between two interest rate options. The Company was required to pay a facility fee which ranged from 12.5 to 25.0 basis points based upon the aggregate commitment. The facility fee was determined by the ratio of debt to Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”), as defined. The Facility had a change in ownership provision that caused the termination of the Facility upon the effective date of the Merger with Watson Wyatt.

The Facility required the Company to comply with certain financial covenants. In connection with the sale of the Company’s partnership interest in eHRO, the Company sought and obtained a waiver from the lenders under its revolving credit facility for the year ended December 31, 2009 to remain in compliance with the terms of its debt covenants which limit the amount of asset sales.

As of December 31, 2009 and 2008 the Company had no outstanding borrowings under the Facility. The Company did have outstanding commitments from its lenders under stand-by letters of credit in the amount

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

$11,458 under the Facility at December 31, 2009, which reduced the capacity under the Facility to $188,542. Additionally, at December 31, 2008, the Company had outstanding cash overdrafts of $868. There were no cash overdrafts at December 31, 2009.

The Company has certain financial guarantees and outstanding letters of credit, including the stand-by letters of credit under the Facility, totaling $14,488 and $13,910 as of December 31, 2009 and 2008, respectively. The purpose of the letters of credit is to collateralize the Company’s obligations under certain insurance and lease-related agreements.

Total interest expense, including interest on stock re-acquired from selling shareholders (Note 17), was $1,738 and $1,822 for 2009 and 2008, respectively. Interest expense is included in investment and other income, net in the accompanying consolidated statements of operations.

The Company maintains certain foreign currency denominated credit arrangements to facilitate the cash requirements of a foreign subsidiary. During 2009, the maximum amount that could be borrowed was 6,500 Brazilian Real, or $3,727 at December 31, 2009. Outstanding borrowings at December 31, 2009 and 2008 amounted to $2,480 and $1,296, respectively.

The Company reserves for contingent liabilities when it is determined that a liability, inclusive of defense costs, is probable and reasonably estimable. The Company records an actuarially estimated liability, which is based on assumptions considered reasonable under the circumstances, as professional liability errors and omissions claim reserves. The estimated liability takes into account long-term trends and averages and also reflects consideration of other factors including the litigation environment, judicial decisions, legislative actions, and economic policy. The estimated liability excludes the effect of claims data for large cases due to the insufficiency of actual experience with such cases. Total errors and omissions claim reserves were $171,054 and $157,600, at December 31, 2009 and 2008, respectively.

The Company carries professional liability insurance. This insurance is provided by PCIC (Note 7) and other carriers. Coverage is subject to a self-insured retention of $1,000 per claim and includes the cost of defending against professional liability claims. Intermediate levels of coverage have been obtained with various other insurers. The Company had estimated insurance recovery receivables, including receivables based on claims experience modifications, of $73,648 and $55,300, at December 31, 2009 and 2008, respectively.

ExxonMobil (Australia) Superannuation Plan.

In March 2007, the Trustees of the ExxonMobil (Australia) Superannuation Plan commenced a legal proceeding in the Supreme Court of Victoria against the Company; the plan sponsors, Esso (Australia) and ExxonMobil (Australia), commenced a similar legal proceeding against the Company in April 2007 (collectively the “2007 actions”).

The complaints in the 2007 actions allege that while performing administrative and actuarial services for the Superannuation Plan during the period from mid-1990 to 1995, the Company failed to detect drafting errors made by previous plan advisors including attorneys, when they prepared certain amendments to the Superannuation Plan Deed. These amendments were adopted before the Company commenced its engagement. The previous plan advisors are also named as defendants in the 2007 actions.

Plaintiffs allege that the faulty drafting resulted in the grant of additional, but unintended and unauthorized benefits to certain Superannuation Plan participants. Plaintiffs further allege that because the Company failed to detect the drafting error, benefits were not properly administered and the plan was not properly funded. The Company administered and valued the plan benefits consistent with what the plan sponsors contend was intended. The most recent estimate of the value of the allegedly unintended benefits is AU$538,000.

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

The Trustee and plan sponsors have been engaged since 2001 in a separate legal proceeding (the “rectification action”) that seeks an interpretation of the relevant portions of the plan Deed and, if necessary, modification to conform those portions to reflect the manner in which the benefits were intended to be, and were, administered by the Company.

The April 2010 trial date previously set for the rectification action has been adjourned in light of ongoing settlement efforts among the parties to the rectification action.

Former Towers Perrin Shareholder Litigation

On December 8, 2009, the Company received a settlement demand from the plaintiffs in a putative class action lawsuit filed by certain former shareholders of the Company (the “Dugan Action”). Although the complaint in the Dugan Action does not contain a quantification of the damages sought, plaintiffs’ settlement demand sought a payment of $800 million to settle the action on behalf of the Dugan proposed class.

The Dugan Action previously was reported in Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333-161705) filed on November 9, 2009 by the Jupiter Saturn Holding Company. As reported in the Registration Statement, the complaint was filed on November 5, 2009 against the Company, members of its board of directors, and certain members of senior management in the United States District Court for the Eastern District of Pennsylvania.

Plaintiffs in the Dugan Action are former members of the Company’s senior management, who left the Company at various times between 1995 and 2000. The Dugan plaintiffs seek to represent a class of former Company shareholders who separated from service on or after January 1, 1971, and who also meet certain other specified criteria.

On December 17, 2009, four other former Company shareholders, all of whom voluntarily left the Company in May or June 2005 and all of whom are excluded from the proposed class in the Dugan Action, commenced a separate legal proceeding (the “Allen Action”) in the United States District Court for the Eastern District of Pennsylvania alleging the same claims in substantially the same form as those alleged in the Dugan Action. These plaintiffs are proceeding in their individual capacities and do not seek to represent a proposed class.

On January 15, 2010, another former Company shareholder who separated from service with the Company in March 2005 when Towers Perrin and EDS launched a joint venture that led to the creation of eHRO, commenced a separate legal proceeding (the “Pao Action”) in the United States District Court of the Eastern District of Pennsylvania also alleging the same claims in substantially the same form as those alleged in the Dugan Action. The Company contributed its Towers Perrin Administrative Solutions (“TPAS”) business to eHRO and formerly was a minority shareholder (15 percent) of eHRO (see Note 7). Pao seeks to represent a class of former Company shareholders who separated from service in connection with the Company’s contribution to eHRO of its TPAS business and who are excluded from the proposed class in the Dugan Action. The complaint in this action also names Towers Watson & Co. as defendant.

Pursuant to the Company’s bylaws in effect at the time of their separations, the Company shares held by each of these plaintiffs were redeemed by the Company at book value at the time these individuals separated from employment. The complaints allege variously that there was a promise that the Company would remain privately owned in perpetuity (Dugan Action) or that in the event of a change to public ownership plaintiffs would receive compensation (Allen and Pao Actions). Plaintiffs allege that by agreeing to sell their shares back to the Company at book value upon retirement, they and other members of the putative classes relied upon these alleged promises, which they claim were breached as a result of the consummation of the Merger between the Company and Watson Wyatt. The complaints assert claims for breach of contract, breach of express trust, breach of fiduciary duty, promissory estoppel, quasi-contract/unjust enrichment, and constructive

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

trust, and seeks equitable relief including an accounting, disgorgement, rescission and/or restitution, and the imposition of a constructive trust. On January 20, 2010, the court consolidated the three actions for all purposes.

On February 22, 2010, defendants filed a motion to dismiss the complaints in their entireties. The motion remains pending.

The Company believes the claims in these lawsuits are without merit and intends to defend against them vigorously. However, the cost of defending against the claims could be substantial and the outcome of these legal proceedings is inherently uncertain and could be unfavorable to Tower Watson.

Management has established reserves for litigation matters in those instances where it believes a loss is probable and reasonably estimable. Management believes, based on currently available information, that the results of these matters will not have a material adverse effect on the Company’s consolidated financial position or results of operations, but the results in any litigation matter are subject to many factors that are difficult to predict so there can be no assurance that in the event of an unfavorable result in one or more such matters, the Company will not incur material losses.

(17)	Shareholders’ investment

Mandatorily Redeemable Common Shares

All of the Company’s redeemable common shares were held by employees and, pursuant to the Company’s bylaws, were subject to certain restrictions. In connection with these restrictions, the Company had the following rights and obligations regarding purchases and sales of the Company’s common stock:

a) The Company had the right to purchase any shares offered for sale by a shareholder.

b) Upon the termination of employment, the shares held by the shareholder were considered to be offered for sale. In these circumstances, the Company was obligated to purchase any such shares.

c) The Company could have elected to purchase the shares via one of the following methods:

1) Installment payments — at the election of the Company, the share redemption was paid over four years with the first 25% of the purchase price paid on the last day of the three-month or fifteen-month period following the effective date of retirement (or other termination), and one-third of the balance of the remaining 75% on each of the first three anniversaries of the initial payment date. The Company paid interest on the installment payment obligations at rates designated by the Board of Directors.

2) Cash option — at the election of the Company, the entire purchase price was paid in cash within three months after the date of retirement (or other termination).

Shareholders were typically paid for their share redemptions in installments. As of December 31, 2009 and 2008, the Company had share repurchase obligations of $8,333 and $10,591, respectively, included in other current and other non-current liabilities on the accompanying consolidated balance sheets.

Pursuant to the Company’s bylaws, the price for all the Company’s sales and purchases of redeemable common shares was the redemption value per share of such shares as of the last day of the preceding year.

According to the bylaws, the balance within accumulated other comprehensive income related to pension and other postretirement benefits was excluded from the calculation of redemption value per share. The

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

following formula was used to compute the redemption value per share at December 31, which is reflected as mandatorily redeemable common shares in the accompanying consolidated balance sheet:

	2009	2008

Common stock, at par value	$47	$47
Additional paid-in capital	150,158	150,158
Treasury stock, at cost	(85,415)	(82,992)
Retained earnings	249,349	211,567
Other comprehensive income	(4,281)	(21,092)
Total redemption value, as defined by the Company’s bylaws	$309,858	$257,688
Divided by: total common shares outstanding at December 31	70,086	70,751

Redemption value per common share	$4,421	$3,642

Common Stock

The Company’s equity capitalization consists of 350,000 shares of authorized common stock with a par value of $0.50 per share. The following table details common shares issued and outstanding at each year end presented and shares of common stock held as treasury stock:

	Issued	Outstanding	Treasury

December 31, 2009	94,115	70,086	24,029
December 31, 2008	94,115	70,751	23,364

Restricted Stock Units

During October 2009, the Board of Directors approved a Restricted Stock Unit Plan (“RSU”) which provided for the issuance of RSU’s to certain eligible employees. On October 8, 2009, the Company granted 7,519 RSU’s to select employees. The RSU’s were contingent upon the consummation of the Merger with Watson Wyatt and the underlying stock for which the RSU’s would be converted at the Merger date was that of Towers Watson. The fair value of the RSU’s was calculated by the fair value of the closing price on the New York Stock Exchange of the Watson Wyatt common stock on the date of the grant, $43.86. The estimated forfeiture rate was 5% based on historical attrition. The grant date fair value of $179,939 is calculated as $43.86 multiplied by 4,102,574, the shares converted according to the exchange ratio according to the Merger Agreement (545.627600377) times the RSU’s granted of 7,519. As the grant was contingent upon the consummation of the Merger, no compensation expense was recorded for the year ended December 31, 2009. There were no grants of RSU’s during the fiscal year ended December 31, 2008.

Warrants

On February 2, 2007, the Company’s shareholders approved a warrant program which allowed for the issuance of warrants to certain eligible employees. Under the terms of the program, the Board of Directors is authorized to issue up to 9,480 warrants. At December 31, 2008, 7,806 warrants were outstanding, resulting from the issuance of 8,127 warrants during 2007 and the issuance of 610 warrants during 2008, net of 931 warrants which have been forfeited. Each warrant was notionally exercisable for one share of common stock. The warrants were contingent on the completion of an initial public offering (“IPO”) on or before December 31, 2009. Since an IPO was not completed by that time, the warrants expired. As it was not known whether an IPO would be completed and completion of an IPO within the specified timeframe was not completely under the Company’s control, the Company did not record any related compensation expense for the warrants.

The exercise price of the warrants was $4,074 per share of common stock. The warrants had a cashless exercise feature which would result in a net settlement of shares to the warrant holder. The number of shares

Towers, Perrin, Forster & Crosby, Inc. and Subsidiaries

Notes to consolidated financial statements — (Continued)
(Dollars in thousands except share, per share, and per warrant data)

to be issued would be net of the exercise price per share and would be computed using a formula which was based on an average of the market price during the twenty trading day period preceding exercise. The Company did not record any expense related to the issuance of these warrants, but valued the warrants issued in 2007 at $17,521 per warrant and the warrants issued in 2008 at $19,416 per warrant.

The value per warrant is an estimate of the fair market value on the grant date, computed using the Black-Scholes pricing model. The Black-Scholes model utilizes certain inputs, which the Company developed through analysis of trading data for competitor firms, prevailing risk free rates for the applicable time periods and the terms of the warrants.

The following assumptions were used as inputs to the Black-Scholes pricing model:

	2008	2007

Market price volatility	28.5%	27.0%
Risk-free interest rates	2.5%	4.7%
Expected dividend yield	0.0%	0.0%
Expected life of warrants	2.8 years	4.0 years

In the first quarter of 2006, the Company instituted a Voluntary Separation Program (“VSP”) in which a select group of shareholders was eligible to participate. As part of the VSP, an eligible shareholder, in exchange for the shareholder’s resignation and the requisite sale to the Company of all of the shareholder’s common stock, received (i) a lump sum cash distribution equal to the current book value of common stock held; (ii), warrants as described below; and (iii) a one-time non-contingent cash payment of $200.

During 2006, the Company issued 6,051 warrants under the terms of the VSP. As specified in the VSP warrant agreement, if the Company did not complete an IPO by June 30, 2007, the number of warrants outstanding decrease by 4% per month on the first day of each month, starting on July 1, 2007 and ending on July 1, 2009. If an IPO was not completed by June 30, 2009 the warrants will expire worthless. Since no IPO was completed by this date, the warrants have expired. At December 31, 2008, 1,694 warrants were outstanding. No additional warrants may be issued under this plan.

The following table represents a rollforward of warrants outstanding at December 31:

	VSP Warrant	2007 Warrant
	Program	Program	Total

Outstanding, January 1, 2008	4,599	7,922	12,521
Granted	—	610	610
Exercised	—	—	—
Expired	(2,905)	—	(2,905)
Forfeited	—	(726)	(726)

Outstanding, December 31, 2008	1,694	7,806	9,500
Granted	—	—	—
Exercised	—	—	—
Expired	(1,694)	(7,344)	(9,038)
Forfeited	—	(462)	(462)

Outstanding, December 31, 2009	—	—	—

(18)	Subsequent Events

The Company evaluated events occurring between the fiscal year end, December 31, 2009, and May 17, 2010, the date the financial statements were issued.

— End of Towers Perrin Consolidated Financial Statements —

The Letter of Transmittal and any other required documents should be sent or delivered by each holder of shares of Class B-1 Common Stock to the Exchange Agent at one of its addresses set forth below. To confirm delivery, holders are directed to contact the Exchange Agent.

The Exchange Agent for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing addresses set forth below.

The Information Agent for the Offer is:

If delivering by mail:	If delivering by hand or courier:

American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department P.O. Box 2042 New York, New York 10272-2042 Phone: Toll-free (877) 248-6417 (718) 921-8317	American Stock Transfer & Trust Company, LLC Operations Center Attn: Reorganization Department 6201 15th Avenue Brooklyn, New York 11219